Filed Pursuant to Rule 424(b)(5)
Registration No. 333-123810
The information in this prospectus supplement and the accompanying prospectus is not complete and may be amended. We may not sell these securities until we deliver a final prospectus supplement and accompanying prospectus. This prospectus supplement and accompanying prospectus are not an offer to sell nor are they seeking an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated June 1, 2005

Prospectus Supplement
(To Prospectus Dated May 31, 2005)
GE Commercial Equipment Financing LLC, Series 2005-1
Issuer
CEF Equipment Holding, L.L.C.
Seller
General Electric Capital Corporation
Originator and Servicer
$654,062,000 ASSET BACKED NOTES

You should review carefully the factors set forth under “Risk Factors” beginning on page S-10 of this prospectus supplement and page 2 in the accompanying prospectus.

The prospectus supplement does not contain complete information about the offering of the securities. No one may use this prospectus supplement to offer and sell the securities unless it is accompanied by the prospectus. If any statements in this prospectus supplement conflict with statements in the prospectus, the statements in this prospectus supplement will control.

The securities are asset backed securities issued by the issuer. The securities are not obligations of CEF Equipment Holding, L.L.C., General Electric Capital Corporation, or any of their other respective affiliates. Neither the securities nor the loans are insured or guaranteed by any government agency.

Neither the SEC nor any state securities commission has approved or disapproved the securities or determined that this prospectus supplement or the prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

•	The issuer will issue seven classes of notes.

•	The notes are backed by a pledge of the issuer’s assets. The issuer’s assets include equipment loans secured by transportation equipment, industrial equipment, furniture and fixtures, construction equipment, maritime assets, technology and telecommunications equipment or other equipment (including medical and dental equipment and IT equipment).

•	Only the notes described on the following table are being offered by this prospectus supplement and the accompanying prospectus.

	Initial
	Principal	Interest	Accrual	First Interest
	Amount	Rate	Method(1)	Payment Date	Maturity Date

Class A-1 Notes	$140,000,000%		Actual/360	July 20, 2005	June 20, 2006

Class A-2 Notes	$130,000,000%		30/360	July 20, 2005	September 20, 2007

Class A-3a Notes	$105,000,000%		30/360	July 20, 2005	March 20, 2009

Class A-3b Notes	$105,000,000	One-Month LIBOR+ %	Actual/360	July 20, 2005	March 20, 2009

Class A-4 Notes	$131,548,000	One-Month LIBOR+ %	Actual/360	July 20, 2005	May 20, 2016

Class B Notes	$24,527,000	One-Month LIBOR+ %	Actual/360	July 20, 2005	May 20, 2016

Class C Notes	$17,987,000	One-Month LIBOR+ %	Actual/360	July 20, 2005	May 20, 2016

(1) Interest generally will accrue on the Notes from (and including) the previous payment date to (but excluding) the related payment date.

The terms of the offering are as follows:

	Initial Public	Underwriting	Proceeds to
	Offering Price(1)	Discount	Seller(2)

Per Class A-1 Note	%	%	%

Per Class A-2 Note	%	%	%

Per Class A-3a Note	%	%	%

Per Class A-3b Note	%	%	%

Per Class A-4 Note	%	%	%

Per Class B Note	%	%	%

Per Class C Note	%	%	%

Total	$	$	$

(1) Plus accrued interest, if any, from June , 2005.
(2) Before deducting expenses payable by the seller, estimated to be $ . The notes will be delivered in book-entry form only on or about June , 2005.

•	We will not list the notes on any national securities exchange or on any automated quotation system of any registered securities association such as NASDAQ.

Joint Bookrunners

Morgan Stanley	Lehman Brothers

Co-Manager
Deutsche Bank Securities

The date of this prospectus supplement is June      , 2005.

Important Notice about Information Presented in this
Prospectus Supplement and the Accompanying Prospectus

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information.

     We are not offering these securities in any state where the offer is not permitted.

     We tell you about the securities in two separate documents that progressively provide more detail: (a) the accompanying prospectus, which provides general information, some of which may not apply to a particular series of securities, including your series; and (b) this prospectus supplement, which describes the specific terms of your series of securities.

     If the terms of your series of securities vary between this prospectus supplement and the prospectus, you should rely on the information in this prospectus supplement.

     We include cross-references in this prospectus supplement and in the accompanying prospectus to captions in these materials where you can find further related discussions. The following Table of Contents and the Table of Contents included in the accompanying prospectus provide the pages on which these captions are located.

     You can find a listing of the pages where capitalized terms used in this prospectus supplement are defined under the caption “Index of Terms” beginning on page S-49 in this prospectus supplement and under the caption “Index of Terms” beginning on page 53 in the accompanying prospectus.

     We have made forward-looking statements in this prospectus supplement and the accompanying prospectus. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements are statements, other than statements of historical facts, that address activities, events or developments that we expect or anticipate will or may occur in the future. Forward-looking statements also include any other statements that include words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend” and other similar expressions.

     Forward-looking statements are based on certain assumptions and analyses we have made in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate. Whether actual results and development will conform with our expectations and predictions is subject to a number of risks and uncertainties.

     All of the forward-looking statements made in this prospectus supplement and the accompanying prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments we have anticipated will be realized. Even if the results and developments in our forward-looking statements are substantially realized, there is no assurance that they will have the expected consequences to or effects on us, the issuer, General Electric Capital Corporation, General Electric Credit Corporation of Tennessee, General Electric Capital Services, Inc., or any other person or on our respective businesses or operations. The foregoing review of important factors, including those discussed in detail in this prospectus supplement and the accompanying prospectus should not be construed as exhaustive. We undertake no obligation to release the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date of this prospectus supplement and the accompanying prospectus or to reflect the occurrences of anticipated events.

-ii-

-i-

(continued)

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SUMMARY OF PARTIES TO THE TRANSACTION

SUMMARY OF TERMS

     The following summary contains a brief description of the notes. You will find a detailed description of the terms of the offering of the notes following this summary. You should carefully read this entire document and the accompanying prospectus to understand all of the terms of the offering of the notes. You should consider both documents when making your investment decision.

RELEVANT PARTIES

Issuer	GE Commercial Equipment Financing LLC, Series 2005-1

Originator	General Electric Capital Corporation

Seller	CEF Equipment Holding, L.L.C.

Servicer	General Electric Capital Corporation

Indenture Trustee	JPMorgan Chase Bank, N.A.

Managing Member	CEF Equipment Holding, L.L.C.

Swap Counterparty	General Electric Capital Services, Inc. or a swap counterparty meeting the eligibility requirements described herein.

RELEVANT AGREEMENTS

Indenture	The indenture is between the issuer and the indenture trustee. The indenture provides for the terms relating to the notes.

Limited Liability
Company Agreement	The limited liability company agreement governs the formation of the issuer.

Servicing Agreement	The servicing agreement is between the servicer and the issuer. The servicing agreement governs the servicing of the loans by the servicer.

Administration
Agreement	The administration agreement is between General Electric Capital Corporation, as administrator and the issuer. The administration agreement governs the provision of reports by the administrator and the performance by the administrator of other administrative duties for the issuer.

Sale Agreement	The sale agreement is among General Electric Capital Corporation and General Electric Credit Corporation of Tennessee, as sellers, and CEF Equipment Holding, L.L.C., as purchaser, and governs the sale of the loans by these entities to CEF Equipment Holding, L.L.C.

Purchase and Sale
Agreement	The purchase and sale agreement is between CEF Equipment Holding, L.L.C., as seller and GE Commercial Equipment Financing LLC, Series 2005-1, as purchaser. The purchase and sale agreement governs the transfer of loans from CEF Equipment Holding, L.L.C. to GE Commercial Equipment Financing LLC, Series 2005-1.

Swap Agreement	The issuer will enter into an interest rate swap agreement with the swap counterparty.

RELEVANT DATES

Closing Date	June , 2005.

Cut-off Date	May 6, 2005, in the case of loans secured by medical and dental equipment, and May 7, 2005, in the case of all other loans.

Payment Dates	Payments on the notes will be made on the 20th day of each calendar month (or, if not a business day, the next business day), beginning with July 20, 2005.

Maturity Dates	The outstanding principal amount, if any, of each class of notes will be payable in full on the date specified for each below:

Class	Maturity Date
Class A-1	June 20, 2006
Class A-2	September 20, 2007
Class A-3a	March 20, 2009
Class A-3b	March 20, 2009
Class A-4	May 20, 2016
Class B	May 20, 2016
Class C	May 20, 2016

Record Date	So long as the securities are in book-entry form, the issuer will make payments and distributions on the securities to the holders of record on the business day preceding the payment date. If the securities are issued in definitive form, the record date will be the last day of the month preceding the payment date.

DESCRIPTION OF THE SECURITIES

Offered Securities	We are offering seven classes of notes issued by the issuer:

	Initial Principal	Interest
Class	Amount	Rate

A-1 A-2 A-3a A-3b A-4 B C	$140,000,000 $130,000,000 $105,000,000 $105,000,000 $131,548,000 $24,527,000 $17,987,000	% % % One-Month LIBOR+ % One-Month LIBOR+ % One-Month LIBOR+ % One-Month LIBOR+ %

The notes will be book-entry securities clearing through DTC (in the United States) or Clearstream or Euroclear (in Europe) in minimum denominations of $1,000 and in greater whole-dollar denominations.

Assets of the Issuer	The issuer will possess only the following property:

•	loans and related collections (excludes interest collections on the loans from the cut-off date through June 1, 2005);

•	bank accounts established for the issuer;

•	security interests in the equipment financed under the loans;

•	any property obtained in a default situation under those security interests;

•	net swap receipts and swap termination payments received from the swap counterparty;

•	the reserve account and deposits therein; and

•	rights to proceeds from certain insurance policies covering equipment financed under the loans or obligors on the loans.

The Loans	The loans are middle market equipment loans that consist of loans and finance leases made to obligors located in the United States of America and managed by the Commercial Equipment Financing and Healthcare Financial Services divisions of General Electric Capital Corporation. The pool balance of the loans as of the cut-off date was $654,062,077.56 , which represents the aggregate loan value of the loans as of such date. The loan value of a loan generally is:

•	for a loan accruing interest on a precomputed basis, (i) the present value of the future scheduled payments discounted monthly at its annual percentage rate plus (ii) the principal amounts of any past due payments plus (iii) the unamortized amounts of any purchase premiums minus (iv) the unamortized amounts of any purchase discounts, and

•	for a loan accruing interest on a simple interest basis, (i) the balance reflected on the servicer’s records plus (ii) the unamortized amounts of any purchase premiums minus (iii) the unamortized amounts of any purchase discounts.

As of the cut-off date, the loans had the following characteristics:

•	number of loans	1,031
•	average remaining loan value	$634,395.81
•	percentage of loans by loan value that bear interest at a fixed rate	73.32%
•	percentage of loans by loan value that bear interest based on a floating rate (including hybrids) basis	26.68%
•	weighted average remaining term to maturity	53.52 months
•	weighted average original term to maturity	58.39 months
•	Distribution by type of equipment as a percentage of the pool balance:

•	transportation equipment	45.38%
•	industrial equipment	17.00%
•	furniture and fixtures	13.44%
•	construction equipment	12.23%
•	maritime assets	3.83%
•	technology and telecommunications equipment	3.35%
•	other	4.77%

These loans are described in more detail in “CHARACTERISTICS OF THE RECEIVABLES” in the accompanying prospectus. See “THE LOAN POOL” in this prospectus supplement for more information on the loans.

Servicing	The servicer is General Electric Capital Corporation. The servicer will be responsible for servicing, managing and administering the loans and related interests, and enforcing and making collections on the loans on behalf of the issuer. The servicer shall be entitled to a servicing fee equal to 0.35% per annum, of the pool balance as of the first day of each calendar month. In addition, the servicer shall be entitled to collect and retain as additional servicing compensation in respect of each collection period, any late fees, prepayment charges and other administrative fees and expenses or similar charges collected during that period. The servicer has the option to make advances for delinquent scheduled payments only if it determines in its sole discretion that advances will be recoverable in future periods.

Interest	The interest rate for each class of notes is set forth on the front cover of this prospectus supplement. The Class A-1 Notes and the floating rate notes will accrue interest on an actual/360 basis from (and including) the previous payment date to (but excluding) the related payment date, except that the first interest accrual period will be from (and including) the closing date to (but excluding) July 20, 2005. This means that the interest due for each class of floating rate notes and the Class A-1 Notes on each payment date will be the product of:
(i) the outstanding principal balance of the related class of notes, (ii) the related interest rate, and (iii) the actual number of days since the previous payment date (or, in the case of the first payment date, since the closing date) divided by 360. The floating rate notes will continue to accrue interest at their respective interest rates even if the swap agreement is terminated. Interest on the fixed rate notes (other than the Class A-1 Notes) will be calculated on the basis of a 360-day year of twelve 30-day months. This means that the interest due for each class of fixed rate notes (other than the Class A-1 Notes) on each payment date will be the product of: (i) the outstanding principal balance of the related class of notes, (ii) the related interest rate, and (iii) 30 (or, in the case of the first payment date, the number of days since the closing date) divided by 360.

Interest payments on all Class A Notes will have the same priority. Interest payments on the Class B Notes will be subordinated to interest payments on the Class A Notes. Interest payments on the Class C Notes will subordinated to interest payments on the Class A Notes and the Class B Notes.

Principal	Payments in respect of principal will be paid sequentially to the earliest maturing class of Notes monthly on each payment date in the following order of priority:

•	To the Class A-1 Noteholders until the outstanding principal balance of the Class A-1 Notes has been reduced to zero;

•	To the Class A-2 Noteholders, until the outstanding principal balance of the Class A-2 Notes has been reduced to zero;

•	To the Class A-3a Noteholders and Class A-3b Noteholders (pro rata based on the outstanding principal balances of the Class A-3a Notes and the Class A-3b Notes), until the outstanding principal balances of the Class A-3a Notes and the Class A-3b Notes have been reduced to zero;

•	To the Class A-4 Noteholders, until the outstanding principal balance of the Class A-4 Notes has been reduced to zero;

•	To the Class B Noteholders, until the outstanding principal balance of the Class B Notes has been reduced to zero; and

•	To the Class C Noteholders, until the outstanding principal balance of the Class C Notes has been reduced to zero.

On the applicable maturity date for each of the notes, the principal amount payable will be the amount necessary (after giving effect to the other amounts to be deposited in the note distribution account on that payment date and allocable to principal) to reduce the outstanding principal balance of the maturing class of notes to zero.

See “DESCRIPTION OF THE TRANSACTION AGREEMENTS–Payments of Principal” for additional details.

Priority of Payments	Available amounts, which include all payments made by obligors, servicing advances, net swap receipts and swap termination payments received, proceeds from insurance policies covering the equipment, the aggregate purchase price for any loans repurchased and any investment earnings from funds in the issuer’s accounts, will be applied, together with amounts withdrawn from the reserve account if necessary to pay amounts specified under clauses (1) through (7) below, on each payment date after payment to the servicer of an amount equal to any accrued but unpaid servicing fees and reimbursement of certain unreimbursed servicer advances as follows:

(1)	to the indenture trustee, all accrued and unpaid trustee fees and expenses (not to exceed $75,000 per annum);

(2)	to the administrator, the administration fees;

(3)	to the swap counterparty, any amounts due to the swap counterparty under the swap agreement, not including any swap termination payments payable under clause (4) below;

(4)	pro rata to pay (a) accrued and unpaid interest on the Class A Notes pro rata based on the outstanding principal balance of the Class A Notes and (b) any swap termination payments owed by the issuer under the swap agreement; provided that, any amounts that would otherwise be payable to the Class A Notes which are not needed to pay interest due on such notes will be applied to pay the portions of any swap termination payments remaining unpaid, if any;

(5)	to pay accrued and unpaid interest on the Class B Notes;

(6)	to pay accrued and unpaid interest on the Class C Notes;

(7)	to pay principal on the notes in the priority specified above under “Principal” in an amount equal to the amount by which the note balance of all the notes exceeds the excess of (x) the pool balance at the end of the related collection period over (y) the overcollateralization amount;

(8)	to pay 50% of amounts remaining in the priority specified above under “Principal”;

(9)	to the reserve account, the amount necessary to make the amount on deposit in the reserve account equal to the required reserve account amount;

(10)	to the indenture trustee, any accrued and unpaid trustee fees and expenses not previously reimbursed; and

(11)	to the issuer, the remaining balance, if any.

See “DESCRIPTION OF THE TRANSACTION AGREEMENTS–Priority of Payments” for additional details and for special priority rules that would apply in a default situation.

Optional Redemption	Any class of notes that remains outstanding on any payment date on which we exercise our clean-up call will be paid in whole on that payment date at a redemption price for such class equal to the outstanding principal balance of that class of notes plus accrued and unpaid interest thereon. We cannot exercise our clean-up call until the aggregate pool balance of the loans declines to 10% or less of the aggregate initial pool balance of the loans, measured for each loan at the time of its sale to the issuer.

CREDIT ENHANCEMENT

Subordination	The Class C Notes will be subordinated to the Class A Notes and Class B Notes. The Class B Notes will be subordinated to the Class A Notes. No interest will be paid on the Class B Notes on any payment date until the interest due on the Class A Notes on that payment date has been paid in full. No interest will be paid on the Class C Notes on any payment date until the interest due on the Class A Notes and the Class B Notes on that payment date has been paid in full. No principal will be paid on the Class B Notes on any payment date until the outstanding principal balance of the Class A Notes has been paid in full. No principal will be paid on the Class C Notes on any payment date until the outstanding principal balances of the Class A Notes and the Class B Notes have been paid in full.

The subordination of the Class C Notes to the Class B Notes and Class A Notes as described herein will provide additional credit enhancement for the Class B Notes and Class A Notes. The subordination of the Class B Notes to the Class A Notes as described herein will provide additional credit enhancement for the Class A Notes.

Overcollateralization	50% of any excess spread amount received by the issuer will be used to pay principal on the notes, which will cause the pool balance to exceed the outstanding principal balance of the notes to the extent such amounts of excess interest exceed writedowns of the loan pool attributable to defaults. Any resulting overcollateralization will benefit the Notes.

Reserve Account	On the Closing Date, an amount equal to 2.05% of the initial aggregate loan value will be deposited from the proceeds of the issuance of the Notes into a reserve account. This amount, the “Required Reserve Account Amount”, will be required for all subsequent Payment Dates. Withdrawals will be made from the reserve account in the event there are shortfalls in available amounts to pay clauses (1) through (7) in “DESCRIPTION OF THE TRANSACTION AGREEMENTS– Priority of Payments.” To the extent funds are withdrawn from the reserve account, the amount by which the amount on deposit therein is less than the Required Reserve Account Amount will be funded to the reserve account from available amounts in the priority described in “Priority of Payments” above.

Excess Spread	We expect interest collections on the loans to be in excess of certain fees and expenses of the issuer and interest on the notes. These amounts of excess interest are available to cover principal payable as a result of writedowns of the loan pool attributable to defaults.

SWAP AGREEMENT	The issuer will enter into a swap agreement with General Electric Capital Services, Inc., or a swap counterparty with (i) a Moody’s long term debt rating, shelf rating or counterparty rating of at least “Aa3”, and if a short term rating has been provided, such rating is at least “P-1”, and (ii) an S&P long term debt rating or counterparty rating of at least “AA”, and if a short term rating has been provided, such rating is at least “A-1”, and (iii) if such entity or its credit support provider has a Fitch long term unsecured debt rating, such rating is at least “A”, and if a short term rating has been provided, such rating is at least “F1”. The swap agreement will include confirmations for three separate swap transactions, under which the issuer will receive amounts based on LIBOR and pay amounts based upon a fixed rate of interest, an index based upon the interest rates on the hybrid loans, and one-year reset indices, respectively.

For a description of the swap agreement, see “SWAP AGREEMENT.” For information regarding the credit ratings of the swap counterparty, see “THE ISSUER AND OTHER PARTIES”.

TAX STATUS	In the opinion of Mayer, Brown, Rowe & Maw LLP, tax counsel to the issuer, the notes will be treated as debt of the issuer for U.S. federal income tax purposes and the issuer will not be characterized as an association (or publicly traded partnership) taxable as a corporation.

CERTAIN ERISA
CONSIDERATIONS	Subject to certain considerations, the notes may be purchased by employee benefit plans and accounts. An employee benefit plan, any other retirement plan, and any entity deemed to hold “plan assets” of any employee benefit plan or other plan should consult with its counsel before purchasing the notes and will be deemed to make certain representations. See “CERTAIN ERISA CONSIDERATIONS” in this prospectus supplement and “ERISA CONSIDERATIONS” in the accompanying prospectus.

LEGAL INVESTMENT	The Class A-1 Notes will be eligible securities for purchase by money market funds under paragraph (a)(10) of Rule 2a-7 under the Investment Company Act of 1940, as amended.

RATINGS OF THE NOTES	The issuer will not issue the notes unless the Class C Notes are rated investment grade by at least two nationally recognized rating agencies and the other notes are assigned the following ratings:

Class	Standard & Poor’s	Moody’s	Fitch
A-1	A-1+	P-1	F1+
A-2	AAA	Aaa	AAA
A-3a	AAA	Aaa	AAA
A-3b	AAA	Aaa	AAA
A-4	AAA	Aaa	AAA
B	A	A2	A

The ratings of the notes take into account the provisions of the swap agreement and the ratings currently assigned to the debt obligations of the swap counterparty. A downgrade, suspension or withdrawal of any rating of the debt of the swap counterparty may result in the downgrade, suspension or withdrawal of the rating assigned to any notes.

A rating is not a recommendation to purchase, hold or sell securities, inasmuch as such rating does not comment as to market price or suitability for a particular investor. The ratings of the notes address the likelihood of the timely payment of interest on, and the ultimate repayment of principal of, the notes pursuant to their terms.

CEF EQUIPMENT
HOLDING, L.L.C.	The mailing address of our principal executive office is 44 Old Ridgebury Road, Danbury, CT 06810, Attention: Capital Markets Operations and our telephone number is 203-796-5518.

RISK FACTORS

     You should consider the following risk factors in deciding whether to purchase the notes.

It may not be possible to find a purchaser for your securities.	There is currently no public market for the notes and we cannot assure you that one will develop. Thus you may not be able to resell your notes at all, or may be able to do so only at a substantial discount. The underwriters may assist in resales of the notes, but they are not required to do so. We do not intend to apply for listing of the notes on any securities exchange or for the inclusion of the notes on any automated quotation system. A trading market for the notes may not develop. If a trading market does develop, it might not continue or it might not be sufficiently liquid to allow you to resell any of your notes.

Risk of downgrade of initial ratings assigned to your notes.	It is a condition to the issuance of the notes that they receive the ratings from the rating agencies set forth in the summary under the heading “Ratings of the Notes.” A rating is not a recommendation to purchase, hold or sell the notes, inasmuch as such rating does not comment as to market price or suitability for a particular investor. The ratings of the notes address the likelihood of the timely payment of interest on, and the ultimate repayment of principal of, the notes pursuant to their respective terms. There is no assurance that a rating will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if in its judgment circumstances in the future so warrant. The ratings of the notes are based primarily on the rating agencies’ analysis of the finance leases, loans and the equipment, the swap counterparty, the servicer and the reserve account, and, with respect to the Class A Notes, the subordination provided by the Class B Notes and the Class C Notes and, with respect to the Class B Notes, the subordination provided by the Class C Notes described herein. In the event that the rating initially assigned to any notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount.

Cross-collateralization of loans may affect your returns.	In many cases, the originator has other extensions of credit to an obligor in addition to the loan or loans with such obligor which are included in the loan pool securing the notes. In addition, after the closing date, the originator may originate additional extensions of credit to any obligor. The originator may also sell loans which it has retained to another issuer for which GE Capital may act as the servicer in the future. For purposes of this prospectus supplement, we refer to such existing or future extensions of credit by the originator, which are not transferred to the issuer and included in the loan pool, as retained loans. In many cases, loans sold to the issuer and the retained loans are cross-defaulted and/or cross-collateralized. As a result, a retained loan may have a lien or security interest on the equipment and other collateral securing a loan in the loan pool, and a loan in the loan pool may be secured by a lien or security interest on the collateral securing a retained loan. In addition, the same guarantee, credit enhancement or recourse arrangement with a third party may be applicable to both a loan in the loan pool and a retained loan. The originator and its affiliates will subordinate all rights to such cross-collateralization and will agree to obtain a similar subordination agreement from any third party securitization vehicle to which they may sell loans that are not included in the loan pool. Likewise, the issuer will subordinate all rights to cross-collateralization that it has to the collateral for loans held by the originator and its affiliates. Certain loans that were previously transferred by the originator and its affiliates in securitization transactions and third party loan sales also contain such cross-collateralization provisions, which remain in place and have not been subordinated. GE Capital, in its capacity as servicer, will be required to make decisions, on behalf of the issuer, regarding the loans in the loan pool which also affect its interest in the retained loans. The servicing agreement obligates GE Capital, when acting in its capacity as the servicer, to act, on behalf of the issuer, in accordance with its customary servicing procedures and the credit and collection policies with respect to loan agreements, finance leases and other financing arrangements similar to the loans in the loan pool. However, when acting in its capacity as the creditor under the retained loans (or as the servicer for another issuer or lender which has purchased retained loans), GE Capital may make decisions and take actions to protect the creditor’s interest without regard to any effect which these decisions and actions may have on the interests of the issuer. Such decisions or actions by GE Capital may affect the timing and amount of the recovery by the issuer on loans with the same obligor. If the obligor defaults on a loan in the loan pool or a retained loan, or an insolvency proceeding is commenced with respect to the obligor (or a third party providing a guarantee or other recourse arrangement), GE Capital, in its capacity as servicer, will be authorized to file claims (including bankruptcy claims) and commence remedial proceedings on behalf of the issuer, and in the same proceeding, GE Capital, in its capacity as a creditor of the obligor under a retained loan (or as the servicer for another trust or lender which has purchased the retained loans), may also take actions to protect its interest in the retained loan. If a payment is made by or on behalf of an obligor (whether a scheduled payment, prepayment, liquidation or insurance proceeds or a payment by a third party under a guarantee or recourse arrangement), as servicer, GE Capital will allocate the payment between amounts due on loans in the loan pool and amounts due on retained loans in accordance with applicable law, the provisions of the loans (and the retained loans), the subordination provisions referred to above, if applicable and its customary practices for similar loans. It is also the practice of the originator to accommodate obligor requests for the release of equipment or other collateral from the lien of a financing agreement or finance lease, or the release of a third party from its guarantee (or other recourse arrangement) in respect of a loan in appropriate circumstances. Accordingly, as servicer, GE Capital, on behalf of the issuer, is authorized to release the equipment or other collateral which secures a loan and to release a guarantee or other third party recourse arrangement in accordance with its customary servicing practices for similar loans and the credit and collection policies. In such circumstances, GE Capital will, in accordance with such practices, determine whether (and in what order) to release an obligor’s collateral securing a loan and/or collateral securing a retained loan. When the originator sells equipment or other collateral for a loan which has been repossessed, it may also be selling similar collateral for its own account or for an account of another party. The originator is not required (in a remedial proceeding, in bankruptcy, in allocation of payment or in the sale of repossessed equipment) to give priority to payments due to the issuer under a loan over payments due to the originator under a retained loan.

Geographical concentrations of equipment loans may affect your investment.	If adverse events or economic conditions were particularly severe in the geographic regions in which there is a substantial concentration of obligors, the amount of delinquent payments and defaults on the loans may increase. As a result, the overall timing and amount of collections on the loans held by the issuer may differ from what you may have expected, and you may experience delays or reductions in payments you expected to receive. As of the cut-off date, approximately 13.80% of the aggregate loan value of the loans held by the issuer related to obligors located in California, 7.49% in Texas, 6.18% in New Jersey, 5.82% in Michigan and 5.52% in Florida. The loans in those states represent 38.81% of the aggregate loan value of the loans held by the issuer. No other state accounts for more than 5.00% of the aggregate loan value of the loans.

Disproportionate concentration of obligors in particular industries may	If the industries in which there is a substantial concentration of obligors who experience adverse events or economic conditions, the overall timing and amount of collections on the equipment loans held by the issuer may differ from what you may have expected. This could result in delays or reduced payments to you. As of the cut-off date:
adversely affect your investment.

•	30.56% by loan value related to obligors in the transportation industry,

•	20.60% by loan value related to obligors in the mining and construction industry,

•	12.09% by loan value related to obligors in the printing and publishing industry, and

•	11.95% by loan value related to obligors in the services industry.

Delinquencies or defaults on loans with end-users in these industries may be adversely affected by various economic conditions including, for example, changes in interest rates, and equipment inventory, and general levels of activity in the transportation, mining and construction, printing and publishing, services and other industries. Adverse developments concerning these or other conditions will tend to increase the rate of delinquencies and defaults by obligors in those industries. This, in turn, could result in reductions of or delays in the collection of funds for payment of the notes.

Payment priorities increase risk of loss or delay in payment to certain notes.	Classes of notes that receive principal payments before other classes will be repaid more rapidly than the other classes. In addition, because principal of each class of notes will be paid sequentially, classes of notes that have a higher sequential numerical class designation will be outstanding longer and therefore will be exposed to the risk of losses on the loans during periods after other classes have received most or all principal amounts payable on their notes, and after which a substantial amount of credit enhancement may have been applied and not replenished. As a result, the yields of the Class A-2, Class A-3a, Class A-3b, Class A-4, Class B and Class C Notes will be relatively more sensitive to losses on the loans and the timing of such losses. If the actual rate and amount of losses exceed your expectations, and if funds available from the reserve account are insufficient to cover the resulting shortfalls, the yield to maturity on your notes may be lower than anticipated, and you could suffer a loss. Classes of notes that receive payments earlier than expected are exposed to greater reinvestment risk, and classes of notes that receive principal later than expected are exposed to greater risk of loss. In either case, the yields on your notes could be materially and adversely affected. Upon the occurrence of an event of default and acceleration of the notes, after payment of certain expenses of the issuer and payments of interest on the Class A Notes, principal payments will be made first to the holders of the Class A Notes ratably according to the amounts due and payable on the Class A Notes for principal until paid in full, then interest and principal payments will be made to the holders of the Class B Notes until paid in full and finally, interest and principal payments will be made to the holders of the Class C Notes until paid in full. Consequently, after an event of default and acceleration of all the notes, holders of the Class B will not receive payments of interest or principal until the Class A Notes have been paid in full and the holders of the Class C Notes will not receive payments of interest or principal until the holders of the Class A and Class B Notes have been paid in full.

Potential termination of the swap agreement presents swap counterparty risk; risk of prepayment of the notes and risk of loss upon	The amounts available to the issuer to pay interest on and principal of all classes of notes depend in part on the operation of the swap agreement and the performance by the swap counterparty of its obligations under the swap agreement. The ratings of all of the notes take into account the provisions of the swap agreement and the ratings currently assigned to the swap counterparty.

liquidation of the trust collateral.	If the swap counterparty fails to pay any net amount due, the amount of credit enhancement available in the current or any future period may be reduced and you may experience delays and/or reductions in the interest and principal payments on your notes. On the other hand, during those periods in which the amounts payable by the swap counterparty are less than the amounts payable by the issuer under the swap agreement, the issuer will be obligated to make payments to the swap counterparty. The swap counterparty will have a claim for any net swap payment due it from the issuer. The swap counterparty’s claim will be higher in priority than payments on the notes. On any payment date, if there are not enough funds available from collections or advances to pay all of the issuer’s obligations for that payment date, the swap counterparty will receive full payment of the net amount due to it under the swap agreement before you receive payments on your notes. If there is a shortage of funds available on any payment date, you may experience delays and/or reductions in interest and principal payments on your notes. In addition, if the swap agreement is terminated, the issuer may be obligated to make a swap termination payment to the swap counterparty in an amount that the issuer cannot now estimate. A swap termination payment would be paid pro rata with interest on the Class A Notes and senior to both interest and principal on the Class B Notes and Class C Notes. Any swap termination payment paid by the issuer will reduce the amounts available to be paid to noteholders. Any swap default or swap termination will not itself constitute an event of default under the indenture.

Basis Risk	The floating rate notes will bear interest based on one-month LIBOR. Some of the loans bear interest at a rate based on a commercial paper index, three-month LIBOR, two or three-year constant maturity treasury indices and others bear interest at the prime rate. As a result of the potential mismatch between one-month LIBOR and the commercial paper rate, three-month LIBOR, the two or three-year constant maturity treasury indices or the prime rate, there could be a mismatch between interest payable on the notes and interest payments due on the related loans. The issuer will not enter into any swap agreement to alleviate any risk based on an interest rate mismatch between one-month LIBOR, on the one hand, and the commercial paper index, three-month LIBOR, the two or three-year constant maturity treasury indices or the prime rate, on the other. If one-month LIBOR is at a higher rate than the commercial paper rate, three-month LIBOR, the two or three-year constant maturity treasury indices or the prime rate, the amounts available to pay principal and interest on the notes could be insufficient to make such payments, causing a draw from the reserve account. These draws would reduce the amount of credit enhancement available in the current or any future period, to the extent that the reserve account is not replenished in accordance with the priority described under the heading “DESCRIPTION OF THE TRANSACTION AGREEMENTS — Priority of Payments,” and could ultimately lead to delays and/or reductions in the interest and principal payments on your notes.

THE ISSUER AND OTHER PARTIES

General

     The Issuer will be formed pursuant to a limited liability company agreement. After its formation, the Issuer will not engage in any activity other than:

•	acquiring, holding and managing the Loans and the other assets of the Issuer and proceeds therefrom;

•	issuing the Notes;

•	making payments on the Notes and distributions to its member; and

•	engaging in other activities that are necessary, suitable or convenient to accomplish the foregoing or are incidental thereto or connected therewith; including entering into interest rate swaps for the purpose of hedging its interest rate exposure.

     The Issuer will possess only the following property:

•	Loans and related collections (excludes interest collections on the loans from the cut-off date through June 1, 2005);

•	bank accounts established for the Issuer;

•	security interests in the equipment financed under the Loans;

•	any property obtained in a default situation under those security interests;

•	net swap receipts and swap termination payments received from the Swap Counterparty;

•	the Reserve Account and amounts on deposit therein; and

•	rights to proceeds from certain insurance policies covering equipment financed under the Loans or Obligors on the Loans.

     As a bankruptcy-remote entity, the Issuer’s operations are restricted so that it does not engage in business with, or incur liabilities to, any other entity other than entities such as the originator, the indenture trustee, the administrator and the Servicer as contemplated under the transaction agreements or similar securitization agreements. The restrictions are intended to prevent the Issuer from engaging in business with other entities that may bring bankruptcy proceedings against the Issuer. The restrictions are also intended to reduce the risk that the Issuer will be consolidated into the bankruptcy proceedings of any other entity. The Issuer does not have, nor is it expected in the future to have, any significant assets, except as set forth herein.

     The Issuer’s principal offices are in Danbury, Connecticut, in care of General Electric Capital Corporation, as administrator, and are located at 44 Old Ridgebury Road, Danbury, Connecticut 06810.

Debt Capitalization of the Issuer

     The following table illustrates the debt capitalization of the Issuer as of the Cut-off Date, as if the issuance and sale of the Notes had taken place on that date:

Class A-1 Notes	$140,000,000
Class A-2 Notes	$130,000,000
Class A-3a Notes.	$105,000,000
Class A-3a Notes.	$105,000,000
Class A-4 Notes	$131,548,000
Class B Notes	$24,527,000
Class C Notes	$17,987,000

Total	$654,062,000

Managing Member

     CEF Equipment Holding, L.L.C. (the “Seller”) is the managing member under the Issuer’s limited liability company agreement (the “Issuer LLC Agreement”). CEF Equipment Holding, L.L.C. is a Delaware limited liability company and a wholly owned subsidiary of GECS, a Delaware corporation, and its principal offices are located at 44 Old Ridgebury Road, Danbury, CT 06810.

Originator

     General Electric Capital Corporation (“GE Capital”), a Delaware corporation, originated all of the Loans and will transfer the Loans, other than those secured by medical and dental equipment, to the Seller on the closing date. The Loans secured by medical and dental equipment were originated by GE Capital, subsequently transferred to General Electric Credit Corporation of Tennessee (“GECT”), a Tennessee corporation, and will be transferred to the Seller by GECT on the closing date.

Servicer

     GE Capital, through its Commercial Equipment Financing and Healthcare Financial Services divisions, is the servicer (the “Servicer”) under the servicing agreement. GE Capital is a wholly owned subsidiary of General Electric Capital Services, Inc (“GECS”). The principal offices of GE Capital’s Commercial Equipment Financing division are located at 44 Old Ridgebury Road, Danbury, CT 06810 and the principal offices of GE Capital’s Healthcare Financial Services division are located at 20225 Water Tower Blvd., Suite 300, Brookfield, WI 53045-3598.

Swap Counterparty

     GECS or a swap counterparty with (i)(a) a Moody’s long term unsecured debt rating or shelf rating or counterparty rating of at least “Aa3”, and if a short term rating has been provided, such rating is at least “P-1”, and (ii) an S&P long term unsecured debt rating or counterparty rating of at least “AA”, and if a short term rating has been provided, such rating is at least “A-1”, and (iii) if such entity or its credit support provider has a Fitch long term unsecured debt rating, such rating is at least “A”, and if a short term rating has been provided, such rating is at least “F1”.

     GECS is a Delaware corporation and a wholly owned subsidiary of General Electric Company, a New York corporation. GECS satisfies the counterparty rating requirement set forth above.

THE LOAN POOL

     The Loans are middle market equipment loans that consist of loans and finance leases made to obligors located in the United States of America and managed by the Commercial Equipment Financing and Healthcare Financial Services divisions of GE Capital (“Equipment Loans”) secured by transportation equipment, industrial equipment, furniture and fixtures, construction equipment, maritime assets, technology and telecommunications equipment or other equipment (including medical and dental equipment and IT equipment).

     A number of calculations described in this prospectus supplement, and calculations required by the agreements governing the Issuer and the Notes, are based upon the Loan Value of the loans. “Loan Value” means, for any loan that is not a Liquidated Loan or Defaulted Loan on any day (including the Cut-off Date) (A) with respect to Precomputed Loans, (i) the present value of the future Scheduled Payments discounted monthly at its APR plus (ii) the principal amount of any past due payments plus (iii) the unamortized amounts of any purchase premiums minus (iv) the unamortized amounts of any purchase discounts, and (B) with respect to Simple Interest Loans, (i) the balance reflected on the servicer’s records plus (ii) the unamortized amounts of any purchase premiums minus (iii) the unamortized amounts of any purchase discounts. Liquidated Loans shall be deemed to have a Loan Value of zero and Defaulted Loans shall be deemed to have a Loan Value equal to the outstanding Loan Value at the time it became a Defaulted Loan less the amount written off as uncollectible in accordance with the Credit and Collection Policy. As of the Cut-off Date, the aggregate amount of unamortized premiums on all the Loans is less than $340,000.

     The Loans were selected from our portfolio using several criteria, including the criteria set forth in the prospectus under “CHARACTERISTICS OF THE RECEIVABLES–Selection Criteria” and the additional criteria that, as of the Cut-off Date:

(1)	each Loan is an Equipment Loan;

(2)	each Loan was not more than 30 days past due;

(3)	each Loan had a remaining term to maturity of not more than 120 months;

(4)	each Loan had a Loan Value that (when combined with the Loan Value of any other loans with the same or an affiliated Obligor) does not exceed 1.50% of the aggregate Loan Value of all the Loans; and

(5)	no Loan has been written off as uncollectible in accordance with the credit and collection policy.

     The Loans include both Precomputed Loans and Simple Interest Loans. No Loan has a scheduled maturity later than the date that is fifteen months prior to the latest Maturity Date for the Class C Notes. The Loan Value of the Loans as of the Cut-off Date will equal approximately 100% of the initial outstanding principal amount of the Notes.

     All of the Loans transferred to us relate to commercial financings, rather than to consumer leases or consumer loans or financings. We have not used selection procedures that we believe to be adverse to the Issuer in selecting the Loans for transfer to the Issuer under the purchase and sale agreement. GE Capital and GECT will sell the loans to us on the closing date under a sale agreement.

     As the Obligors pay amounts owed by them under the Loans, the Loan Value of all of the Loans held by the Issuer will decrease. This decrease in the Loan Value of the loans is referred to as amortization. The rate at which the Loan Value of each Loan is reduced may vary from Loan to Loan. The variance will depend in large part on the Loan terms and the manner in which the Obligor makes its payments. As a result, the statistical distribution of the Loans held by the Issuer, including the concentration of Obligors in any one state or of the Loans with respect to any one equipment type, will vary as the Loan Values amortize.

     Some of the loans GE Capital and GECT intend to transfer to us may be determined not to meet the eligibility requirements and those loans may not be transferred to the Issuer on the closing date. While the statistical distribution of the characteristics, as of the closing date, for the final pool of Loans will vary somewhat from the statistical distribution of the characteristics, as of the date hereof, as presented in this prospectus supplement, the variance will not be material. Changes in the characteristics of the Loans between the date hereof and the closing date will not affect more than 5% of the Loan Value of the Loans.

     The composition and distribution by loan type, payment frequency, interest type, APR, gross margin, equipment type, obligor industry, Loan Value, remaining term to stated maturity, and state, in each case of the Loans as of the Cut-off Date, are as set forth in the following tables. Totals may not add to 100% due to rounding.

Composition of the Loan Pool
as of the Cut-off Date

		Weighted
Pool	Number of	Average	Weighted Average
Balance	Loans	Remaining Term	Original Term
$654,062,077.56	1,031	53.52 months	58.39 months

Distribution by Loan Type of the Loan Pool
as of the Cut-off Date

	Number of	Pool	Percent of
Loan Type	Loans	Balance	Pool Balance
Loans	969	$622,653,879.57	95.20%
Finance leases	62	31,408,197.99	4.80

Total	1,031	$654,062,077.56	100.00%

Distribution by Payment Frequency of the Loan Pool
as of the Cut-off Date

	Number of	Pool	Percent of
Payment Frequency	Loans	Balance	Pool Balance
Monthly	1,010	$648,829,384.84	99.20%
Quarterly	21	5,232,692.72	0.80

Total	1,031	$654,062,077.56	100.00%

Distribution by Interest Type of the Loan Pool as of the Cut-off Date

	Number of	Pool	Percent of
Interest Type	Loans	Balance	Pool Balance
Fixed	794	$479,528,952.47	73.32%
LIBOR(1)	130	114,724,944.42	17.54
Hybrid	71	32,160,495.63	4.92
Constant Maturity Treasury(2)	14	15,504,984.76	2.37
Commercial Paper(3)	20	11,011,878.79	1.68
Prime	2	1,130,821.49	0.17

Total	1,031	$654,062,077.56	100.00%

(1)	Includes $114.1 million of one-month LIBOR loans and $0.6 million of three-month LIBOR loans.

(2)	Includes $4.8 million of one-year, $1.2 million of two-year, $1.6 million of three-year and $3.9 million of five-year CMT loans and $4.0 million of 12-month LIBOR loans.

(3)	Includes $3.6 million of loans that provide the borrower with the option to convert the loan to a fixed rate on a specified date based on an index in effect at such time plus a margin. The fixed rate can be periodically reset over the remaining life of the loan based on the index in effect from time-to-time.

Distribution by APR
of the Fixed Rate Loans as of the Cut-off Date

			Percent of
	Number of	Fixed Rate Pool	Fixed Rate Pool
APR Range	Loans	Balance	Balance
4.000% - 4.999%	23	$24,917,355.29	5.20%
5.000% - 5.999%	262	177,080,725.20	36.93
6.000% - 6.999%	324	188,881,346.43	39.39
7.000% - 7.999%	147	79,475,134.66	16.57
8.000% - 8.999%	27	7,049,370.56	1.47
9.000% - 9.999%	6	1,658,992.71	0.35
10.000% - 10.999%	1	101,885.58	0.02
11.000% - 11.999%	4	364,142.04	0.08

Total	794	$479,528,952.47	100.00%

Distribution by Gross Margin
of the Floating Rate Loans as of the Cut-off Date(1)

			Percent of
	Number of	Floating Rate Pool	Floating Rate Pool
Gross Margin	Loans	Balance	Balance
0.250% - 0.499%	1	$1,027,021.00	0.59%
0.500% - 1.249%	1	1,395,545.48	0.80
1.250% - 1.499%	1	2,124,414.05	1.22
1.500% - 1.749%	5	13,869,262.09	7.95
1.750% - 1.999%	14	14,452,697.40	8.28
2.000% - 2.249%	20	21,589,983.18	12.37
2.250% - 2.499%	37	19,267,025.44	11.04
2.500% - 2.749%	27	39,571,934.62	22.67
2.750% - 2.999%	8	6,557,025.77	3.76
3.000% - 3.249%	29	9,464,757.01	5.42
3.250% - 3.499%	31	17,567,340.43	10.07
3.500% - 3.749%	25	11,515,022.12	6.60
3.750% - 3.999%	23	8,007,635.09	4.59
4.000% - 4.249%	9	6,299,269.98	3.61
4.250% - 4.499%	1	234,380.18	0.13
4.500% - 4.749%	2	1,323,482.74	0.76
4.750% - 4.999%	3	266,328.51	0.15

Total	237	$174,533,125.09	100.00%

(1)	The floating rate Loans and gross margin information include hybrid Loans for which the related Obligor has not exercised its option to convert the floating rate of interest thereon to a fixed rate. Hybrid Loans accrue interest based upon a floating rate that is convertible to a fixed rate at the option of the Obligor.

Distribution by Equipment Type of the Loan Pool
as of the Cut-off Date

	Number of	Pool	Percent of
Equipment Type	Loans	Balance	Pool Balance
Transportation Equipment	528	$296,804,463.93	45.38%
Industrial Equipment	153	111,195,742.51	17.00
Furniture & Fixtures	77	87,917,142.94	13.44
Construction Equipment	153	80,015,172.58	12.23
Maritime Assets	10	25,066,952.37	3.83
Technology & Telecommunications Equipment	30	21,883,534.72	3.35
Other Equipment (including Medical and Dental Equipment and IT Equipment)	80	31,179,068.51	4.77

Total	1,031	$654,062,077.56	100.00%

Distribution by Obligor Industry of the Loan Pool
as of the Cut-off Date

	Number of	Pool	Percent of
Obligor Industry	Loans	Balance	Pool Balance
Transportation	331	$199,895,975.44	30.56%
Mining & Construction	244	134,716,180.15	20.60
Printing & Publishing	51	79,099,461.14	12.09
Services	120	78,128,523.47	11.95
Manufacturing	111	64,976,875.01	9.93
Agriculture, Forestry & Fishing	44	34,003,112.64	5.20
Distribution/Wholesale	52	29,554,309.43	4.52
Retail	21	12,452,050.20	1.90
Healthcare	41	11,067,623.62	1.69
Electronics	16	10,167,966.46	1.55

Total	1,031	$654,062,077.56	100.00%

Distribution by Current Loan Value of the Loan Pool
as of the Cut-off Date

Current Loan	Number of	Pool	Percent of
Value Range ($)	Loans	Balance	Pool Balance
0.01 - 100,000.00	175	$11,151,320.00	1.70%
100,000.01 - 200,000.00	211	30,931,588.29	4.73
200,000.01 - 300,000.00	131	32,438,898.42	4.96
300,000.01 - 400,000.00	93	31,687,444.81	4.84
400,000.01 - 500,000.00	80	35,752,591.45	5.47
500,000.01 - 600,000.00	54	29,725,625.93	4.54
600,000.01 - 700,000.00	38	24,733,259.58	3.78
700,000.01 - 800,000.00	25	18,599,721.43	2.84
800,000.01 - 900,000.00	25	21,162,898.53	3.24
900,000.01 - 1,000,000.00	14	13,543,207.15	2.07
1,000,000.01 - 1,500,000.00	71	87,302,007.57	13.35
1,500,000.01 - 2,000,000.00	43	73,516,480.80	11.24
2,000,000.01 - 2,500,000.00	21	47,469,332.06	7.26
2,500,000.01 - 3,000,000.00	18	48,545,528.96	7.42
3,000,000.01 - 3,500,000.00	9	29,422,834.08	4.50
3,500,000.01 - 4,000,000.00	1	3,721,665.46	0.57
4,000,000.01 - 4,500,000.00	7	29,257,411.57	4.47
4,500,000.01 - 5,000,000.00	6	28,592,818.43	4.37
5,000,000.01 - 5,500,000.00	3	15,347,356.53	2.35
5,500,000.01 - 6,000,000.00	2	11,818,888.94	1.81
6,000,000.01 - 6,500,000.00	1	6,144,863.16	0.94
7,000,000.01 - 7,500,000.00	1	7,043,718.42	1.08
7,500,000.01 - 8,500,000.00	1	7,561,526.50	1.16
8,500,000.01 - 9,000,000.00	1	8,591,089.49	1.31

Total	1,031	$654,062,077.56	100.00%

Distribution by Remaining Term to Stated Maturity of the Loan Pool
as of the Cut-off Date

Remaining Term to Stated	Number of	Pool	Percent of
Maturity (Months)	Loans	Balance	Pool Balance
1 - 6	1	$587,147.83	0.09%
7 - 12	2	182,724.43	0.03
13 - 18	16	7,054,277.02	1.08
19 - 24	23	8,092,995.84	1.24
25 - 30	58	21,227,224.30	3.25
31 - 36	161	101,108,638.33	15.46
37 - 42	56	26,837,634.66	4.10
43 - 48	200	93,351,257.77	14.27
49 - 54	71	34,245,225.94	5.24
55 - 60	339	217,490,390.04	33.25
61 - 66	9	8,826,638.95	1.35
67 - 72	46	58,363,765.20	8.92
73 - 78	6	8,690,331.82	1.33
79 - 84	36	50,494,046.20	7.72
85 - 90	2	2,423,053.17	0.37
91 - 102	1	243,200.89	0.04
103 - 114	2	9,729,687.44	1.49
115 - 120	2	5,113,837.73	0.78

Total	1,031	$654,062,077.56	100.00%

Distribution by State of the Loan Pool
as of the Cut-off Date

	Number of	Pool	Percent of
State(1)	Loans	Balance	Pool Balance
Alabama	18	$19,320,399.01	2.95%
Alaska	12	4,951,134.65	0.76
Arizona	11	4,487,791.49	0.69
Arkansas	13	6,211,436.53	0.95
California	107	90,255,483.94	13.80
Colorado	11	3,854,520.45	0.59
Connecticut	5	1,464,179.91	0.22
Delaware	2	242,896.61	0.04
Florida	40	36,094,299.00	5.52
Georgia	45	20,492,910.95	3.13
Illinois	40	18,052,851.41	2.76
Indiana	14	12,053,366.76	1.84
Iowa	27	22,338,581.43	3.42
Kansas	7	2,934,279.64	0.45
Kentucky	15	12,256,635.47	1.87
Louisiana	8	12,521,779.03	1.91
Maine	10	3,812,010.94	0.58
Maryland	15	8,527,381.37	1.30
Massachusetts	21	4,606,628.02	0.70
Michigan	49	38,048,390.64	5.82
Minnesota	31	30,229,267.52	4.62
Mississippi	6	9,200,307.15	1.41
Missouri	22	10,540,636.28	1.61
Nebraska	9	3,307,577.43	0.51
Nevada	21	9,385,376.47	1.43
New Hampshire	4	1,308,302.84	0.20
New Jersey	54	40,442,278.55	6.18
New Mexico	7	8,184,583.22	1.25
New York	46	26,236,048.46	4.01
North Carolina	40	25,580,361.28	3.91
North Dakota	3	905,923.14	0.14
Ohio	20	19,892,609.54	3.04
Oklahoma	24	7,126,437.87	1.09
Oregon	28	5,661,213.43	0.87
Pennsylvania	69	31,825,748.04	4.87
Rhode Island	6	2,902,069.60	0.44
South Carolina	5	5,852,600.26	0.89
Tennessee	3	1,104,697.42	0.17
Texas	85	49,006,479.25	7.49
Utah	10	2,542,752.99	0.39
Virginia	13	6,536,152.14	1.00
Washington	27	19,135,620.55	2.93
West Virginia	1	1,053,787.53	0.16
Wisconsin	27	13,574,289.35	2.08

Total	1,031	$654,062,077.56	100.00%

(1)	Based upon primary business addresses of the Obligors.

Delinquencies and Credit Losses

     The data presented in the following tables are for illustrative purposes only and relate to the performance of a portfolio consisting of the Equipment Loans (which includes the Loans), and are not historical data regarding the Loans alone. Approximately 1.69% of the aggregate outstanding principal balance of the portfolio as of each of the periods below relates to Hospital Loans serviced by GE Capital’s Healthcare Financial Services division. No Loans serviced by GE Capital’s Healthcare Financial Services division other than the Hospital Loans are included in the serviced portfolio data set forth below. In addition, the percentages in the tables below have not been adjusted to eliminate the effect of the growth of the portfolio. Accordingly, the delinquency and credit loss percentages would be expected to be higher than those shown if a group of Equipment Loans were isolated at a period in time and the delinquency and credit loss data showed activity only for that isolated group over the period indicated.

     The following tables set forth the delinquency experience at December 31 for the years 2001 through 2004 and at March 31, 2004 and 2005 and credit loss experience for each of the calendar years ended 2001 through 2004 and the three month periods ending March 31, 2004 and March 31, 2005.

Delinquency Experience by Number of Loans

	At March 31,		At December 31,
	2005	2004	2004	2003	2002	2001
Number of Loans Outstanding	5,770	5,063	5,745	5,108	5,682	5,783
Period of Delinquency(1) in days:
31-60	23	28	22	13	30	27
61-90	21	15	6	15	11	9
91+	52	44	63	58	54	90
Total Delinquencies.	96	87	91	86	95	126
Total Delinquencies as % of Number of Loans Outstanding	1.66%	1.72%	1.58%	1.68%	1.67%	2.18%

(1) Represents Loans greater than 30 days past due as of the end of the applicable period.

Delinquency Experience by Principal Balance
(Dollars in Thousands)

	At March 31,		At December 31,
	2005	2004	2004	2003	2002	2001
Principal Balance Outstanding	$3,215,223	$2,698,389	$3,311,623	$2,729,882	$2,813,458	$2,795,141
Period of Delinquency(1) in days:
31-60	$5,653	$3,265	$3,439	$1,483	$5,380	$8,822
61-90	$22,556	$3,406	$2,307	$1,254	$1,858	$6,516
91+	$11,828	$10,745	$11,491	$13,354	$13,692	$55,214
Total Delinquencies*	$40,038	$17,416	$17,236	$16,091	$20,930	$70,552
Total Delinquencies as % of Principal Balance Outstanding	1.25%	0.65%	0.52%	0.59%	0.74%	2.52%

(1) Represents loans greater than 30 days past due as of the end of the applicable period.

* Totals in this table may not sum due to rounding.

Credit Loss Experience
(Dollars in Thousands)

	For the Period Ended March 31,		For the Year Ended December 31,
	2005	2004	2004	2003	2002	2001
Principal Balance Outstanding at end of period	$3,215,223	$2,698,389	$3,311,623	$2,729,882	$2,813,458	$2,795,141
Number of Loans Outstanding	5,770	5,063	5,745	5,108	5,682	5,783
Credit Losses (1)(2)	$368	$1,136	$6,214	$31,196	$28,935	$17,331
Credit Losses as a % of Principal Balance Outstanding at end of period(1)(2)	0.01%	0.04%	0.19%	1.14%	1.03%	0.62%

(1)	Credit losses refer to the difference between the outstanding principal balance of the loans and the expected recoveries thereon.

(2)	Represents credit losses recognized in each period.

ORIGINATION OF LOANS

     For a description of the origination, credit approval processes and credit authorities relating to GE Capital’s Commercial Equipment Finance division (“CEF”), see “ORIGINATION OF RECEIVABLES” in the accompanying prospectus.

     Each of the Loans transferred by GECT to the Seller was originated by GE Capital’s division of Healthcare Financial Services (“HFS”) under guidelines substantially similar to those employed by CEF. Additionally, HFS’s credit authorities are also substantially similar to those of CEF.

     HFS provides capital, financial solutions, and related services to the global healthcare market, including a full range of products from equipment and real estate financing to working capital lending, vendor programs, and healthcare practice acquisition financing and uses standard documentation with modifications for particular assets.

WEIGHTED AVERAGE LIFE OF THE NOTES

     Substantially all of the Loans are subject to prepayment at any time. Each prepayment will shorten the weighted average life of the loans and the weighted average life of the Notes. Prepayments include:

•	Voluntary prepayments;

•	Involuntary payments (losses as a result of repossession and liquidation of the Loan); and

•	Receipts of proceeds from insurance policies.

     As the rate of payment of principal of the Notes depends primarily on the rate of payment (including prepayments) of the principal balance of the Loans, final payment of each class of Notes could occur significantly earlier than the final maturity date for that class. You will bear the risk of being able to reinvest principal payments on your Notes at yields at least equal to the yield on your Notes.

     The rate of payment of principal on the Notes also depends upon the extent to which the Excess Spread Amount is applied to reduce the Outstanding Principal Balance of the Notes. As set forth in “DESCRIPTION OF THE TRANSACTION AGREEMENTS–Priority of Payments” below, 50% of the Excess Spread Amount will be paid first to the Class A-1 Noteholders until the Outstanding Principal Balance of the Class A-1 Notes has been reduced to zero, then to the Class A-2 Noteholders until the Outstanding Principal Balance of the Class A-2 Notes has been reduced to zero, then to the Class A-3a Noteholders and the Class A-3b Noteholders (pro rata based on the Outstanding Principal Balances of the Class A-3a Notes and the Class A-3b Notes) until the Outstanding Principal Balances of the Class A-3a Notes and Class A-3b Notes have been reduced to zero, then to the Class A-4 Noteholders until the Outstanding Principal Balance of the Class A-4 Notes has been reduced to zero, then to the Class B Noteholders until the Outstanding Principal Balance of the Class B Notes has been reduced to zero and finally to the Class C Noteholders until the Outstanding Principal Balance of the Class C Notes has been reduced to zero. The amount and timing of such payments of the Excess Spread Amount, if any, will depend upon a variety of factors, including the rates of prepayment and default on the Loans.

     Prepayments on Loans can be measured relative to a prepayment standard or model. The model used in this prospectus supplement is based on a constant prepayment rate (“CPR”). CPR is determined by the percentage of principal outstanding at the beginning of a period that prepays during that period, stated as an annualized rate. The CPR prepayment model, like any prepayment model, does not purport to be either an historical description of prepayment experience or a prediction of the anticipated rate of prepayment.

     The tables below have been prepared on the basis of certain assumptions, including that:

•	the initial pool balance is equal to $654,062,077.56;

•	the Loans prepay in full at the specified monthly CPR with no losses, no repurchases and no optional redemption unless specified;

•	the interest rate for each Loan is equal to the applicable interest rate as of the Cut-Off Date;

•	each scheduled payment on the Loans is made on the last day of each collection period and each collection period has 30 days;

•	distributions are made on each Payment Date commencing on July 20, 2005 and otherwise in accordance with the description set forth under “DESCRIPTION OF THE TRANSACTION AGREEMENTS– Priority of Payments”;

•	the amount on deposit in the Reserve Account on each Payment Date is equal to 2.05% of the initial aggregate Loan Value (an amount equal to $13,408,272.59);

•	the servicing fee is paid monthly and equals 0.35% per annum;

•	the closing date occurs on June 16, 2005;

•	we do not exercise our right of optional redemption;

•	the distribution on the Payment Date occurring on July 20, 2005 includes payments of principal on the Loans received after the Cut-Off Date and payments of interest on the Loans received on or after June 1, 2005; and

•	the fixed rate coupons are assumed to be:

Class A-1 Notes	3.37026%
Class A-2 Notes	3.76%
Class A-3a Notes	3.96%

•	the floating rate coupons are assumed to be:

Class A-3b Notes	3.09%
Class A-4 Notes	3.12%
Class B Notes	3.28%
Class C Notes	3.58%

•	for the swaps, index rates are assumed to be:

fixed to floating interest rate swap	fixed rate: 4.13%
LIBOR rate: 3.08%
one-year reset basis swap	reset rate: 3.22%
LIBOR rate: 3.08%
hybrid basis swap	hybrid rate: 3.45%
LIBOR rate: 3.08%

     The table indicates the projected weighted average life of each Class of Notes and sets forth the percent of the initial principal balance of each Class of Notes that is projected to be outstanding after each of the Payment Dates shown at various CPR percentages.

     The information included in the following tables represents forward-looking statements and involves risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The actual characteristics and performance of the Loans will differ from the assumptions used in constructing the tables below. The assumptions used are hypothetical and have been provided only to give a general sense of how the principal cash flows might behave under varying prepayment scenarios. For example, it is highly unlikely that the Loans will prepay at a constant CPR until maturity or that all of the Loans will prepay at the same CPR. Any difference between those assumptions and the actual characteristics and performance of the Loans, or actual prepayment experience, will affect the percentages of initial balances outstanding over time and the weighted average lives of the Notes.

Percent of Initial Principal Amount of the Notes at Various CPR Percentages

	Class A-1 Notes					Class A-2 Notes
Payment Date	0%	10%	12.5%	15%	17%	0%	10%	12.5%	15%	17%
Closing Date	100	100	100	100	100	100	100	100	100	100
7/20/2005	90	82	80	78	76	100	100	100	100	100
8/20/2005	81	69	66	63	60	100	100	100	100	100
9/20/2005	71	56	52	48	45	100	100	100	100	100
10/20/2005	62	44	39	34	30	100	100	100	100	100
11/20/2005	53	31	25	20	15	100	100	100	100	100
12/20/2005	43	19	12	6	1	100	100	100	100	100
1/20/2006	34	7	0	0	0	100	100	100	92	86
2/20/2006	24	0	0	0	0	100	94	86	78	71
3/20/2006	15	0	0	0	0	100	82	73	64	57
4/20/2006	6	0	0	0	0	100	69	60	51	43
5/20/2006	0	0	0	0	0	96	57	47	37	29
6/20/2006	0	0	0	0	0	86	45	34	24	16
7/20/2006	0	0	0	0	0	76	33	22	11	3
8/20/2006	0	0	0	0	0	65	20	9	0	0
9/20/2006	0	0	0	0	0	55	9	0	0	0
10/20/2006	0	0	0	0	0	44	0	0	0	0
11/20/2006	0	0	0	0	0	34	0	0	0	0
12/20/2006	0	0	0	0	0	23	0	0	0	0
1/20/2007	0	0	0	0	0	13	0	0	0	0
2/20/2007	0	0	0	0	0	3	0	0	0	0
Weighted Average Life to Maturity (years)(1)	0.49	0.35	0.32	0.30	0.28	1.34	1.02	0.95	0.89	0.85
Weighted Average Life to Call (years)(1)(2)	0.49	0.35	0.32	0.30	0.28	1.34	1.02	0.95	0.89	0.85

(1)	The weighted average life of a Class A-1 Note or Class A-2 Note is determined by: (a) multiplying the amount of each principal payment on the applicable Note by the number of years from the date of issuance of such Note to the related Payment Date, (b) adding the results, and (c) dividing the sum by the related initial principal amount of such Note.

(2)	The weighted average life to call assumes that we exercise our option to purchase the Loans on the earliest permitted call date. The earliest permitted call date is the Payment Date on which the Pool Balance declines to 10% or less of the Pool Balance of the Loans measured for each Loan at the time of its sale to the Issuer.

This table has been prepared based on the assumptions described above (including the assumptions regarding the characteristics and performance of the Loans, which will differ from the actual characteristics and performance thereof) and should be read in conjunction therewith.

Percent of Initial Principal Amount of the Notes at Various CPR Percentages

	Class A-3 Notes
Payment Date	0%	10%	12.5%	15%	17%
Closing Date	100	100	100	100	100
7/20/2005	100	100	100	100	100
8/20/2005	100	100	100	100	100
9/20/2005	100	100	100	100	100
10/20/2005	100	100	100	100	100
11/20/2005	100	100	100	100	100
12/20/2005	100	100	100	100	100
1/20/2006	100	100	100	100	100
2/20/2006	100	100	100	100	100
3/20/2006	100	100	100	100	100
4/20/2006	100	100	100	100	100
5/20/2006	100	100	100	100	100
6/20/2006	100	100	100	100	100
7/20/2006	100	100	100	100	100
8/20/2006	100	100	100	99	94
9/20/2006	100	100	98	92	86
10/20/2006	100	98	91	84	78
11/20/2006	100	91	84	76	71
12/20/2006	100	84	76	69	64
1/20/2007	100	77	70	62	57
2/20/2007	100	70	63	56	50
3/20/2007	96	64	57	49	44
4/20/2007	90	58	50	43	37
5/20/2007	83	51	44	37	31
6/20/2007	77	45	38	31	25
7/20/2007	71	39	32	25	19
8/20/2007	65	33	26	19	14
9/20/2007	59	28	20	13	8
10/20/2007	53	22	15	8	3
11/20/2007	47	16	9	3	0
12/20/2007	41	11	4	0	0
1/20/2008	35	6	0	0	0
2/20/2008	29	0	0	0	0
3/20/2008	24	0	0	0	0
4/20/2008	20	0	0	0	0
5/20/2008	15	0	0	0	0
6/20/2008	10	0	0	0	0
7/20/2008	6	0	0	0	0
8/20/2008	2	0	0	0	0
Weighted Average Life to Maturity (years)(1).	2.45	2.01	1.91	1.82	1.74
Weighted Average Life to Call (years)(1),(2).	2.45	2.01	1.91	1.82	1.74

(1)	The weighted average life of a Class A-3a Note or Class A-3b Note is determined by: (a) multiplying the amount of each principal payment on the applicable Note by the number of years from the date of issuance of such Note to the related Payment Date, (b) adding the results, and (c) dividing the sum by the related initial principal amount of such Note.

(2)	The weighted average life to call assumes that we exercise our option to purchase the Loans on the earliest permitted call date. The earliest permitted call date is the Payment Date on which the Pool Balance of the Loans declines to 10% or less of the Pool Balance of the Loans measured for each Loan at the time of its sale to the Issuer.

This table has been prepared based on the assumptions described above (including the assumptions regarding the characteristics and performance of the Loans, which will differ from the actual characteristics and performance thereof) and should be read in conjunction therewith.

Percent of Initial Principal Amount of the Notes at Various CPR Percentages

	Class A-4 Notes
Payment Date	0%	10%	12.5%	15%	17%
Closing Date	100	100	100	100	100
7/20/2005	100	100	100	100	100
8/20/2005	100	100	100	100	100
9/20/2005	100	100	100	100	100
10/20/2005	100	100	100	100	100
11/20/2005	100	100	100	100	100
12/20/2005	100	100	100	100	100
1/20/2006	100	100	100	100	100
2/20/2006	100	100	100	100	100
3/20/2006	100	100	100	100	100
4/20/2006	100	100	100	100	100
5/20/2006	100	100	100	100	100
6/20/2006	100	100	100	100	100
7/20/2006	100	100	100	100	100
8/20/2006	100	100	100	100	100
9/20/2006	100	100	100	100	100
10/20/2006	100	100	100	100	100
11/20/2006	100	100	100	100	100
12/20/2006	100	100	100	100	100
1/20/2007	100	100	100	100	100
2/20/2007	100	100	100	100	100
3/20/2007	100	100	100	100	100
4/20/2007	100	100	100	100	100
5/20/2007	100	100	100	100	100
6/20/2007	100	100	100	100	100
7/20/2007	100	100	100	100	100
8/20/2007	100	100	100	100	100
9/20/2007	100	100	100	100	100
10/20/2007	100	100	100	100	100
11/20/2007	100	100	100	100	96
12/20/2007	100	100	100	96	88
1/20/2008	100	100	98	88	81
2/20/2008	100	100	90	80	73
3/20/2008	100	94	84	74	67
4/20/2008	100	87	77	68	61
5/20/2008	100	80	71	62	55
6/20/2008	100	74	65	56	50
7/20/2008	100	68	59	51	44
8/20/2008	100	62	53	45	39
9/20/2008	96	56	48	40	34
10/20/2008	89	51	43	35	30
11/20/2008	82	45	37	30	25
12/20/2008	74	39	32	25	20
1/20/2009	67	34	27	20	16
2/20/2009	59	27	21	15	11
3/20/2009	53	23	17	11	7
4/20/2009	47	18	13	7	3
5/20/2009	42	14	9	4	0
6/20/2009	37	11	5	1	0
7/20/2009	32	7	2	0	0
8/20/2009	27	3	0	0	0
9/20/2009	22	0	0	0	0
10/20/2009	17	0	0	0	0
11/20/2009	12	0	0	0	0
12/20/2009	7	0	0	0	0
1/20/2010	2	0	0	0	0
Weighted Average Life to Maturity (years)(1).	3.90	3.42	3.30	3.19	3.09
Weighted Average Life to Call (years)(1),(2).	3.90	3.41	3.29	3.18	3.08

(1)	The weighted average life of a Class A-4 Note is determined by: (a) multiplying the amount of each principal payment on the applicable Note by the number of years from the date of issuance of such Note to the related Payment Date, (b) adding the results, and (c) dividing the sum by the related initial principal amount of such Note.

(2)	The weighted average life to call assumes that we exercise our option to purchase the Loans on the earliest permitted call date. The earliest permitted call date is the Payment Date on which the Pool Balance of the Loans declines to 10% or less of the Pool Balance of the Loans measured for each Loan at the time of its sale to the Issuer.

This table has been prepared based on the assumptions described above (including the assumptions regarding the characteristics and performance of the Loans, which will differ from the actual characteristics and performance thereof) and should be read in conjunction therewith.

Percent of Initial Principal Amount of the Notes at Various CPR Percentages

	Class B Notes
Payment Date	0%	10%	12.5%	15%	17%
Closing Date	100	100	100	100	100
7/20/2005	100	100	100	100	100
8/20/2005	100	100	100	100	100
9/20/2005	100	100	100	100	100
10/20/2005	100	100	100	100	100
11/20/2005	100	100	100	100	100
12/20/2005	100	100	100	100	100
1/20/2006	100	100	100	100	100
2/20/2006	100	100	100	100	100
3/20/2006	100	100	100	100	100
4/20/2006	100	100	100	100	100
5/20/2006	100	100	100	100	100
6/20/2006	100	100	100	100	100
7/20/2006	100	100	100	100	100
8/20/2006	100	100	100	100	100
9/20/2006	100	100	100	100	100
10/20/2006	100	100	100	100	100
11/20/2006	100	100	100	100	100
12/20/2006	100	100	100	100	100
1/20/2007	100	100	100	100	100
2/20/2007	100	100	100	100	100
3/20/2007	100	100	100	100	100
4/20/2007	100	100	100	100	100
5/20/2007	100	100	100	100	100
6/20/2007	100	100	100	100	100
7/20/2007	100	100	100	100	100
8/20/2007	100	100	100	100	100
9/20/2007	100	100	100	100	100
10/20/2007	100	100	100	100	100
11/20/2007	100	100	100	100	100
12/20/2007	100	100	100	100	100
1/20/2008	100	100	100	100	100
2/20/2008	100	100	100	100	100
3/20/2008	100	100	100	100	100
4/20/2008	100	100	100	100	100
5/20/2008	100	100	100	100	100
6/20/2008	100	100	100	100	100
7/20/2008	100	100	100	100	100
8/20/2008	100	100	100	100	100
9/20/2008	100	100	100	100	100
10/20/2008	100	100	100	100	100
11/20/2008	100	100	100	100	100
12/20/2008	100	100	100	100	100
1/20/2009	100	100	100	100	100
2/20/2009	100	100	100	100	100
3/20/2009	100	100	100	100	100
4/20/2009	100	100	100	100	100
5/20/2009	100	100	100	100	100
6/20/2009	100	100	100	100	85
7/20/2009	100	100	100	87	69
8/20/2009	100	100	93	71	54
9/20/2009	100	99	76	55	40
10/20/2009	100	81	59	40	26
11/20/2009	100	62	43	25	12
12/20/2009	100	45	27	11	0
1/20/2010	100	27	10	0	0
2/20/2010	86	10	0	0	0
3/20/2010	71	0	0	0	0
4/20/2010	41	0	0	0	0
5/20/2010	24	0	0	0	0
6/20/2010	15	0	0	0	0
7/20/2010	7	0	0	0	0

	Class B Notes
Payment Date	0%	10%	12.5%	15%	17%
Weighted Average Life to Maturity (years)(1).	4.88	4.53	4.43	4.33	4.25
Weighted Average Life to Call (years)(1),(2).	4.59	4.09	3.93	3.84	3.76

(1)	The weighted average life of a Class B Note is determined by: (a) multiplying the amount of each principal payment on the Class B Note by the number of years from the date of issuance of such Note to the related Payment Date, (b) adding the results, and (c) dividing the sum by the initial principal amount of such Note.

(2)	The weighted average life to call assumes that we exercise our option to purchase the Loans on the earliest permitted call date. The earliest permitted call date is the Payment Date on which the Pool Balance of the Loans declines to 10% or less of the Pool Balance of the Loans measured for each Loan at the time of its sale to the Issuer.

This table has been prepared based on the assumptions described above (including the assumptions regarding the characteristics and performance of the Loans, which will differ from the actual characteristics and performance thereof) and should be read in conjunction therewith.

Percent of Initial Principal Amount of the Notes at Various CPR Percentages

	Class C Notes
Payment Date	0%	10%	12.5%	15%	17%
Closing Date	100	100	100	100	100
7/20/2005	100	100	100	100	100
8/20/2005	100	100	100	100	100
9/20/2005	100	100	100	100	100
10/20/2005	100	100	100	100	100
11/20/2005	100	100	100	100	100
12/20/2005	100	100	100	100	100
1/20/2006	100	100	100	100	100
2/20/2006	100	100	100	100	100
3/20/2006	100	100	100	100	100
4/20/2006	100	100	100	100	100
5/20/2006	100	100	100	100	100
6/20/2006	100	100	100	100	100
7/20/2006	100	100	100	100	100
8/20/2006	100	100	100	100	100
9/20/2006	100	100	100	100	100
10/20/2006	100	100	100	100	100
11/20/2006	100	100	100	100	100
12/20/2006	100	100	100	100	100
1/20/2007	100	100	100	100	100
2/20/2007	100	100	100	100	100
3/20/2007	100	100	100	100	100
4/20/2007	100	100	100	100	100
5/20/2007	100	100	100	100	100
6/20/2007	100	100	100	100	100
7/20/2007	100	100	100	100	100
8/20/2007	100	100	100	100	100
9/20/2007	100	100	100	100	100
10/20/2007	100	100	100	100	100
11/20/2007	100	100	100	100	100
12/20/2007	100	100	100	100	100
1/20/2008	100	100	100	100	100
2/20/2008	100	100	100	100	100
3/20/2008	100	100	100	100	100
4/20/2008	100	100	100	100	100
5/20/2008	100	100	100	100	100
6/20/2008	100	100	100	100	100
7/20/2008	100	100	100	100	100
8/20/2008	100	100	100	100	100
9/20/2008	100	100	100	100	100
10/20/2008	100	100	100	100	100
11/20/2008	100	100	100	100	100
12/20/2008	100	100	100	100	100
1/20/2009	100	100	100	100	100
2/20/2009	100	100	100	100	100
3/20/2009	100	100	100	100	100
4/20/2009	100	100	100	100	100
5/20/2009	100	100	100	100	100
6/20/2009	100	100	100	100	100
7/20/2009	100	100	100	100	100
8/20/2009	100	100	100	100	100
9/20/2009	100	100	100	100	100
10/20/2009	100	100	100	100	100
11/20/2009	100	100	100	100	100
12/20/2009	100	100	100	100	99
1/20/2010	100	100	100	95	80
2/20/2010	100	100	94	76	64
3/20/2010	100	100	82	66	54
4/20/2010	100	74	59	45	36
5/20/2010	100	59	46	34	25
6/20/2010	100	50	38	26	19
7/20/2010	100	43	31	20	13
8/20/2010	98	35	24	15	8
9/20/2010	87	28	18	9	3
10/20/2010	76	21	11	3	0

	Class C Notes
Payment Date	0%	10%	12.5%	15%	17%
11/20/2010	65	14	5	0	0
12/20/2010	54	7	0	0	0
1/20/2011	44	1	0	0	0
2/20/2011	23	0	0	0	0
3/20/2011	16	0	0	0	0
4/20/2011	10	0	0	0	0
5/20/2011	3	0	0	0	0
6/20/2011	0	0	0	0	0
7/20/2011	0	0	0	0	0
Weighted Average Life to Maturity (years)(1).	5.57	5.12	5.02	4.92	4.84
Weighted Average Life to Call (years)(1),(2).	4.59	4.09	3.93	3.84	3.76

(1)	The weighted average life of a Class C Note is determined by: (a) multiplying the amount of each principal payment on the Class C Note by the number of years from the date of issuance of such Note to the related Payment Date, (b) adding the results, and (c) dividing the sum by the initial principal amount of such Note.

(2)	The weighted average life to call assumes that we exercise our option to purchase the Loans on the earliest permitted call date. The earliest permitted call date is the Payment Date on which the Pool Balance of the Loans declines to 10% or less of the Pool Balance of the Loans measured for each Loan at the time of its sale to the Issuer.

This table has been prepared based on the assumptions described above (including the assumptions regarding the characteristics and performance of the Loans, which will differ from the actual characteristics and performance thereof) and should be read in conjunction therewith.

DESCRIPTION OF THE NOTES

General

     The following summarizes the material terms of the Notes offered hereby and the indenture pursuant to which they will be issued. The summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the Notes and the indenture. The following summary supplements the description of the general terms and provisions of the Notes of any given series and the related indenture set forth in the prospectus.

Payments of Interest

     Interest due on the Notes, including any amount of interest on the Notes that was not previously paid when due (and, to the extent permitted by law, any interest on that unpaid amount), will be payable monthly on each Payment Date, commencing July 20, 2005. Interest will accrue for each Class of Notes during each interest period at the applicable interest rate. The interest period applicable to any Payment Date will be the period from and including the preceding Payment Date (or, in the case of the first Payment Date, from and including the Closing Date) to but excluding the following Payment Date (the “Interest Accrual Period”).

     Interest on the Fixed Rate Notes (other than the Class A-1 Notes) will be calculated on the basis of a 360-day year of twelve 30-day months. This means that the interest due for each class of Fixed Rate Notes (other than the Class A-1 Notes) on each Payment Date will be the product of: (i) the Outstanding Principal Balance of the related class of Notes, (ii) the related interest rate, and (iii) 30 (or, in the case of the first Payment Date, the number of days since the Closing Date) divided by 360.

     Interest on the Floating Rate Notes and the Class A-1 Notes will be calculated on the basis of the actual number of days in the applicable interest period and a 360-day year. This means that the interest due for each class of Floating Rate Notes and the Class A-1 Notes on each Payment Date will be the product of: (i) the Outstanding Principal Balance of the related class of Notes, (ii) the related interest rate, and (iii) the actual number of days since the previous Payment Date (or, in the case of the first Payment Date, since the Closing Date) divided by 360. The interest rates on the Floating Rate Notes for any interest period will be based on LIBOR, which will be determined as described below.

     On each Payment Date, “LIBOR” shall be established by the indenture trustee and, as to any interest period, LIBOR will equal the rate for United States dollar deposits for one month which appears on the Dow Jones Telerate Screen Page 3750 as of 11:00 A.M., London, England time, on the second LIBOR Business Day prior to the first day of such interest period (a “LIBOR Rate Adjustment Date”). “Telerate Screen Page 3750” means the display designated as page 3750 on the Telerate Service (or such other page as may replace page 3750 on that service for the purpose of displaying London interbank offered rates of major banks). If such rate does not appear on such page (or such other page as may replace that page on that service, or if such service is no longer offered, such other service for displaying LIBOR or comparable rates as may be selected by the indenture trustee after consultation with the Issuer), the rate will be the Reference Bank Rate. The “Reference Bank Rate” will be determined on the basis of the rates at which deposits in U.S. dollars are offered by the reference banks (which shall be three major banks that are engaged in transactions in the London interbank market, selected by the indenture trustee after consultation with the Issuer) as of 11:00 A.M., London time, on the LIBOR Rate Adjustment Date to prime banks in the London interbank market for a period of one month in amounts approximately equal to the aggregate outstanding principal balance of the Floating Rate Notes. The indenture trustee will request the principal London office of each of the reference banks to provide a quotation of its rate. If at least two such quotations are provided, the rate will be the arithmetic mean of the quotations. If on such date fewer than two quotations are provided, as requested, the rate will be the arithmetic mean of the rates quoted by one or more major banks in New York City, selected by the indenture trustee after consultation with the Issuer, as of 11:00 A.M., New York City time, on such date for Loans in U.S. dollars to leading European banks for a period of one month in amounts approximately equal to the aggregate outstanding principal balance of the Floating Rate Notes. If no such quotations can be obtained and no Reference Bank Rate is available, LIBOR will be LIBOR applicable to the preceding interest period. “LIBOR Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in the city of London, England are required or authorized by law to be closed.

     The establishment of LIBOR by the indenture trustee on any LIBOR Rate Adjustment Date and the indenture trustee’s subsequent calculation of the interest rates for the relevant interest period, in the absence of manifest error, will be final and binding.

     The Notes bear interest at the following rates:

Class	Interest Rate
A-1%
A-2%
A-3a	%
A-3b	One-Month LIBOR +%
A-4	One-Month LIBOR +%
B	One-Month LIBOR +%
C	One-Month LIBOR +%

     If the Issuer does not pay the full amount of interest due on any class of Notes on any Payment Date, the amount of interest not paid will be due on the next Payment Date and will itself accrue interest, to the extent permitted by law, at a rate per annum equal to the interest rate on that class of Notes from that Payment Date to but excluding the Payment Date on which that interest is paid. If the Issuer fails to pay interest on any Note for a period of five consecutive days, it will constitute an event of default under the indenture and the indenture trustee will have the right to exercise any of the remedies under the indenture, including but not limited to, declaring all Notes to be immediately due and payable.

     If the amount of interest on the Class A Notes payable on any Payment Date exceeds the amounts available on that date, the holders of Class A Notes will receive their ratable share (based upon the total amount of interest due to each of them) of the amount available to be distributed in respect of interest on the Class A Notes. Interest payments to the Class B Notes will be subordinated to interest payments to the Class A Noteholders. Interest payments to the Class C Notes will be subordinated to interest payments to the Class A Noteholders and Class B Noteholders.

Payments of Principal

     On any Payment Date, amounts available to make payments in respect of principal on the Notes will be made sequentially to the Class A-1 Noteholders until the Outstanding Principal Balance of the Class A-1 Notes has been reduced to zero, to the Class A-2 Noteholders until the Outstanding Principal Balance of the Class A-2 Notes has been reduced to zero, to the Class A-3a Noteholders and Class A-3b Noteholders (pro rata based on the Outstanding Principal Balances of the Class A-3a Notes and the Class A-3b Notes) until the Outstanding Principal Balances of the Class A-3a Notes and the Class A-3b Notes have been reduced to zero, to the Class A-4 Noteholders until the Outstanding Principal Balance of the Class A-4 Notes has been reduced to zero, to the Class B Noteholders until the Outstanding Principal Balance of the Class B Notes has been reduced to zero and then to the Class C Noteholders until the Outstanding Principal Balance of the Class C Notes has been reduced to zero.

     On the applicable Maturity Date for each of the Notes, the principal amount payable will include the amount necessary (after giving effect to the other amounts to be deposited in the Note Distribution Account on that Payment Date and allocable to principal) to reduce the Outstanding Principal Balance of the applicable Notes to zero.

     The final principal payment with respect to each Class of Notes is due not later than the Payment Date in the month specified for each class below (each, a “Maturity Date”):

Class	Maturity Date
A-1	June 20, 2006
A-2	September 20, 2007
A-3a	March 20, 2009
A-3b	March 20, 2009
A-4	May 20, 2016
B	May 20, 2016
C	May 20, 2016

Certain Definitions

     “APR” the interest rate or annual rate of finance charges stated in, or if not explicitly stated, the implicit finance charges used by the finance company to determine periodic payments with respect to the related Loan.

     “Available Reserve Account Amount” means, for any Payment Date, an amount equal to the amount on deposit in the Reserve Account on such date (exclusive of Investment Earnings on such date after giving effect to any withdrawals therefrom on the related Transfer Date and before giving effect to any deposit to the Reserve Account to be made on such date).

     “Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York or the State of Connecticut.

     “Class A Noteholder” means any holder of record of a Class A Note.

     “Class A Notes” means the Class A-1 Notes, the Class A-2 Notes, the Class A-3a Notes, the Class A-3b Notes and the Class A-4 Notes.

     “Class A-1 Noteholder” means any holder of record of a Class A-1 Note.

     “Class A-1 Notes” means the $140,000,000 aggregate principal amount of Notes, Class A-1, issued pursuant to the Indenture.

     “Class A-2 Noteholder” means any holder of record of a Class A-2 Note.

     “Class A-2 Notes” means the $130,000,000 aggregate principal amount of Notes, Class A-2, issued pursuant to the Indenture.

     “Class A-3a Noteholder” means any holder of record of a Class A-3a Note.

     “Class A-3a Notes” means the $105,000,000 aggregate principal amount of Notes, Class A-3a issued pursuant to the Indenture.

     “Class A-3b Noteholder” means any holder of record of a Class A-3b Note.

     “Class A-3b Notes” means the $105,000,000 aggregate principal amount of Notes, Class A-3b issued pursuant to the Indenture.

     “Class A-4 Noteholder” means any holder of record of a Class A-4 Note.

     “Class A-4 Notes” means the $131,548,000 aggregate principal amount of Notes, Class A-4, issued pursuant to the Indenture.

     “Class B Noteholder” means any holder of record of a Class B Note.

     “Class B Notes” means the $24,527,000 aggregate principal amount of Notes, Class B, issued pursuant to the Indenture.

     “Class C Noteholder” means any holder of record of a Class C Note.

     “Class C Notes” means the $17,987,000 aggregate principal amount of Notes, Class C, issued pursuant to the Indenture.

     “Closing Date” means June  , 2005.

     “Collection Account” means the account designated as such, established and owned by the Issuer and maintained in accordance with the Indenture.

     “Collection Period” means, with respect to any Payment Date, the calendar month preceding the month in which the Payment Date occurs (or, if for the first Payment Date, the period from and including the day after the Cut-off Date to and including the last day of the calendar month preceding the calendar month in which the first Payment Date occurs).

     “Credit and Collection Policy” means the policies, practices and procedures adopted by the Issuer on the Closing Date for providing equipment loans secured by transportation equipment, industrial equipment, furniture and fixtures, construction equipment, maritime assets, technology and telecommunications equipment or other equipment (including medical and dental equipment and IT equipment), including the policies and procedures for determining the creditworthiness of Obligors and the extension of credit to Obligors, or relating to the maintenance of such types of loans and collections on such types of loans.

     “Defaulted Loan” means a Loan with respect to which (i) the servicer on behalf of the Issuer has repossessed the Equipment securing such Loan and which is not a Liquidated Loan or (ii) any portion of the Loan Value is deemed uncollectible in accordance with the Credit and Collection Policy.

     “Delinquent Loan” means (i) any Loan that is more than 60 days past due and (ii) any Loan more than 30 days past due and for which the Servicer has at any time extended the due date for a Scheduled Payment thereon.

     “Equipment” means any transportation equipment, industrial equipment, furniture and fixtures, construction equipment, maritime assets, technology and telecommunications equipment or other equipment (including medical and dental equipment and IT equipment), together with all accessions thereto securing an Obligor’s indebtedness under the respective Loan.

     “Excess Spread Amount” means, with respect to any Payment Date, the portion, if any, of Available Amounts for such Payment Date remaining after giving effect to the payments made pursuant to clauses (1) through (7) under “DESCRIPTION OF THE TRANSACTION AGREEMENTS –Priority of Payments.”

     “Fixed Rate Loans” means Loans for which interest payments owed by the Obligors are calculated based on a fixed rate.

     “Fixed Rate Notes” means the Class A-1, Class A-2 and Class A-3a Notes.

     “Floating Rate Loans” means Loans for which interest payments owed by the Obligors are calculated based on a floating rate.

     “Floating Rate Notes” means the Class A-3b, Class A-4, Class B and Class C Notes.

     “Hospital Loans” means any Loan to a provider of specific healthcare procedures that typically requires a patient’s admission for an overnight stay to prepare for, or recover from, such services.

     “Investment Earnings” means, with respect to any Payment Date, the interest and other investment earnings (net of losses and investment expenses) on amounts on deposit in various Issuer accounts.

     “Liquidated Loan” means any Loan (i) liquidated through the sale or other disposition of all or a portion of the related Equipment, (ii) that has been charged off in its entirety in accordance with the Credit and Collection

Policy without realizing upon the Equipment or (iii) the due date of any Scheduled Payment of which has been extended for an aggregate period of 12 or more calendar months.

     “Liquidation Proceeds” means, with respect to any Liquidated Loan, the amounts collected in respect thereof from whatever source (including the proceeds of insurance policies with respect to the related Equipment or Obligor) during the Collection Period in which it became a Liquidated Loan, net of the sum of any amounts expended in connection with such liquidation and any amounts required by law to be remitted to the Obligor on such Liquidated Loan or any creditor of such Obligor to the extent required by applicable law or agreement.

     “Loan” means any agreement (including any invoice) pursuant to, or under which, an Obligor is obligated to make payments with respect to any Equipment Loan owned by the Issuer.

     “Loan Value” has the meaning set forth on page S-16.

     “Note Balance” means the aggregate Outstanding Principal Balance of the Notes from time to time.

     “Note Distribution Account” means the account designated as such, established and owned by the Issuer and maintained in accordance with the indenture.

     “Notes” means the Class A Notes, the Class B Notes and the Class C Notes.

     “Obligor” means, as to each Loan, any person who owes payments under the Loan.

     “Outstanding Principal Balance” means the aggregate principal amount of all Notes, or Class of Notes, as applicable, outstanding at the date of determination.

     “Overcollateralization Amount” means, with respect to any Payment Date, the excess, if any, of (i) the Pool Balance at the beginning of the related Collection Period over (ii) the aggregate Outstanding Principal Balance of the Class A Notes, Class B Notes and Class C Notes before giving effect to any principal payments made on the Notes on such Payment Date.

     “Payment Date” means, with respect to each Collection Period, the 20th day of the calendar month following the end of that Collection Period, or, if such day is not a Business Day, the next Business Day, commencing on July 20, 2005.

     “Pool Balance” means, with respect to the beginning of any calendar month, the sum of the aggregate Loan Values of the loans at the opening of business on the first day of such calendar month.

     “Precomputed Loan” means any Loan under which the portion of a payment allocable to earned interest (which may be referred to in the related Loan as an add-on finance charge) and the portion allocable to principal are determined according to the sum of periodic balances, the sum of monthly payments or any equivalent method or are monthly actuarial loans.

     “Purchase Amount” means, as of the close of business on the last day of a Collection Period, an amount equal to the Loan Value of the applicable Loan, as of the first day of the immediately following Collection Period (or, with respect to any applicable Loan that is a Liquidated Loan or Defaulted Loan, as of the day immediately prior to such Loan becoming a Liquidated Loan or Defaulted Loan less any Liquidation Proceeds actually received by the Issuer) plus interest accrued and unpaid thereon as of such last day at a rate per annum equal to the APR for such Loan.

     “Purchased Loan” means a Loan repurchased as of the close of business on the last day of a Collection Period by GE Capital or GECT pursuant to the sale agreement and repurchased as of such time by CEF Equipment Holding, L.L.C. pursuant to the purchase and sale agreement.

     “Recoveries” means, with respect to any Liquidated Loan, monies collected in respect thereof, from whatever source (other than from the sale or other disposition of the Equipment), in any Collection Period after such Loan became a Liquidated Loan.

     “Required Reserve Account Amount” means as of the Closing Date and any Payment Date thereafter, 2.05% of the initial aggregate Loan Value.

     “Reserve Account” means the account designated as such, established and owned by the Issuer and maintained in accordance with the Indenture.

     “Reserve Account Deficiency” means the excess, if any, of the Required Reserve Account Amount over the Available Reserve Account Amount.

     “Scheduled Payment” on a Loan means that portion of the payment required to be made by the Obligor during any Collection Period sufficient to amortize the loan balance under (x) in the case of a Precomputed Loan, the actuarial method or (y) in the case of a Simple Interest Loan, the simple interest method, in each case, over the term of the Loan and to provide interest at the APR; provided, that Termination Values shall also constitute Scheduled Payments.

     “Simple Interest Loan” means any Loan under which the portion of a payment allocable to interest and the portion allocable to principal is determined by allocating a fixed level payment between principal and interest, such that such payment is allocated first to the accrued and unpaid interest at the APR for such Loan on the unpaid principal balance and the remainder of such payment is allocable to principal.

     “Termination Values” means the “Termination Value” (if any) payable by lessee pursuant to the applicable Loan.

     “Transfer Date” means the Business Day preceding the twentieth day of each calendar month.

Cut-off Dates

     A number of important calculations relating to the Loans will be made by reference to “calendar months” and to the “Cut-off Date”, which in the case of Loans secured by medical and dental equipment means May 6, 2005 and in the case of all other Loans means May 7, 2005. For instance, the Loan Value of the Loans that we sell to the Issuer will be determined as of the Cut-off Date. Payments on the Notes on each Payment Date will primarily be funded with collections on the Loans that are received during the prior calendar month, however, in the case of the first Payment Date, instead of a calendar month, payments on the Notes will primarily be funded with collections, other than interest collections, on the Loans that are received or applied to the Loans during the period from and including the applicable Cut-Off Date to and including June 30, 2005, and interest collections on the Loans that are received or applied to the Loans during the period from and including June 1, 2005 to and including June 30, 2005.

Record Dates

     Payments on the Notes will be made on each Payment Date to holders of record as of the business day preceding each Payment Date or, if definitive Notes are issued, the last day of the month preceding the Payment Date.

Optional Redemption

     Any Class of Notes that remains outstanding on any Payment Date on which we exercise our clean-up call will be paid in whole on that Payment Date at a redemption price for such class equal to the Outstanding Principal Balance of that Class of Notes plus accrued unpaid interest thereon. We cannot exercise our clean-up call until the Pool Balance of the Loans declines to 10% or less of the initial Pool Balance.

Registration of Notes

     The Notes will be cleared through DTC. You may hold your Notes through DTC (in the United States) or Clearstream or Euroclear (in Europe) if you are a participant of those systems, or indirectly through organizations that are a participant in those systems.

The Indenture Trustee

     JPMorgan Chase Bank, N.A. is the indenture trustee under the indenture pursuant to which the Notes will be issued. The indenture trustee is a national banking association, and its corporate trust offices are located at 4 New York Plaza, 6th floor, New York, NY 10004. In the ordinary course of its business, the indenture trustee and its affiliates have engaged and may in the future engage in commercial banking or financial advisory transactions with GE Capital and its affiliates. The indenture trustee’s duties in connection with the Notes are limited solely to its express obligations under the indenture.

     Pursuant to the Trust Indenture Act, the indenture trustee may be deemed to have a conflict of interest and be required to resign as indenture trustee for any of the Class A Notes, Class B Notes or Class C Notes if an event of default occurs under the indenture. The indenture will provide for a successor indenture trustee to be appointed for one or all Classes of Notes in these circumstances, so that there will be separate indenture trustees for the Class A Notes, the Class B Notes and the Class C Notes. In these circumstances, the Class A Noteholders, the Class B Noteholders and the Class C Noteholders will continue to vote as a single group. So long as any amounts remain unpaid with respect to the Class A Notes, only the indenture trustee for the Class A Noteholders will have the right to exercise remedies under the indenture (but the Class B Noteholders and the Class C Noteholders will be entitled to their share of any proceeds of enforcement, subject to the subordination of the Class B Notes and the Class C Notes as described herein). Upon repayment of the Class A Notes in full, all rights to exercise remedies under the indenture will transfer to the indenture trustee for the Class B Notes. Upon repayment of the Class A Notes and Class B Notes in full, all rights to exercise remedies under the indenture will transfer to the indenture trustee for the Class C Notes. Any resignation of the original indenture trustee as described above with respect to any Class of Notes will become effective only upon the appointment of a successor indenture trustee for that Class of Notes and the successor’s acceptance of that appointment.

DESCRIPTION OF THE TRANSACTION AGREEMENTS

     We summarize below some material terms of the agreements under which the loans will be sold to us and we will transfer them to the Issuer, and under which the Servicer will agree to service the Issuer’s Loans. This description supplements the disclosure in the prospectus under the same heading. The following summary does not include all of the terms of the agreements and is qualified by reference to the actual agreements.

Servicing Compensation and Payment of Expenses

     The servicing fee payable to the Servicer will accrue at a rate of 0.35% per annum on the Pool Balance as of the first day of each calendar month. Any fees agreed to between GE Capital and any subservicer, shall be paid solely by GE Capital as the Servicer. The servicing fee will be paid solely to the extent that there are funds available to pay it as described under “–Priority of Payments” below.

     The Servicer shall be entitled to collect and retain as additional servicing compensation in respect of each Collection Period any late fees, prepayment charges and any other administrative fees and expenses or similar charges collected during that Collection Period.

Servicer Advances

     If the Servicer elects to make a Servicer advance, prior to the close of business on each determination date, the Servicer will determine the amount of the advance that it has elected to make on the related transfer date. The Servicer will include information as to such determination in the Servicer’s certificate furnished by it and will transfer to the collection account on the transfer date in next day funds the amounts applicable to such determinations appearing in such Servicer’s certificate. All advances shall be reimbursable to the Servicer, without interest, when a payment relating to a Loan with respect to which an advance has previously been made is subsequently received. Upon the determination by the Servicer that reimbursement from the preceding source is unlikely or non recoverable, it will be entitled to recover unreimbursed advances from available amounts on or in respect of other Loans.

Removal of Loans

     In the event a Loan becomes a Delinquent Loan or the Obligor thereon becomes subject to a bankruptcy proceeding, the Seller has an assignable option to purchase the related Loan from the Issuer at a price equal to the Purchase Amount for such Loan.

     The purchase option with respect to any Loan will expire on the Business Day immediately preceding the last day of the Servicer’s fiscal quarter ending at least ten days after such Loan became a Delinquent Loan or the Servicer received notice that the Obligor thereon was subject to a bankruptcy proceeding. The aggregate Loan Value of Loans with respect to which the Seller will be permitted to exercise a purchase option at any time before the Maturity Date for the Class C Notes will not exceed 10% of the initial Pool Balance.

     If not exercised sooner, the purchase option with respect to any Loan will automatically terminate upon (i) in the case of a Delinquent Loan, the related Obligor’s cure of all defaults on the Loan, (ii) the acquisition by, or on behalf of, the Issuer of the related equipment through repossession or (iii) upon a repurchase of a Loan due to the Seller’s breach of a representation with respect to such Loan.

Acquisition and Servicing of Third Party Originated Loans

     The primary responsibilities for the originator’s credit approval, monitoring and review are placed with the field offices of GE Capital’s Commercial Equipment Financing and Healthcare Financial Services divisions. Generally, field offices are most familiar with local customer’s credit profiles and needs and most knowledgeable concerning the collateral securing the loan or finance lease. Because of this, approximately 90% of all applications are approved at the field office level, with a general credit approval turnaround of approximately three Business Days. In addition, GE Capital acquires loans originated by unaffiliated companies that provide financing for equipment. Prior to any such acquisition, GE Capital reviews the third party documentation against its standard documentation and in certain cases requires amendment of the documents in conformity with GE Capital’s standards. With respect to collections, certain of the obligors are billed directly by the originator or an affiliate thereof and in other cases GE Capital administers collections through its offices in Danbury, Connecticut.

     The servicing agreement permits GE Capital to appoint subservicers for the Loans provided that any such appointment does not relieve GE Capital of its obligation to service the Loans. Approximately 3.26% of the Pool Balance as of the Cut-off Date is subserviced.

Repossession

     In general, servicing is done from a central collections department in Danbury, Connecticut. GE Capital utilizes the same servicing standards regardless of the type of Equipment Loan.

     After an account is 30 days past due, the Obligor is generally sent a formal default notice and is given 10 days in which to cure the default. If payment is still not received within a period of approximately 10 days, a variety of options for recovery of the debt are employed. In some instances, the collections department will instruct a repossession agent to repossess the equipment. This approach is common in cases where the collateral is not essential to the business of the Obligor and where repossession is feasible without damaging the equipment. In some cases, with the Servicer’s consent, the equipment securing a loan is not repossessed but is instead sold in place to minimize expenses associated with movement and storage of equipment.

Non-Accrual and Write-Off Policy

     Loans are booked as non-accrual when they become 90 days past due. Each loan is reviewed on a case by case basis to determine the need for, and the amount of, any write-down which typically occurs upon repossession. After a loan is defaulted or the equipment securing such loan is liquidated or all collections efforts have ceased, an additional writedown is taken as necessary to reflect the actual loss, if any on the loan.

Available Amounts

     On each Payment Date, the Issuer will cause payments on the Notes and other Issuer liabilities to be made from the following sources (the “Available Amounts”):

•	All payments made by or on behalf of the Obligors (excluding any late fees, prepayment charges, extension fees and other administrative fees or similar charges allowed by applicable law with respect to the Loans that constitute part of the servicing fees) received during the related Collection Period;

•	any Recoveries received during the related Collection Period;

•	any net swap receipts and any swap termination payments received pursuant to the Swap Agreement with respect to such Payment Date;

•	any proceeds from insurance policies covering the Equipment or related Obligor received during the related Collection Period;

•	Liquidation Proceeds received with respect to the related Collection Period;

•	the Purchase Amount of each Loan that became a Purchased Loan during the related Collection Period (to the extent deposited into the Collection Account);

•	Investment Earnings for such Payment Date, servicing advances received during the related Collection Period; and

•	payments made by a lessee pursuant to its obligation (if any) to pay the Termination Value pursuant to the related Loan received during the related Collection Period.

     Available Amounts shall not include all payments or proceeds (including Liquidation Proceeds) of any Loans the Purchase Amount of which has been included in the Available Amounts in a prior Collection Period. With respect to the first Payment Date, such Available Amounts will exclude payments and proceeds of interest on the Loans from the Cut-off Date through June 1, 2005.

Priority of Payments

     After the payment to the servicer of any accrued and unpaid servicing fees and reimbursement of any servicer advances required to be reimbursed, any amounts withdrawn from the Reserve Account and Available Amounts will be applied in the following order of priority:

(1)	to pay the indenture trustee, all accrued and unpaid trustee fees and expenses (not to exceed $75,000 per annum);

(2)	to pay the Issuer’s administrator, all accrued and unpaid administration fees;

(3)	to pay the Swap Counterparty any amounts due to the Swap Counterparty under the Swap Agreement, not including any swap termination payments payable under clause (4) below;

(4)	to pay with the same priority and ratably in proportion to the Outstanding Principal Balance of the Class A Notes and the amount of any swap termination payment due and payable by the Issuer to the Swap Counterparty:

(a)	the amount of interest accrued on each class of Class A Notes during the prior interest period, plus any amount of interest on the Class A Notes that was not paid when due (and, to the extent permitted by law, any interest on that unpaid amount); and

(b)	any swap termination payments payable to the Swap Counterparty due under the Swap Agreement; provided that if any amounts allocable to the Class A Notes are not needed to pay interest due on such Class A Notes as of such Payment Date, such amounts will be applied to pay the portion, if any, of any swap termination payment remaining unpaid;

(5)	to pay the amount of interest accrued on the Class B Notes during the prior interest period, plus any amount of interest on the Class B Notes that was not paid when due (and, to the extent permitted by law, any interest on that unpaid amount);

(6)	to pay the amount of interest accrued on the Class C Notes during the prior interest period, plus any amount of interest on the Class C Notes that was not paid when due (and, to the extent permitted by law, any interest on that unpaid amount);

(7)	to pay principal on the Notes in an amount equal to the amount by which the Note Balance of all the Notes exceeds the excess of (x) the Pool Balance at the end of the related Collection Period over (y) the Overcollateralization Amount;

(8)	to pay 50% of the Excess Spread Amount as principal in the manner described under “DESCRIPTION OF THE NOTES–Payments of Principal”;

(9)	to the Reserve Account, the Reserve Account Deficiency, if any;

(10)	to the indenture trustee, any accrued and unpaid trustee fees and expenses not previously reimbursed; and

(11)	to the Issuer, the remaining balance, if any.

     Pursuant to the Issuer LLC Agreement, the Issuer will distribute to the Seller, as its sole member, amounts available to the Issuer pursuant to clause (11) above. Pursuant to the Seller LLC Agreement, the Seller will distribute to GECS any amount so received.

     After an event of default and acceleration of the Notes (and, if any Notes remain outstanding, on and after the final scheduled maturity date for the last of the Notes), payments will be made first in accordance with clauses (1) through (4) above, then to the Class A Noteholders ratably in respect of principal according to the amounts due on the Class A Notes until paid in full, then to the Class B Noteholders until the accrued and unpaid interest and outstanding principal amount of the Class B Notes has been paid in full and finally to the Class C Noteholders until the accrued and unpaid interest and Outstanding Principal Balance of the Class C Notes has been paid in full.

     You should note, however, that until the later of the redemption date or maturity date for any Class of Notes, the amount of principal due to Noteholders will generally be limited to amounts available for that purpose. Therefore, the failure to pay principal on a Class of Notes generally will not result in the occurrence of an event of default until the later of the redemption date or maturity date for that Class of Notes.

Reserve Account

     On the Closing Date, the Required Reserve Account Amount will be deposited from the proceeds of the issuance of the Notes into the Reserve Account. To the extent that the Available Amounts on any Payment Date are insufficient to make the payments under clauses (1) through (7) under the heading “Priority of Payments,” the amount of such deficiency shall be withdrawn from the Reserve Account up to the Available Reserve Account Amount and such funds shall be applied as described under such heading. To the extent funds are withdrawn from the Reserve Account, the Reserve Account Deficiency will be funded to the Reserve Account from Available Amounts in the priority described under the heading “Priority of Payments” above.

Certain Amendments

     The Issuer will agree not to amend, modify or waive any provisions in the indenture, servicing agreement or other transaction documents to which it is a party without the consent of the Swap Counterparty if such amendment, modification or waiver would have a material adverse effect on the Swap Counterparty’s rights under the Swap Agreement.

SWAP AGREEMENTS

     The Issuer will enter into a 2002 International Swaps and Derivatives Association, Inc. (“ISDA”) Master Agreement (Multi Currency-Cross Border) with General Electric Capital Services, Inc. or a swap counterparty meeting the eligibility requirements described herein (the “Swap Counterparty”), as modified to reflect the transactions described below (together with the schedule and confirmations thereto, the “Swap Agreement”). The Swap Agreement will incorporate certain relevant standard definitions in the 2002 ISDA Definitions and the Annex to the 2002 ISDA Definitions published by ISDA.

     The Swap Agreement will include confirmations for three separate swap transactions, under which the Issuer will receive amounts based on LIBOR and pay amounts based upon a fixed rate of interest, an index based upon the interest rate on the hybrid Loans, and a reset rate based on a one-year constant maturity treasury index (“CMT”) and 12-month LIBOR index, as applicable.

     The Swap Agreement will terminate by its terms on the earliest of (1) the Payment Date occurring in ; (2) the Payment Date on which the aggregate outstanding Loan Values of the Loans to which the swap applies is zero; (3) the Payment Date on which the Outstanding Principal Balance of the Notes is reduced to zero and (4) the date specified below as an Early Termination Date.

     Under the fixed to floating interest rate swap, the Swap Counterparty will pay to the Issuer on each Payment Date interest on the Notional Balance of the fixed to floating interest rate swap at a per annum rate of LIBOR, and the Issuer will pay to the Swap Counterparty interest on such Notional Balance at a per annum rate equal to the fixed swap rate of      %.

     Under the one-year reset basis swap, the Swap Counterparty will pay to the Issuer on each Payment Date interest on the Notional Balance of the one-year reset basis swap at a per annum rate of LIBOR and the Issuer will pay to the Swap Counterparty interest on such Notional Balance at a per annum rate equal to the One-Year Reset Rate plus      %.

     Under the hybrid basis swap, the Swap Counterparty will pay to the Issuer on each Payment Date interest on the Notional Balance of the hybrid basis swap at a per annum rate of LIBOR and the Issuer will pay to the Swap Counterparty interest on such Notional Balance at a per annum rate equal to the Hybrid Rate plus      %.

     Under the Swap Agreement only the net amount due by the Issuer or by the Swap Counterparty, will be remitted on each Payment Date. All net amounts received by the Issuer will be included in the Available Amounts on the Payment Date such net amounts are received.

Definitions

     As used in this Section:

     “Hybrid Rate” means, with respect to any Interest Accrual Period, a rate based upon a weighted average of the interest rate index applicable to the hybrid Loans.

     “Notional Balance” means:

     (A) with respect to any Interest Accrual Period and the swap for the Fixed Rate Loans and five-year CMT Loans, the product of (i) the excess, if any, of (a) the aggregate Loan Balance of Fixed Rate

Loans and five-year CMT Loans as of the beginning of the calendar month in which the Interest Accrual Period commenced over (b) the Outstanding Principal Amount of the Fixed Rate Notes immediately after the Payment Date on which such Interest Accrual Period commences; and (ii) the lesser of (x) the quotient of (a) the Outstanding Principal Amount of the Notes immediately after the Payment Date on which such Interest Accrual Period commences; divided by (b) the Pool Balance as of the beginning of the calendar month in which the Interest Accrual Period commenced and (y) 1.0; and

     (B) with respect to any Interest Accrual Period and swap other than the swap for the Fixed Rate Loans and five-year CMT Loans, the product of (i) the aggregate Loan Value of Loans for which such swap is based as of the beginning of the calendar month in which the Interest Accrual Period commenced; and (ii) the lesser of (x) the quotient of (a) the Outstanding Principal Amount of the Notes immediately after the Payment Date on which such Interest Accrual Period commences; divided by (b) the Pool Balance as of the beginning of the calendar month in which the Interest Accrual Period commenced and (y) 1.0.

     “One-Year Reset Rate” means, with respect to any Interest Accrual Period, a rate based upon the weighted average of the interest rate index applicable to (i) the one-year CMT Loans and (ii) the 12-month LIBOR Loans.

Early Termination of Swap Agreement

     Subject to the following paragraph, upon the occurrence and continuance of any Swap Event of Default, the non-defaulting party will have the right to designate an “Early Termination Date”. On the Early Termination Date, the Swap Agreement will terminate. With respect to Swap Termination Events, an Early Termination Date may be designated by one or both of the parties and will occur only upon notice and, in certain cases, after the party that is deemed to be the “Affected Party” has used reasonable efforts to transfer its rights and obligations under the Swap Agreement to a related entity within a limited period after notice has been given of the Swap Termination Event, all as set forth in the Swap Agreement. The occurrence of an Early Termination Date under the Swap Agreement will constitute a “Swap Termination.”

     Upon any Swap Termination, the Issuer or the Swap Counterparty may be liable to make a termination payment to the other, in some cases regardless of which of such parties may have caused such termination (any such payment, a “Swap Termination Payment”). The amount of any Swap Termination Payment will be based on the market value of the Swap Agreement generally computed on the basis of market quotations of the cost of entering into swap transactions with the same terms and conditions that would have the effect of preserving the respective full payment obligations of the parties, in accordance with the procedures set forth in the Swap Agreement (assuming, for purposes of such calculation, that all outstanding shortfalls in amounts payable as net swap amounts are due and payable on the first Payment Date that would have occurred after the Early Termination Date). Any Swap Termination Payment could, if interest rates have changed significantly, be substantial.

     The Issuer will assign its rights under the Swap Agreement to the indenture trustee in connection with the Issuer’s pledge of such rights as collateral for the Notes.

Defaults Under the Swap Agreement

     With respect to the Issuer as the defaulting party, events of default under the Swap Agreement are limited to: (i) the failure of the Issuer to pay any amount when due under the Swap Agreement after giving effect to any applicable grace period and (ii) the occurrence of certain events of insolvency or bankruptcy of the Issuer.

     With respect to the Swap Counterparty as the defaulting party, events of default under the Swap Agreement (collectively with the events of default with respect to the Issuer, each a “Swap Event of Default”) are limited to: (i) the failure of the Swap Counterparty to pay any amount when due under the Swap Agreement after giving effect to any applicable grace period; (ii) the occurrence of certain events of insolvency or bankruptcy; and (iii) certain other standard events of default.

Swap Termination Events

     “Swap Termination Events” under the Swap Agreement refer to the following:

     (a) with respect to the Swap Counterparty as the affected party, (i) the Swap Counterparty is downgraded below the required ratings and has not complied with the requirements described under “–Swap Counterparty Downgrade” below; and (ii) certain standard termination events under the 2002 Master Agreement including “Illegality” (which generally relates to changes in law causing it to become unlawful for either of the parties to perform its obligations under the swap agreement), “Tax Event” and “Tax Event Upon Merger” (both terms generally relate to a party receiving or making swap payments from which an amount has been deducted, withheld or added for or on account of certain taxes); and

     (b) with respect to the Issuer as the affected party, certain standard termination events under the 2002 Master Agreement including “Illegality”, “Tax Event” and “Tax Event Upon Merger”.

Swap Counterparty Downgrade

     As a general matter, the obligations of the Swap Counterparty are unsecured. However, if the Swap Counterparty’s (1) long-term unsecured debt rating is withdrawn or reduced by Fitch, Inc. (“Fitch”) below “A” or its short-term unsecured rating is withdrawn or reduced below “F1”, if rated by Fitch; (2) short-term unsecured debt rating is withdrawn or reduced by Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies (“S&P”) below “A-1” (or in the absence of a short-term debt rating, the long-term unsecured senior debt rating or counterparty rating is withdrawn or reduced by S&P below “A+”); or (3) (a) long-term unsecured debt rating or shelf rating or counterparty rating is withdrawn, reduced or put on watchlist for downgrade by Moody’s Investor’s Service, Inc. (“Moody’s”) below “A1” or its short-term unsecured debt rating is withdrawn, reduced, or put on watchlist for downgrade below “P-1”, where the Swap Counterparty has both a long-term and a short-term debt rating, (b) long-term unsecured debt rating or shelf rating or counterparty rating is withdrawn, reduced or put on watchlist below “Aa3” where the Swap Counterparty has only a long-term unsecured debt rating, then the Swap Counterparty will be obligated to either:

•	post collateral or establish other arrangements to adequately secure its obligation under the Swap Agreement; or

•	arrange for an acceptable substitute counterparty to assume the rights and obligations of the Swap Counterparty under the Swap Agreement.

Governing Law

     The Swap Agreement will be governed by and construed in accordance with the laws of the State of New York.

LEGAL INVESTMENT

     The Class A-1 Notes will be eligible for purchase by money market funds under paragraph (a)(10) of Rule 2a-7 under the Investment Company Act of 1940, as amended.

U.S. FEDERAL INCOME TAX CONSEQUENCES

     Mayer, Brown, Rowe & Maw LLP special tax counsel to the Seller, will deliver an opinion for U.S. federal income tax purposes, that the Notes will be treated as debt of the Issuer. Each Noteholder, by the acceptance of a Note, will agree to treat the Note as indebtedness for federal, state and local income and franchise tax purposes.

     Mayer, Brown, Rowe & Maw LLP, will deliver an opinion that the Issuer will not be characterized as an association (or publicly traded partnership) taxable as a corporation.

     See “Federal Income Tax Consequences” and “State and Local Tax Consequences” in the prospectus.

CERTAIN ERISA CONSIDERATIONS

     Subject to the following discussion, the Notes may be acquired by pension, profit-sharing or other employee benefit plans, as well as individual retirement accounts, Keogh plans and other plans covered by Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) (each a “Benefit Plan”). Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code prohibit a Benefit Plan from engaging in certain transactions with persons that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to such Benefit Plan. A violation of these “prohibited transaction” rules may result in an excise tax or other penalties and liabilities under ERISA and the Code for such persons or the fiduciaries of the Benefit Plan. In addition, Title I of ERISA also requires fiduciaries of a Benefit Plan subject to ERISA to make investments that are prudent, diversified and in accordance with the governing plan documents.

     Certain transactions involving the Issuer might be deemed to constitute prohibited transactions under ERISA and the Code with respect to a Benefit Plan that purchased Notes if assets of the Issuer were deemed to be assets of the Benefit Plan. Under a regulation issued by the United States Department of Labor (the “Regulation”), the assets of the Issuer would be treated as plan assets of a Benefit Plan for the purposes of ERISA and the Code only if the Benefit Plan acquired an “equity interest” in the Issuer and none of the exceptions to plan assets contained in the Regulation were applicable. An equity interest is defined under the Regulation as an interest other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features. Although there is little guidance on the subject, assuming the Notes constitute debt for local law purposes, the Issuer believes that, at the time of their initial issuance, the Notes should not be treated as an equity interest in the Issuer for purposes of the Regulation. This determination is based in part upon the traditional debt features of the Notes, including the reasonable expectation of purchasers of Notes that the Notes will be repaid when due, as well as the absence of conversion rights, warrants or other typical equity features. The debt treatment of the Notes for ERISA purposes could change if the Issuer incurs losses. This risk of recharacterization is enhanced for the Class B Notes because they are subordinated to the Class A Notes. This risk of recharacterization is enhanced for the Class C Notes because they are subordinated to the Class B Notes and the Class A Notes.

     However, without regard to whether the Notes are treated as an equity interest for purposes of the Regulation, the acquisition or holding of Notes by, or on behalf of, a Benefit Plan could be considered to give rise to a prohibited transaction if the Issuer, the Seller, the Originator, the Servicer, the Underwriters, the Indenture Trustee, the Managing Member, the Swap Counterparty, GECS, or any of their respective affiliates is or becomes a party in interest or a disqualified person with respect to such Benefit Plan. Certain exemptions from the prohibited transaction rules could be applicable to the purchase and holding of Notes by a Benefit Plan depending on the type and circumstances of the plan fiduciary making the decision to acquire such Notes. Included among these exemptions are: Prohibited Transaction Class Exemption (“PTCE”) 96-23, regarding transactions effected by “in-house asset managers”; PTCE 95-60, regarding investments by insurance company general accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 90-1, regarding investments by insurance company pooled separate accounts; and PTCE 84-14, regarding transactions effected by “qualified professional asset managers.” By acquiring a Note, each purchaser or transferee will be deemed to represent and warrant that either (i) it is not acquiring and will not hold the Notes with the assets of a Benefit Plan; or (ii) the acquisition and holding of the Notes will not give rise to a nonexempt prohibited transaction under ERISA, Section 4975 of the Code, or any substantially similar applicable law.

     Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements; however, governmental plans may be subject to comparable state law restrictions.

     A plan fiduciary considering the purchase of Notes should consult its legal advisors regarding whether the assets of the Issuer would be considered plan assets, the possibility of exemptive relief from the prohibited transaction rules and other issues and their potential consequences.

     For additional information regarding treatment of the Notes under ERISA, see “ERISA CONSIDERATIONS” in the prospectus.

UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement relating to the Notes, we have agreed to cause the Issuer to issue to each of the underwriters named below, and each of those underwriters has severally agreed to purchase, the principal amount of the Notes set forth opposite its name below:

	Class A-1	Class A-2	Class A-3a	Class A-3b	Class A-4	Class B	Class C
	Notes	Notes	Notes	Notes	Notes	Notes	Notes
Morgan Stanley & Co. Incorporated	$	$	$	$	$	$	$
Lehman Brothers Inc.	$	$	$	$	$	$	$
Deutsche Bank Securities Inc.	$	$	$	$	$	$	$

Total	$	$	$	$	$	$	$

     The underwriters of the Notes have advised us that they propose initially to offer the Notes to the public at the prices set forth herein, and to certain dealers at such prices less the initial concession not in excess of the percentages set forth in the following table. The underwriters and such dealers may reallow a concession not in excess of the percentages set forth in the following table. After the initial public offering of the Notes, the public offering prices and the concessions referred to in this paragraph may be changed.

	Class A-1	Class A-2	Class A-3a	Class A-3b	Class A-4	Class B	Class C
	Notes	Notes	Notes	Notes	Notes	Notes	Notes
Concessions.	%	%	%	%	%	%	%
Reallowances	%	%	%	%	%	%	%

     In the ordinary course of their respective businesses, the underwriters and their respective affiliates have engaged and may in the future engage in investment banking or commercial banking transactions with GE Capital and its affiliates.

     The underwriters may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 of Regulation M under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from an underwriter or a dealer when the Notes originally sold by that underwriter or dealer are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time. The underwriting agreement provides that the Seller and the originator will indemnify the underwriters and that under limited circumstances, the underwriters will indemnify the Seller and the originator against certain civil liabilities under the Securities Act of 1933, as amended, or contribute to payments made in respect thereof.

LEGAL MATTERS

     Mayer, Brown, Rowe & Maw LLP, New York, New York, will pass upon some legal matters with respect to the Notes, including the material U.S. federal income tax matters, for the Issuer, Seller, originator and servicer. McKee Nelson LLP, New York, New York will act as counsel to the underwriters.

INDEX OF TERMS

Page
Affected Party	S-45
APR	S-36
Available Amounts	S-42
Available Reserve Account Amount	S-36
Benefit Plan	S-47
Business Day	S-36
Class A Noteholder	S-36
Class A Notes	S-36
Class A-1 Noteholder	S-36
Class A-1 Notes	S-36
Class A-2 Noteholder	S-36
Class A-2 Notes	S-36
Class A-3a Noteholder	S-36
Class A-3a Notes	S-36
Class A-3b Noteholder	S-36
Class A-3b Notes	S-36
Class A-4 Noteholder	S-36
Class A-4 Notes	S-36
Class B Noteholder	S-36
Class B Notes	S-36
Class C Noteholder	S-36
Class C Notes	S-37
Closing Date	S-37
CMT	S-44
Code	S-47
Collection Account	S-37
Collection Period	S-37
CPR	S-25
Credit and Collection Policy	S-37
Defaulted Loan	S-37
Delinquent Loan	S-37
Early Termination Date	S-45
Equipment	S-37
Equipment Loans	S-16
ERISA	S-47
Excess Spread Amount	S-37
Fitch	S-46
Fixed Rate Loans	S-37
Fixed Rate Notes	S-37
Floating Rate Loans	S-37
Floating Rate Notes	S-37
GE Capital	S-15
GECS	S-15
GECT	S-15
Hospital Loans	S-37
Hybrid Rate	S-44
Illegality	S-46
Interest Accrual Period	S-34
Investment Earnings	S-37
ISDA	S-44
Issuer LLC Agreement	S-15
LIBOR	S-34

Page
LIBOR Business Day	S-34
LIBOR Rate Adjustment Date	S-34
Liquidated Loan	S-37
Liquidation Proceeds	S-38
Loan	S-38
Loan Value	S-16
Maturity Date	S-35
Moody’s	S-46
Note Balance	S-38
Note Distribution Account	S-38
Notes	S-38
Notional Balance	S-44
Obligor	S-38
One-Year Reset Rate	S-45
Outstanding Principal Balance	S-38
Overcollateralization Amount	S-38
Payment Date	S-38
Pool Balance	S-38
Precomputed Loan	S-38
PTCE	S-47
Purchase Amount	S-38
Purchased Loan	S-38
Recoveries	S-39
Reference Bank Rate	S-34
Regulation	S-47
Required Reserve Account Amount	S-39
Reserve Account	S-39
Reserve Account Deficiency	S-39
S&P	S-46
Scheduled Payment	S-39
Seller	S-15
Servicer	S-15
Simple Interest Loan	S-39
Swap Agreement	S-44
Swap Counterparty	S-44
Swap Event of Default	S-45
Swap Termination	S-45
Swap Termination Events	S-46
Swap Termination Payment	S-45
Tax Event	S-46
Tax Event Upon Merger	S-46
Telerate Screen Page 3750	S-34
Termination Values	S-39
Transfer Date	S-39

PROSPECTUS

GE Capital Equipment Issuers

Asset Backed Notes
Asset Backed Certificates

CEF Equipment Holding, L.L.C.

Seller

General Electric Capital Corporation

Originator and Servicer

The Issuers —

•	We, CEF Equipment Holding, L.L.C., will form a new trust or limited liability company to issue each series of securities offered by this prospectus.

•	The assets of each issuer:

•	will be those described below and will primarily be a pool of equipment loans consisting of loans and certain finance lease arrangements secured by new or used maritime assets, transportation equipment, industrial equipment, construction equipment, technology and telecommunications equipment, furniture and fixtures, medical and dental equipment or other equipment.

•	will also include amounts on deposit in specified bank accounts and may also include other credit enhancements.

The Securities —

•	will be asset-backed securities issued periodically in designated series of one or more classes.

•	if offered by this prospectus, will be rated in one of the four highest long-term rating categories or the highest short-term rating category by at least one nationally recognized rating agency.

Neither the SEC nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

May 31, 2005

Consider carefully the risk factors in this prospectus in your prospectus supplement.

Notes in your series represent debt obligations only of the issuer that issues them. Certificates in your series will represent ownership interests only in the issuer that issues them. No one else is liable for the payments or distributions due on your securities.

This prospectus may be used to offer and sell any series of securities only if accompanied by the prospectus supplement for that series.

Important Notice about Information Presented in this

Prospectus and the Accompanying Prospectus Supplement

      We tell you about the securities in two separate documents that progressively provide more detail: (a) this prospectus, which provides general information, some of which may not apply to a particular series of securities, including your series; and (b) the accompanying prospectus supplement, which will describe the specific terms of your series of securities, including:

•	the timing of interest and principal payments on notes and the timing of distributions on certificates;

•	the priority of interest and principal payments on notes and the priority of distributions on certificates;

•	financial and other information about the receivables;

•	information about credit enhancement for each class;

•	the ratings of each class; and

•	the method for selling the securities.

      If the terms of a particular series of securities vary between this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

      You should rely only on the information provided in this prospectus and the accompanying prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is not permitted.

      We include cross-references in this prospectus and in the accompanying prospectus supplement to captions in these materials where you can find further related discussions. The following Table of Contents and the Table of Contents included in the accompanying prospectus supplement provide the pages on which these captions are located.

i

RISK FACTORS	2
You will bear the reinvestment risk and other interest rate risk if receivables are prepaid, repurchased or extended	2
State laws and other factors may impede recovery efforts and affect your issuer’s ability to recover the full amount due on the receivables	3
Failure to perfect the assignment of a security interest in any of the equipment could adversely affect the issuer’s ability or the indenture trustee’s ability, upon exercising remedies under the indenture, to realize on the equipment and could result in losses on your securities	3
Failure to perfect the assignment of a security interest in any of the transportation equipment could adversely affect the issuer’s ability or the indenture trustee’s ability, upon exercising remedies under the indenture, to realize on the transportation equipment and could result in losses on your securities	4
Failure to perfect the assignment of a security interest in any of the maritime assets could adversely affect the issuer’s ability or the indenture trustee’s ability, upon exercising remedies under the indenture, to realize on the maritime assets and could result in losses on your securities	5
Possible changes in federal health care regulations may impair obligors’ ability to make payments	7
Conditional payments on medical and dental equipment may impact payment on your securities	8
The costs involved in repossessing the equipment upon an obligor default could result in reduced or delayed payments on your securities	8
A failure on the part of the obligors under the contracts to keep the equipment free from liens could adversely affect any repossession of the equipment and result in reduced or delayed payments on your securities	8
Our bankruptcy or the bankruptcy of a finance company may cause payment delays or losses	9
The insolvency of an obligor may reduce payments on your securities	9
Possible liability for third party claims may cause payment delays or losses	10
Defaults on the receivables may cause payment delays or losses	10
Transfer of servicing may delay your payments	10
Commingling of payments	11
Losses and delinquencies on the receivables may differ from the originator’s historical loss and delinquency levels	11
Technological obsolescence of equipment may reduce value of collateral	11
CHARACTERISTICS OF THE RECEIVABLES	12
Selection Criteria	12
Interest and Amortization Types	12
Payment Terms	14
Insurance	14
Extension Procedures	14
ORIGINATION OF RECEIVABLES	15
Credit Approval Process	15
Credit Authorities	16
Delinquencies and Net Losses	17
Delinquency and Loss Mitigation Strategy	17
USE OF PROCEEDS	18
IMPORTANT PARTIES	18
CEF Equipment Holding, L.L.C.	18
GE Capital Corporation	19
The Owner Trustee or Managing Member and the Indenture Trustee	20
DESCRIPTION OF THE NOTES	20
Principal and Interest on the Notes	21
The Indenture	21
DESCRIPTION OF THE CERTIFICATES	26
ADMINISTRATIVE INFORMATION ABOUT THE SECURITIES	26
Denominations	26
Fixed Rate Securities	26
Floating Rate Securities	26
Indexed Securities	27
Book-Entry Registration	27
Definitive Securities	30
List of Securityholders	31
Reports to Securityholders	31

ii

DESCRIPTION OF THE TRANSACTION AGREEMENTS	32
Regular Sales of Receivables	32
Accounts	33
Servicing Procedures	34
Collections	34
Servicing Compensation	35
Servicing Advances	35
Evidence as to Compliance	35
Appointment of Subservicers	36
Resignation, Liability and Successors of the Servicer	36
Servicer Default	36
Rights Upon Servicer Default	36
Waiver of Past Defaults	37
Amendment	37
Termination	37
Administration Agreement	38
Swap Agreements	38
CREDIT AND CASH FLOW ENHANCEMENT	38
LEGAL ASPECTS OF THE RECEIVABLES	39
Bankruptcy Considerations Relating to the Finance Companies	39
Perfection and Priority with Respect to Receivables	39
Security Interests in Financed Equipment	40
Security Interests in Leased Equipment	41
Repossession	42
Notice of Sale; Redemption Rights	42
Uniform Commercial Code Considerations	42
Deficiency Judgments and Excess Proceeds; Other Limitations	42
U.S. FEDERAL INCOME TAX CONSEQUENCES	43
Tax Characterization of the Issuer	44
Tax Consequences to Holders of the Notes	44
Tax Consequences to Holders of the Certificates	46
STATE TAX CONSEQUENCES	50
ERISA CONSIDERATIONS	50
PLAN OF DISTRIBUTION	51
LEGAL OPINIONS	52
WHERE YOU CAN FIND MORE INFORMATION	52
INDEX OF TERMS	53

iii

SUMMARY: OVERVIEW OF TRANSACTIONS

      Each series of securities will be issued by a separate issuer and will include:

•	one or more classes of notes, representing debt of the issuer; and/or

•	one or more classes of certificates, representing ownership interests in the issuer.

      Payments on any certificates issued by an issuer will be subordinate in priority to payments on the related notes. In addition, if a series includes two or more classes of notes, each class of notes may differ as to timing and priority of payments, seniority, allocations of losses, interest rates or amount of payments in respect of principal or interest and if a series includes two or more classes of certificates, each class of certificates may differ as to timing and priority of distributions, seniority, allocations of losses, distribution rates or distributions of invested amounts in respect of capital. We will disclose the details of these timing, priority and other matters in a prospectus supplement.

      The primary assets of each issuer will be a pool of receivables. Each issuance may also include spread accounts or other credit enhancements for the benefit of some or all of the issuer’s securities.

      We will sell receivables to each issuer on the issuance date for that issuer’s securities. In addition, to the extent described in the related prospectus supplement, each issuer will have a pre-funding period. In that case, a portion of the cash raised from the issuance of the related securities will be placed in a pre-funding account. The issuer will use that cash to buy additional receivables from us during a pre-funding period, which will last not more than one year from the related closing date.

      Each issuer’s receivables will be originated directly or indirectly by, or purchased by GE Capital and any other affiliated finance companies as may be specified in your prospectus supplement. We will buy those receivables, directly or indirectly, from the finance companies.

      GE Capital or any other eligible servicer will service receivables that are transferred to the issuers under a servicing agreement entered into by each issuer, subject to removal upon specified servicer defaults. GE Capital or any other eligible administrator will also act as administrator for each issuer.

RISK FACTORS

      You should consider the following risk factors in deciding whether to purchase the securities.

You will bear the reinvestment risk and other interest rate risk if receivables are prepaid, repurchased or extended.	The principal payment on any series of notes or the distributions of the invested amounts of any series of certificates on any payment date will depend mostly upon the amount of collections received on that issuer’s receivables during the prior calendar month. As a result, the rate at which payments on the receivables are received will affect the rate at which principal or any invested amount is paid or distributed on the related securities. Each receivable has a fixed payment schedule, but the actual rate at which payments are received may vary from that schedule for a number of reasons.

• Receivables may be voluntarily prepaid, in full or in part, or obligors may be required to prepay receivables as a result of defaults, casualties to the related equipment, death of an obligor or other reasons. Prepayment rates may be influenced by a variety of factors, and we cannot predict them with any certainty.

• Upon request of the issuer, under certain circumstances we or the servicer of the receivables may be required to repurchase one or more receivables from an issuer. In that case, the repurchase price received by the issuer will be treated like a prepayment of the receivable. This would happen if we, at the time we sell receivables to the issuer, or a finance company, at the time it sold receivables to us, made inaccurate representations about a receivable or if the servicer fails to maintain the issuer’s perfected security interest in certain types of property.

• We may purchase all of an issuer’s receivables after the issuer’s receivables have paid down to 10% of their aggregate pool balance as of the time they were transferred to the issuer. In this case, the purchase price received by the issuer will be treated like a prepayment of the remaining receivables.

Each prepayment, repurchase or purchase will shorten the average life of the related securities. On the other hand, the payment schedule under a receivable may be extended or revised, which may lengthen the average life of the related securities.

You will bear any reinvestment risks resulting from a faster or slower rate of prepayment, repurchase or extension of receivables held by your issuer. If you purchase a security at a discount, you should consider the risk that a slower than anticipated rate of principal payments on your notes or distributions of the invested amounts of your certificates could result in an actual yield that is less than the anticipated yield. Conversely, if you purchase a security at a premium, you should consider the risk that a faster than anticipated rate of principal payments on your notes or distributions of the invested amounts of your certificates could result in an actual yield that is less than the anticipated yield.

State laws and other factors may impede recovery efforts and affect your issuer’s ability to recover the full amount due on the receivables.	State laws impose requirements and restrictions on foreclosure sales and obtaining deficiency judgments and may prohibit, limit or delay repossession and sale of equipment to recover losses on non-performing receivables.

Additional factors that may affect your issuer’s ability to recoup the full amount due on a receivable include

• depreciation;

• obsolescence;

• damage or loss of any item of equipment; and

• the application of federal and state bankruptcy and insolvency laws.

As a result, you may be subject to delays in receiving payments on your securities.

Failure to perfect the assignment of a security interest in any of the equipment could adversely affect the issuer’s ability or the indenture trustee’s ability, upon exercising remedies under the indenture, to realize on the equipment and could result in losses on your securities.	One or more of the finance companies will sell the receivables to us and will also assign the related security interests in the equipment to us. In connection with our sale of the receivables to the issuer, we will also assign the related security interests in the equipment to the issuer which will, in turn, pledge the receivables and related security interests in the equipment to the indenture trustee for your benefit. We will agree to file appropriate financing statements under the applicable uniform commercial code to perfect the security interest of the indenture trustee for your benefit. Our failure to file appropriate financing statements may result in neither the issuer nor the indenture trustee, having a first priority perfected security interest in the related equipment. As liquidated damages, upon request of the issuer, we will be obligated to purchase any receivable that we sold to the issuer, and for which the interests of the issuer or indenture trustee are materially and adversely affected by our failure to obtain a first priority perfected security interest in the name of the indenture trustee in the related equipment, if such failure is not cured within the applicable grace period. Upon our request, the applicable finance company will have a corresponding purchase obligation with respect to its transfer to us of the receivables.

As liquidated damages, upon request of the issuer, the servicer will also be obligated to purchase any receivable sold to the issuer by us for which the servicer fails to maintain a perfected security interest in the equipment securing such receivable, if such failure materially and adversely affects the interest of the issuer or the indenture trustee in such receivable and if such failure is not cured within the applicable grace period.

If the issuer or the indenture trustee, upon exercising remedies under the indenture, does not have a first priority perfected security interest in the equipment, the ability to realize on the equipment in the event of a default may be adversely affected. To the extent the security interest is perfected, the issuer or the indenture trustee will have a prior claim over subsequent purchasers of the equipment and holders of subsequently perfected security interests. However, as against liens for repairs of equipment and related equipment or for taxes unpaid by an obligor under a receivable, or claims for fraud or negligence, the issuer or the indenture trustee could lose the priority of its security interest or its security interest in the equipment. We will not have any obligation to repurchase a receivable as to which any of these occurrences results in the issuer or the indenture trustee losing the priority of its security interest or its security interest in the equipment after the date the security interest was assigned to the issuer or the indenture trustee.

Failure to perfect the assignment of a security interest in any of the transportation equipment could adversely affect the issuer’s ability or the indenture trustee’s ability, upon exercising remedies under the indenture, to realize on the transportation equipment and could result in losses on your securities.	To the extent any of the equipment loans are secured by the transportation equipment, one or more of the finance companies will sell the receivables to us and will also assign the related security interests in the transportation equipment to us. In connection with our sale of the receivables to the issuer, we will also assign the related security interests in the transportation equipment to the issuer which will, in turn, pledge the receivables and assign the related security interests in the transportation equipment to the indenture trustee. The servicer will maintain on our behalf, physical possession of each receivable and any certificate of title relating to the applicable transportation equipment. Due to administrative burdens and expense, any certificates of title to the transportation equipment will not be amended or reissued to reflect the assignment to the issuer or the pledge to the indenture trustee. In the absence of such an amendment to any certificate of title, depending upon the particular state at issue, it is possible that neither the issuer nor the indenture trustee, will obtain a perfected security interest in the transportation equipment securing the receivables. As liquidated damages, upon request of the issuer we will be obligated to purchase any receivable that we sold to the issuer, and for which the interests of the issuer or the indenture trustee are materially and adversely affected by our failure to obtain a perfected security interest in our name in the transportation equipment relating to such receivable on the closing date, if such failure is not cured within the applicable grace period. Upon our request, the applicable finance company will have a corresponding repurchase obligation with respect to its transfer to us, of the receivables.

As liquidated damages, upon request of the issuer, the servicer will be obligated to purchase any receivable sold to the issuer by us for which the servicer fails to maintain a perfected security interest in the transportation equipment securing such receivable (other than as a result of the failure to retitle the lienholder interest in the name of the indenture trustee), if such failure materially and adversely affects the interest of the issuer or the indenture trustee in such receivable and if such failure is not cured within the applicable grace period. There can be no assurance, however, that we or the servicer, as the case may be, will have the funds available to make any such purchase.

If the issuer or the indenture trustee, upon exercising remedies under the indenture, does not have a first priority perfected security interest in any transportation equipment, the ability to realize on such transportation equipment in the event of a default may be adversely affected. To the extent the issuer’s security interest in any transportation equipment and the assignment thereof are perfected, the issuer will have a prior claim over subsequent purchasers of such transportation equipment and holders of a subsequently perfected security interest. However, as against liens for repairs or unpaid storage charges of any transportation equipment or for taxes by an obligor under a receivable or against any transportation equipment, or through fraud or negligence, the indenture trustee or the issuer could lose the priority of its security interest or lose its security interest in such transportation equipment. Notwithstanding the foregoing, neither we nor the servicer will have any obligation to purchase a receivable as to which any of the aforementioned occurrences result in the issuer’s losing the priority of its security interest or its security interest in such transportation equipment due to the creation of such a lien, or as a result of fraud or negligence (other than our fraud or negligence or the fraud or negligence of the servicer as the case may be) which is proven to have occurred after the closing date.

Failure to perfect the assignment of a security interest in any of the maritime assets could adversely affect the issuer’s ability or the indenture trustee’s ability, upon exercising remedies under the indenture, to realize on the maritime assets and could result in losses on your securities.	To the extent any of the equipment loans are secured by maritime assets in excess of 5 net tons that are not inland barges, one or more of the finance companies will sell the receivables to us and will also assign the related first preferred ship mortgages in the maritime vessels to us. In connection with our sale of the receivables to the issuer, we will also assign the related first preferred ship mortgages to the issuer which will, in turn, pledge the receivables and related security interests in the maritime assets to the indenture trustee for your benefit. We will agree to submit appropriate security assignments of the first preferred ship mortgages over the maritime assets to the United States Coast Guard evidencing the assignments of the mortgages relating to the maritime assets within specified time periods after the closing date. Although the filings would perfect the security interest in the maritime assets, such filings would not cover any removable fixtures in the maritime assets. In addition, any defects in the mortgages may render the security interests invalid. If either of these cases occur, you could suffer losses on your securities. In order to alleviate these risks, we will agree to file financing statements under the uniform commercial code, with respect to the maritime assets, including any removable fixtures in the vessels not subject to the first preferred ship mortgage. This is done to provide a backup security for the receivables. In connection with the sale of the receivables to the issuer, we will assign these uniform commercial code security interests to the issuer, which will in turn pledge the security interest to the indenture trustee for your benefit interest. Our failure to complete the filing of the security assignments for maritime assets registered in the United States may result in neither the issuer nor the indenture trustee, upon exercising remedies under the indenture, having a first priority perfected security interest in the related maritime assets. As liquidated damages, upon request of the issuer, we will be obligated to purchase any receivable that we sold to the issuer, and for which the interests of the issuer or indenture trustee are materially and adversely affected by our failure to obtain a first priority perfected security interest in the name of the indenture trustee in the related maritime assets, if such failure is not cured within the applicable grace period. The applicable finance company will have a corresponding purchase obligation with respect to its transfer to us of the receivables.

As liquidated damages, upon request of the issuer, the servicer will also be obligated to purchase any receivable sold to the issuer by us for which the servicer fails to maintain a perfected security interest in the vessel securing such receivable, if such failure materially and adversely affects the interest of the issuer or the indenture trustee in such receivable and if such failure is not cured within the applicable grace period.

There can be no assurance, however, that we or the servicer, as the case may be, will have the means to make any such purchase.

If the issuer or the indenture trustee, upon exercising remedies under the indenture, does not have a first priority perfected security interest in a maritime asset, its ability to realize on that maritime asset in the event of a default may be adversely affected. To the extent the security interest is perfected and properly assigned, the issuer or the indenture trustee will have a prior claim over subsequent purchasers of the vessel and over all claims against the vessel except for fees allowed and costs imposed by the court in connection with arrest and the judicial sale of the vessel, maritime liens arising before the mortgage is filed with the United States Coast Guard, liens arising from maritime torts, including personal injury to seamen and pollution damages, maritime liens for wages of a stevedore employed by or on behalf of the vessel, for wages of the vessel’s crew, and for general average or for salvage, including contract salvage. In most instances, claims allowed by a court in connection with the arrest of a ship for maritime tort claims for pollution will exceed the amounts secured by the first preferred ship mortgage, in which case amounts available for payment or distribution on your securities would be reduced. In order to mitigate this possibility, the applicable finance company requires marine insurance policies to be issued naming such finance company as the loss payee and additional insured. The marine insurance policies would meet any liabilities, including pollution liability, up to a specified amount but do not cover any pre-existing claims arising prior to the issuance of the marine insurance policies. In addition, the marine insurance policies contain warranties, conditions and defenses, which enable the insurer, under certain circumstances, to deny coverage under the policy if, for example, the vessel owner has breached a warranty or condition of the marine insurance policy. In some but not all instances, the finance company may require the borrower/vessel owner to carry additional insurance to protect the finance company against a breach of the marine insurance policy by the vessel owner. To the extent any such pre-existing claims exist or amounts claimed are in excess of the specified amount covered under a marine insurance policy or the marine insurer can successfully deny coverage under a marine insurance policy, the amounts available for payment or distribution on your securities would be reduced.

Neither we nor the servicer will have any obligation to repurchase a receivable as to which any of these occurrences results in the issuer or the indenture trustee losing the priority or benefit of its security interest or its security interest in such maritime asset after the date the security interest was assigned to the issuer or the indenture trustee.

Possible changes in federal health care regulations may impair obligors’ ability to make payments.	In recent years, Congress has considered various changes in federal regulations and reimbursement policies relating to health care delivery in the United States. Legislation adopted this year or thereafter may affect the regulation, the availability, the pricing or the reimbursement of health care products and services provided by an obligor and hence the ability of obligors to make their payments.

Financing services provided by CEF and other finance companies may also need to change as a result of changes in such regulations and policies. Such changes could affect the financial well-being of several obligors or of CEF and other finance companies. No one can accurately predict the effect, if any, that any such legislation or regulations will have on the ability of such parties to satisfy their payment obligations.

Conditional payments on medical and dental equipment loans may impact payment on your securities.	Certain governmental and quasi-governmental entities, like municipalities and public hospitals, condition payments on their loans on the availability of budgeted funds. If these receivables are part of the equipment pool and such budgeted funds are not available, the servicer or indenture trustee may be forced to repossess the related equipment and noteholders may experience delays and/or losses in payment of principal and interest.

The costs involved in repossessing the equipment upon an obligor default could result in reduced or delayed payments on your securities.	Upon a default under an equipment loan, the servicer has the right to enforce the issuer’s security interest in the related equipment. If a defaulting obligor contests the enforcement of a security interest, it may be difficult, expensive and time-consuming to exercise these rights.
Direct costs may be incurred in connection with repossession of the equipment, which include legal and similar costs and the costs of necessary maintenance to make the equipment available for sale. In connection with the repossession of the equipment, all outstanding mechanic’s and other liens may be required to be paid as well as, in some jurisdictions, taxes to the extent not paid by the obligor.

The exercise of rights and remedies (including repossession) upon an obligor default under an equipment loan may also be subject to the limitations and requirements of applicable law, including the need to obtain a court order for repossession of the equipment. Accordingly, the issuer may be delayed in, or prevented from enforcing, certain of its rights under an equipment loan and in selling the related equipment. These limitations and delays could adversely affect the issuer’s ability to make payments on the securities and therefore reduce or delay the amounts available for distribution to you on your securities.

A failure on the part of the obligors under the contracts to keep the equipment free from liens could adversely affect any repossession of the equipment and result in reduced or delayed payments on your securities.	Liens and other charges of detention are likely to arise over the life of the equipment. The sums for which these liens can be asserted may be substantial and in some jurisdictions may exceed the value of the charges incurred by the equipment in respect of which the lien is being asserted. Lienholders may have rights to detain or even, in some circumstances, sell or cause the forfeiture of the equipment. These rights, as well as, in some jurisdictions, repairer’s charges and similar mechanic’s liens, may have priority over the security interest of the issuer or the indenture trustee in the equipment subject to the receivables.

Under the terms of the receivables, the obligors will be required to bear responsibility for and discharge all liens of this nature arising during the term of their contracts. However, we cannot assure you that the obligors will comply with their obligations, and any failure to remove a lien could adversely affect the servicer’s ability to repossess or resell the equipment if an obligor defaults.

Our bankruptcy or the bankruptcy of a finance company may cause payment delays or losses.	The finance companies will sell receivables to us, directly or indirectly, and we will in turn sell those receivables to each issuer. We intend to structure these transfers in a manner designed to ensure that they are treated as “true sales,” rather than secured loans. However, a court could conclude that we or a finance company effectively still own the receivables supporting any series of securities. This could happen if a court presiding over our bankruptcy or the bankruptcy of a finance company were to conclude either that the transfers referred to above were not “true sales” or that the bankrupt party and the owner of the receivables should be treated as the same person for bankruptcy purposes. If this were to occur, then you could experience delays or reductions in payments as a result of:

• the automatic stay which prevents secured creditors from exercising remedies against a debtor in bankruptcy without permission from the court and provisions of the U.S. Bankruptcy Code that permit substitution of collateral;

• tax or government liens on a finance company’s or our property that arose prior to the transfer of a receivable to the issuer having a right to be paid from collections before the collections are used to make payments on the securities; or

• the fact that the issuer might not have a perfected interest in (a) some equipment subject to certificate of title statutes or (b) any cash collections on the receivables held by the servicer at the time that a bankruptcy proceeding begins. See “Description of the Transaction Agreements — Collections” for a description of the time the servicer is allowed to commingle collections with its funds.

The insolvency of an obligor may reduce payments on your securities.	If an obligor becomes a debtor in federal bankruptcy proceedings or any similar applicable state law, the issuer may be delayed or prevented from enforcing certain of its rights under the equipment loans and obtaining possession of the equipment from the obligor.

For any equipment loan, the issuer will have a bankruptcy claim equal to the outstanding amount of the loan to the obligor. If the issuer’s security interest in the equipment was not perfected (or such perfection has been permitted to lapse), the issuer will have an unsecured claim against the obligor in the outstanding amount of its loan and will have no right to obtain possession of the underlying equipment. On the other hand, if the issuer’s security interest in the equipment was properly perfected and of first priority, and that perfection and priority has been maintained, the issuer will have a secured claim to the extent of the value of the equipment and an unsecured claim for the remainder. If the issuer has a valid secured claim, it will be difficult to predict in any given case whether the issuer will be able to obtain bankruptcy court permission to obtain relief from the automatic stay and regain possession of the equipment and the length of time it will take to obtain such permission. In the meantime, however, the bankruptcy court may: (1) order the obligor to make a cash payment or periodic cash payments to the issuer as adequate protection for a decrease in value of the issuer’s interest in the equipment while the automatic stay is in effect; (2) substitute other collateral for the equipment so long as such substitute collateral provides adequate protection for the issuer’s interests; or (3) grant other relief as the court deems will result in the realization by the issuer of the indubitable equivalent of the issuer’s interest in the equipment.

Possible liability for third party claims may cause payment delays or losses.	The transfers of receivables from the finance companies to us and from us to each issuer are intended to reduce the possibility that cash flows from the receivables will be subject to claims other than the rights of investors in the securities issued by the issuer and of the parties to the applicable transaction agreements. However, to the extent that a finance company violates federal or state laws applicable to the receivables, an issuer could be liable to the obligor, as an assignee of any of the affected receivables. Under the related transaction agreements, we must repurchase any affected receivable from the issuer. However, if we fail for any reason to perform our repurchase obligation, you could experience delays or reductions in payments on your securities as a result of any liabilities imposed upon your issuer.

Defaults on the receivables may cause payment delays or losses.	The notes of your series will represent debt obligations solely of your issuer and the certificates of your series will represent ownership interests solely in your issuer. The notes and certificates in your series will not be insured by any of us, the servicer, the sub-servicer, your issuer or, unless specified in the related prospectus supplement, any other person or issuer and consequently, you will rely primarily upon collections on the receivables in your issuer for payments on your securities. Your securities may have the benefit of a spread account, subordination of one or more other classes of securities and/or one or more other forms of credit enhancement specified in the related prospectus supplement. This credit enhancement will cover losses and delinquencies on the receivables up to some level. However, if the level of receivables losses and delinquencies exceeds the available credit enhancement, you may experience delays in payments on your notes or distributions on your certificates or may not ultimately receive all interest and principal due on your notes or all distributions on and in respect of the invested amount of your certificates.

Transfer of servicing may delay your payments.	If the applicable servicer were to cease servicing the receivables, delays in processing payments on the receivables and information regarding payments on the receivables could occur. This could delay payments to you on your securities.

Commingling of payments.	The servicer, on behalf of the issuer, will deposit all payments on receivables (from whatever source) and all proceeds of receivables collected during each calendar month into the related collection account within two business days after receipt. However, provided that certain requirements for monthly or less frequent remittances as described herein and in the prospectus supplement are satisfied, then so long as such servicer is the servicer and (i) there exists no servicer default and (ii) each other condition to making monthly or less frequent deposits as may be specified by the rating agencies is satisfied, the servicer will not be required to deposit such amounts into the related collection account until on or before the business day preceding the payment date. Pending deposit into the related collection account, collections may be invested by the servicer at its own risk and for its own benefit, and will not be segregated from funds of the servicer. If the servicer were unable to remit such funds, you might incur a loss.

Losses and delinquencies on the receivables may differ from the originator’s historical loss and delinquency levels.	We cannot guaranty that the delinquency and loss levels of receivables in the asset pools will correspond to the historical levels the originator experienced on its equipment receivables portfolio. There is a risk that delinquencies and losses could increase or decline significantly for various reasons including:

• changes in the local, regional or national economies; or

• changes in particular industries.

Technological obsolescence of equipment may reduce value of collateral.	If technological advances relating to the underlying equipment cause the equipment to become obsolete, the value of the equipment will decrease. This will reduce the amount of monies recoverable should the equipment be sold following a receivable default and you may not recover the full amount due on your securities.

CHARACTERISTICS OF THE RECEIVABLES

      We will provide information about each issuer’s pool of receivables in the related prospectus supplement. The receivables are equipment loans that consist of loans and certain finance leases (the “Equipment Loans”) secured by new or used maritime assets, transportation equipment, industrial equipment, construction equipment, technology and telecommunications equipment, furniture and fixtures, medical and dental equipment or other equipment. The information will include, to the extent appropriate, the types and composition of the receivables, the distribution by interest rate or spread over a designated floating rate, type of equipment, payment frequency and loan value of the receivables and the geographic distribution of the receivables. In no event will equipment loans secured by new or used maritime assets exceed 49% of the outstanding principal balance of the receivables pool and in no event will equipment loans secured by “other equipment” exceed 10% of the outstanding principal balance of the receivables pool, in each case, as of the cut-off date.

Selection Criteria

      We will select receivables to sell to each issuer using several criteria. These criteria will include that each receivable transferred to an issuer must:

(a) be payable in United States dollars;

(b) have an obligor who (i) is not a governmental or municipal issuer (other than United States governmental authorities) and (ii) is not domiciled outside of the United States and who does not have a billing address outside the United States;

(c) not be greater than three months past due and/or in non-accrual status, and written off as uncollectible by the applicable originator;

(d) have been originated or acquired in accordance with the originator’s credit and collection policies;

(e) grant a first priority perfected security interest in the related equipment, free and clear of all liens other than certain permitted encumbrances; and

(f) not have an obligor that is shown in the originator’s records as being the subject of a bankruptcy proceeding.

      Additional criteria for any particular issuer’s receivables may be listed in the related prospectus supplement. We will not use selection procedures that we believe to be adverse to you in selecting the receivables that we sell your issuer.

      Each issuer’s receivables may include receivables with respect to which the initial payment has not been made.

Interest and Amortization Types

      An issuer’s receivables may include fixed rate receivables and floating rate receivables, as well as receivables that provide for different fixed or floating interest rates or different formulae to calculate the floating interest rate at different times during the life of the receivable. Receivables that are loans have an explicit interest rate that is usually named in the contract that evidences the receivable. Other receivables, including finance leases, may not disclose an explicit interest rate, but they have an implicit interest rate that the applicable finance company uses to calculate the periodic payments in a way similar to the way that it calculates periodic installment payments under a loan.

      All of the receivables in each issuer will be either precomputed receivables or simple interest receivables. The difference between these two types of receivables is the way that each installment payment is divided between principal and interest.

      Under a precomputed receivable, each installment payment is divided between interest and principal on a predetermined basis, without regard to the period of time that has elapsed since the prior payment was made. This allocation is made either on an actuarial basis or according to a variation on the rule of 78’s. (See the box below for an explanation of the difference.) In contrast, under a simple interest receivable, each installment payment is divided between interest and principal based on the actual date on which a payment is received. The interest component equals the unpaid principal amount financed, multiplied by the annual interest rate, multiplied by the fraction of a calendar year that has elapsed since the preceding payment of interest was made.

      Under a simple interest receivable, if an obligor pays a fixed periodic installment before its scheduled due date, the portion of the payment allocable to interest for the period since the preceding payment was made will be less than it would have been had the payment been made as scheduled, and the portion of the payment applied to reduce the unpaid principal balance will be correspondingly greater. Conversely, if an obligor pays a fixed periodic installment after its scheduled due date, the portion of the payment allocable to interest for the period since the preceding payment was made will be greater than it would have been had the payment been made as scheduled, and the portion of the payment applied to reduce the unpaid principal balance will be correspondingly less. The final installment on a simple interest receivable is increased or decreased as necessary to adjust for variations in the amounts of prior installments applied to principal, based upon the date on which they were made.

      Under an actuarial receivable, the interest component of each installment equals the unpaid principal amount financed, multiplied by the annual interest rate, multiplied by an appropriate fraction. On a receivable that requires payments every month, the appropriate fraction would be 1/12, since that is the portion of a year that elapses between the required payment dates. On a receivable that requires payments every three months, the appropriate fraction would be 3/12, or 1/4.

      Under a rule of 78’s receivable, the interest component of each installment is determined using a method equivalent to the rule of 78’s. The rule of 78’s is a method of calculating the unearned portion of the precomputed finance charge on receivables repayable in substantially equal successive installments of approximately equal intervals over 12 months. The unearned portion of the precomputed finance charge at any time is equal to that portion of the finance charge which the sum of the number of months the obligations are outstanding after the calculation date (counting 1 month as 1, 2 months as 3 (1 + 2), etc., up to 78) bears to 78.

      If a precomputed receivable is prepaid in full, the obligor is entitled to a rebate equal to the portion of the total amount of payments that is allocable to unearned add-on interest. If a simple interest receivable is prepaid, rather than receive a rebate, the obligor is required to pay interest only to the date of prepayment. The amount of the rebate on a precomputed receivable is determined based upon whether the receivable is an actuarial receivable or a rule of 78’s receivable and the requirements of the law of the state where the obligor is located; however, the rebate for certain precomputed receivables may, in some circumstances, be an amount approximately equal to the remaining scheduled payments of interest that would have been due under a simple interest receivable for which all payments were made on schedule.

      The amount of the rebate under a rule of 78’s receivable generally will be less than the amount of the rebate on an actuarial receivable for the same amount and generally will be less than the remaining scheduled payments of interest that would have been due under a simple interest receivable for which all payments were made on schedule. These amortization features and related rebates for precomputed receivables should not result in shortfalls of principal payments on your securities because the portion of the interest payments on these receivables that give rise to rebate requirements are essentially treated as principal paydowns for purposes of the securities.

Payment Terms

      The receivables have a variety of payment schedules tailored to the obligor’s anticipated cash flows, such as annual, semi-annual, quarterly, monthly and irregular payment schedules. In some cases, the payment terms of receivables permit an obligor to skip specified payments to accommodate the seasonal or other cash flow fluctuations of the obligor’s business.

Insurance

      Obligors may be required to obtain and maintain physical damage insurance with respect to the Equipment Loans in a minimum amount equal to its unpaid balance or the stipulated loss value of the related equipment. Each obligor is required to deliver to the applicable finance company policies or certificates of insurance evidencing such coverage. The policies name the finance company as a loss payee, provide for coverage to such finance company regardless of the breach by the obligor of any warranty or representation made therein and provide that coverage may not be canceled or altered by the insurer except upon ten (10) days’ prior written notice to such finance company.

Extension Procedures

      The servicer may, on behalf of the issuer, agree to extend a receivable when payment delinquencies result from temporary interruptions in an obligor’s cash flow. In an extension, one or more payments are moved to a future date, which may be before or after the original final maturity of the receivable. The servicer is not permitted to extend the final payment date for any receivable beyond the maturity date specified in the applicable prospectus supplement.

      An obligor may be charged an extension fee, which is usually payable at the time a receivable is extended. Interest continues to accrue on the unpaid balance of the receivable during the period that payments are not required.

ORIGINATION OF RECEIVABLES

      GE Capital’s division of commercial equipment finance (“CEF”) and other finance companies, as may be specified in your prospectus supplement, originate or acquire the receivables that may be sold to the issuers in several ways:

•	They make Equipment Loans directly to purchasers of new and used maritime assets, transportation equipment, industrial equipment, construction equipment, technology and telecommunications equipment, furniture and fixtures, medical and dental equipment and other equipment using standard documentation with modifications for particular assets.

•	They acquire Equipment Loans originated by unaffiliated companies that provide financing for equipment. Prior to any such acquisition, CEF reviews the third party documentation against its standard documentation and in certain cases requires amendment of the documents in conformity with CEF’s standards.

Credit Approval Process

      The following is a summary of CEF’s origination policies. The origination policies of other finance companies that sell receivables that will be transferred to your issuer will be specified in your prospectus supplement.

      The primary responsibilities for credit approval, monitoring and review are placed with the field offices of CEF. Generally, field offices are most familiar with local customer’s credit profiles and needs and most knowledgeable concerning the collateral securing the loan or finance lease. Because of this, approximately 90% of all applications are approved at field offices, with an average credit approval turnaround of three business days.

      CEF evaluates each applicant based on the obligor’s assets, liabilities, income, credit history and other relevant demographic business and personal information.

      In general, the applicant is required to provide information including:

•	details of the financing request;

•	three years of financial statements;

•	bank references;

•	with respect to customers in the construction industry, references from companies that provide performance bonds guaranteeing the performance of the customer of its obligations under a construction contract; and

•	in the event there are guarantees to be provided, bank references and three years of financial statements of each guarantor.

      The loan or finance lease package is assembled by a CEF sales representative and submitted to a risk analyst for review. Each risk analyst is required to review all documents and prepare a credit evaluation which includes:

•	a summary of the proposed terms of the loan or finance lease;

•	a description of the obligor’s business, including its managerial experience and description of its business;

•	financial statement and cash flow analysis of the applicant and any guarantors;

•	an analysis of recent profits and losses, margin trends and portfolio comparisons of obligors in the same industry;

•	an evaluation of the collateral; and

•	an analysis of CEF potential exposure to the obligor and proposed exit strategies.

      Each application is evaluated based on a comprehensive risk management policy. In addition to the financial information provided by the applicant, CEF utilizes proprietary financial models to evaluate the credit application. The financial models consider data such as failure rates in the obligor’s industry, the average years in business of companies in the obligor’s industry, the level of profitability of companies in the obligor’s industry and variations in the obligor’s industry according to geographical location. These financial models, in conjunction with the financial information provided by the applicant, provide CEF with a comprehensive view of the risk profile of the customer and are an integral part of its credit approval process. When the risk analyst has completed his final review, a decision is made to approve or reject the application in accordance with the credit policies described below. The maximum amount that a finance company will finance under a receivable varies based on the obligor’s credit history, the type of equipment financed, whether the equipment is new or used, the payment schedule and the length of the receivable. If approved, documentation is prepared and forwarded to funding specialists who book the loan on to CEF’s accounting system. Funds are disbursed based on the obligors’ instructions.

      Obligors are provided with options for remitting payments including checks, direct debit or wire transfer. Most obligors choose to remit payment by check.

      Under an arrangement with a collecting financial institution, obligors remit funds to a designated postal address at that institution. Employees of that institution process the checks for clearing and post the balances to CEF’s account.

      The collecting institution then transmits to CEF, in electronic format, a notification of daily balances posted to CEF’s account. This information is used by CEF to update its receivables account database on a daily basis.

      To the extent there are discrepancies between an obligor’s receivables account on the CEF database and the collecting institution’s records, CEF hires an unaffiliated company to investigate the discrepancy and reconcile the accounts.

Credit Authorities

      CEF’s credit authorities are set forth in its Policy 5.0. Policy 5.0 is a General Electric Company (“GE”) board of directors approved delegations of credit authority for each of the GE businesses. Credit approval is segmented by transaction size and equipment type.

      Based upon the segmented approach, the following credit authorities have been established:

Authority:	Amount:

GE Board of Directors	Above $150 million
President & CEO of GE Commercial Finance	Up to $150 million
President and Chief Risk Officer	Up to $50 million
Senior Risk Officer	$20 million
Region Manager and Senior Risk Manager	Up to $10 million
Risk Analysts	$250,000 — $3 million Depending on experience

      Because Policy 5.0 is approved by GE’s board of directors, field officers have no authorization to increase credit authorities. Any changes in credit authority must be approved by the chief risk officer in Danbury, Connecticut.

      Policy 5.0 is augmented by Policy 6.0 which is a portfolio management tool. Policy 6.0 facilitates proactive management of credit risk by:

•	reviewing economic activity at the local, state and national levels, including reviewing industrial diversity, employment volatility and geographic strengths and weaknesses;

•	developing a risk demographic profile by simplifying over 50 macroeconomic factors into one of the following aggregate metrics:

•	population size

•	population trend

•	industrial diversity

•	employment volatility; and

•	publishing risk bulletins which are macroeconomic summaries of changes in the economic climate that could impact current underwriting policies.

      The risk bulletins serve as an early warning system to the credit authorities such that industrial sub-segments experiencing significant weaknesses over a given time period may have credit authorities restricted by the chief risk officer until economic trends in such sub-sectors begin to improve.

Delinquencies and Net Losses

      We provide you with historical information concerning delinquencies and net losses on the entire portfolio of receivables serviced by the finance companies in the prospectus supplement for your securities. This information may exclude any category of receivables not included in your trust.

Delinquency and Loss Mitigation Strategy

      In order to reduce potential losses on the receivables, CEF utilizes a dual approach, namely:

•	an identification process; and

•	a prevention and resolution process.

     Identification Process

      CEF utilizes a statistically-based analysis of economic leading indicators and emerging portfolio trends which highlights any weaknesses in an industrial sub-sector in the form of a Policy 6.0 risk bulletin. The use of risk bulletins are important not only to provide feedback to the credit authorities as part of the credit approval process in Policy 5.0, but also to serve as an early warning system of potential losses with respect to current obligors. Analysis of industrial trends is used in conjunction with customer behavior scoring models, which comprise eleven statistical models that are intended to identify in advance obligors that are likely to default on their obligations.

     Prevention and Resolution Process

      In general, servicing of all CEF assets is done from a central collections department in Danbury, Connecticut. CEF utilizes the same servicing standards regardless of the type of Equipment Loan.

      After an account is 10 days past due, a phone call is made to the obligor reminding it of its obligation to send in its overdue amount, including an assessment of late charges. If the obligor still has not paid the outstanding amount by the end of the calendar month in which such amount is due, the matter is referred to the collections department in Danbury, Connecticut. The collections department will make several phone calls, including contacting senior management of the obligor to try and resolve the outstanding debt.

      In certain instances, the obligor may request an extension of payment terms from CEF. Any requests for extensions are referred to the appropriate regional office that approved the initial application. The regional office will request a new credit report on the obligor before making a determination and the obligor may be required to pay an extension fee as noted above in “Extension and Substitution Procedures”. In the event the extension is granted, interest will continue to accrue on the unpaid balance.

      After the account is 30 days past due, the obligor is sent a formal default notice and is given 10 days in which to cure the default.

      If payment is still not received within the 10 day period, a variety of options for recovery of the debt are employed. These include:

•	Repossession of equipment.

      In some instances, the collections department will instruct a repossession agent to repossess the equipment. This approach is common in cases where the collateral is not essential to the business of the obligor and where repossession is feasible without damaging the equipment.

•	Referral to outside counsel.

      In other cases where the collateral is essential to the business of the obligor, for example, trailers belonging to an obligor in the transportation industry, the obligor may not surrender possession of the collateral. In these cases, the matter is referred to outside counsel to commence litigation proceedings to recover the equipment.

•	Referral to strategic asset finance group.

      In cases where the outstanding amount is $100,000 or greater and there is a prospect of collection, the matter may be referred to CEF’s strategic asset finance group which specializes in formulating restructuring and workout arrangements with troubled companies. If the strategic asset finance group determines that a restructuring solution is not viable, it may either refer the matter back to the collections department for further action or it may refer the matter directly to outside counsel.

      Once the equipment is recovered either pursuant to a court order or pursuant to a repossession, the collections department will transfer the equipment to the asset management group which then sells the equipment. Amounts recovered from the sale will be applied to the debts owed to CEF. To the extent there is still a deficiency in the amount recovered from the proceeds of the sale, the asset management group may instruct outside counsel to pursue the outstanding amount by obtaining a deficiency judgment against the obligor. For more information on deficiency judgments, please refer to “Deficiency Judgment and Excess Proceeds; Other Limitations” in this prospectus.

USE OF PROCEEDS

      We will apply the net proceeds from the issuance of securities to buy receivables from the finance companies and, to the extent specified in your prospectus supplement, to make deposits in various trust accounts, including any pre-funding account for your issuer.

IMPORTANT PARTIES

CEF Equipment Holding, L.L.C.

      We will sell receivables to each issuer. We are a wholly-owned subsidiary of General Electric Capital Services, Inc. and were formed in the State of Delaware on, June 17, 2002. We are organized for the limited purpose of buying receivables, directly or indirectly, from the finance companies, transferring those receivables to third parties and any related activities. Our principal executive offices are located at 44 Old Ridgebury Road, Danbury CT 06810, and our telephone number is (203) 796-5518. You can find more information about our legal separateness from GE Capital, the restrictions on our activities and possible effects on you if we were to enter bankruptcy, reorganization or other insolvency proceedings under “Legal Aspects of the Receivables — Bankruptcy Considerations Relating to the Finance Companies.”

GE Capital Corporation

      General Electric Capital Corporation, a Delaware corporation (often referred to as “GE Capital”), will act as the servicer of the receivables owned by, and provide administrative services to each of the issuers. All of the outstanding common stock of GE Capital is owned by General Electric Capital Services, Inc., the common stock of which is in turn wholly owned directly or indirectly by GE.

      The financing and services offered by GE Capital are diversified, a significant change from the original business of GE Capital, that is, financing distribution and sale of consumer and other GE products. GE manufactures few of the products financed by GE Capital.

      GE Capital operates in the following four key operating segments, each of which are subject to a variety of regulations in their respective jurisdictions:

•	Commercial Finance. Commercial Finance offers an array of financial services worldwide. With particular expertise in the mid-market segment, this operating segment offers loans, leases, and other financial services to customers, including manufacturers, distributors and end-users for a variety of equipment and major capital assets including industrial facilities and equipment, energy-related facilities, commercial and residential real estate, vehicles, aircraft, and equipment used in construction, manufacturing, data processing and office applications, electronics and telecommunications, and healthcare. Commercial Finance has offices throughout the United States and in Canada, Latin America, Europe, and Asia Pacific.

•	Consumer Finance. Consumer Finance offers a broad range of financial products, including private-label credit cards, personal loans, bank cards, auto loans, leases and inventory financing, residential mortgages, corporate travel and purchasing cards, debt consolidation, home equity loans, and credit insurance. Consumer Finance’s operations are located principally in the United States, and in Europe, Asia, Latin and South America, Australia and New Zealand.

•	Equipment & Other Services. Equipment & Other Services helps customers manage, finance and operate a wide variety of business equipment worldwide. This operating segment provides rentals, leases, sales, asset management services and loans for portfolios of commercial and transportation equipment, including tractors, trailers, railroad rolling stock, intermodal shipping containers and modular space units, computer networks, marine containers and autos. Equipment & Other Services has offices throughout the United States and in Canada, Mexico and Europe.

•	Insurance. Insurance offers a broad range of insurance and investment products that help consumers create and preserve personal wealth, protect assets and enhance their life styles. For lenders and investors, these insurance products protect against the risk of default on low-down-payment mortgages. For businesses, it provides reinsurance and primary commercial insurance products to insurance companies, Fortune 100 companies, self-insurers and healthcare providers. Through December 2003, for state and local governments and other public entities, Insurance offered financial guarantees for a variety of debt securities. Insurance has offices throughout the United States and in Canada, Europe, Latin America and Australia.

      In November 2003, GE announced its intent to make an initial public offering of a new company, Genworth Financial, Inc., comprising most of the Insurance operating segment’s life and mortgage insurance businesses. On May 28, 2004, GE completed the sale of approximately one-third of Genworth Financial, Inc.’s equity in the initial public offering, and expects (subject to market conditions) to reduce its ownership over the next three years as Genworth Financial, Inc. transitions to full independence.

      CEF is a sub-division of the Commercial Finance division and provides large and small companies with a broad line of innovative financial solutions including leases and loans to middle-market customers, including manufacturers, distributors, dealers and end-users, as well as municipal financing and facilities financing, in such areas as aircraft, maritime assets, transportation equipment, industrial equipment, construction equipment, technology and telecommunications equipment and furniture and fixtures. It also furnishes customers with direct source tax exempt finance programs, as well as lease and sale/ leaseback offerings.

      Generally, commercial equipment financing transactions range in size from $50 thousand to $50 million, with financing terms from 36 to 180 months. CEF also maintains an asset management operation that redeploys off-lease and repossessed equipment and other assets.

      The global equipment financing industry continues to be highly fragmented and intensely competitive. Competitors in the U.S. domestic and international markets include independent financing companies, financing subsidiaries of equipment manufacturers, and banks (national, regional, and local). Industry participants compete not only on the basis of monthly payments, interest rates and fees charged customers but also on deal structures and credit terms. The profitability of CEF is affected not only by broad economic conditions that impact customer credit quality and the availability and cost of capital, but also by successful management of credit risk, operating risk and such market risks as interest rate and currency exchange risk. Important factors to continued success include maintaining strong risk management systems, diverse portfolios, service and distribution channels, strong collateral and asset management knowledge, deal structuring expertise and the reduction of costs through enhanced use of technology.

      CEF operates from offices throughout the Americas, Europe, Asia and Australia.

      GE Capital’s principal executive offices are located at 260 Long Ridge Road, Stamford, Connecticut 06297, and its telephone number is (203) 357-4000. GE Capital is subject to the informational requirements of the Securities Exchange Act. As required by that act, GE Capital files reports and other information with the SEC. You can find more information about GE Capital in the reports and other information that are described under “Where You Can Find More Information.”

The Owner Trustee or Managing Member and the Indenture Trustee

      We will identify the owner trustee for your trust or managing member of your limited liability company and the indenture trustee for your notes in your prospectus supplement. The liability of the indenture trustee and the owner trustee or managing member, as applicable, in connection with the issuance of the related securities is limited solely to its express obligations under the related agreements.

      An owner trustee or managing member, as applicable, may resign at any time, in which event the owners of the issuer must appoint a successor owner trustee or managing member, as applicable. The administrator of the issuer, on behalf of the issuer, may also remove the owner trustee or managing member, as applicable, if the owner trustee or managing member, as applicable, ceases to be eligible to continue as owner trustee or managing member, as applicable, or if the owner trustee or managing member, as applicable, becomes insolvent. In that case, the administrator, on behalf of the issuer, must appoint a successor trustee.

      An indenture trustee may resign at any time by notifying the issuer in writing, and may be removed by the issuer if the indenture trustee becomes insolvent or ceases to be eligible to continue as indenture trustee. If an indenture trustee resigns or is removed, the issuer must appoint a successor indenture trustee. In addition, noteholders of not less than 66 2/3% of the outstanding principal balance of the notes may remove the indenture trustee by so notifying the indenture trustee in writing and may appoint a successor indenture trustee.

      No resignation or removal of an owner trustee or managing member, as applicable, or an indenture trustee, as the case may be, or appointment of a successor owner trustee or managing member, as applicable, or successor indenture trustee, as the case may be, will become effective until the successor owner trustee or managing member, as applicable, or successor indenture trustee has accepted its appointment.

DESCRIPTION OF THE NOTES

      Each issuer will issue one or more classes of notes pursuant to an indenture between the issuer and an indenture trustee. We have filed a form of the indenture to be used as an exhibit to the registration statement of which this prospectus is a part. In addition to the notes offered by this prospectus, each issuer may issue one or more additional classes of notes that may be issued in transactions exempt from registration under the Securities Act or retained by us or our affiliates. Those additional classes of notes may be issued under the related indenture or under a separate agreement. We summarize the material terms of the notes and indentures below. This summary does not include all of the terms of the notes and the indentures and is qualified by reference to the actual notes and indentures.

Principal and Interest on the Notes

      We will describe the timing and priority of payment, seniority, redeemability, allocations of losses, interest rate and amount of or method of determining payments of principal of and interest on, each class of notes of a series in the related prospectus supplement. The right of holders of any class of notes to receive payments of principal and interest may be senior or subordinate to the rights of holders of any other class or classes of notes of the same series. Each series may include one or more classes of notes of a type known as “strip notes.” Strip notes are entitled to (a) principal payments with disproportionate, nominal or no interest payments or (b) interest payments with disproportionate, nominal or no principal payments. Each class of notes may have a different interest rate, which may be a fixed or floating rate and may be zero for strip notes.

The Indenture

      Modification of Indenture. The indenture for each issuer may be amended with the consent of the holders of at least a majority of the outstanding principal amount of notes of the related series, the issuer and the indenture trustee. However, the following changes may not be made to any indenture without the consent of each affected noteholder unless otherwise specified in your prospectus supplement:

(1) any change to the due date of any installment of principal of or interest on any note or any reduction of the principal amount of any note, the interest rate for any note or the redemption price for any note, or any change to the place for or currency of any payment on any note;

(2) any change that impairs the right of a noteholder to take legal action to enforce payment under the provisions of the indenture;

(3) any reduction in the percentage of noteholders, by aggregate principal balance, that is required to consent to any amendment or to any waiver of defaults or compliance with provisions of the indenture;

(4) any modification of the provisions of the indenture regarding the voting of notes held by you, the applicable issuer or any other obligor on the notes;

(5) any modification of the provisions of the indenture which affects the calculation of the amount of any payment of interest or principal due on any note on any payment date or which affects your rights to the benefit of any provisions for the mandatory redemption of the notes;

(6) any reduction in the percentage of noteholders, by aggregate principal balance, that is required to direct the indenture trustee to sell or liquidate the receivables if the proceeds of sale would be insufficient to pay the notes in full, with interest; or

(7) any change that adversely affects the status or priority of the lien of the indenture on any collateral.

      Also, unless otherwise provided in the applicable prospectus supplement, an issuer and the applicable indenture trustee may enter into supplemental indentures without obtaining the consent of the noteholders of the related series, for the purpose of:

(1) correcting or amplifying the description of any property at any time subject to the lien of the applicable indenture, or better to assure, convey and confirm to the indenture trustee a Lien on any property subject or required to be subjected to the lien of the indenture;

(2) evidencing the succession, in compliance with the provisions of the applicable indenture, of another person to the applicable issuer, and the assumption by any such successor of the covenants of the issuer under the applicable indenture and in the notes;

(3) adding to the covenants of the issuer, for your benefit, or to surrender any right or power herein conferred upon the applicable issuer;

(4) mortgaging or pledging any property to or with the applicable indenture trustee;

(5) replacing any spread account with another form of credit enhancement; provided, the rating agency condition is satisfied;

(6) curing any ambiguity, correcting or supplementing any provision in the applicable indenture or in any supplemental indenture that may be inconsistent with any other provision in the applicable indenture or in any supplemental indenture, or making any other provisions with respect to matters or questions arising under the applicable indenture or in any supplemental indenture; provided, that such action does not materially adversely affect your interests as noteholders;

(7) evidencing and providing for the acceptance of the appointment under the applicable indenture by a successor or additional indenture trustee with respect to the notes or any class thereof and to add to or change any of the provisions of the applicable indenture as shall be necessary to facilitate the administration of the applicable issuer under the applicable indenture by more than one indenture trustee, pursuant to the requirements of the applicable indenture; or

(8) modifying, eliminating or adding to the provisions of the applicable indenture to such extent as shall be necessary to effect the qualification of the applicable indenture under the Trust Indenture Act of 1939 or under any similar federal statute hereafter enacted and to add to this Indenture such other provisions as may be expressly required by the Trust Indenture Act of 1939.

      Events of Default; Rights upon Event of Default. Any one of the following events will be an event of default for the notes in your series, unless otherwise specified in your prospectus supplement:

•	the issuer fails to pay any interest on any note within five days after its due date;

•	the issuer fails to pay any installment of the principal of any note on its due date;

•	the issuer breaches any of its other covenants in the indenture for 30 days (or for such longer period, not in excess of 90 days, as may be reasonably necessary to remedy such default if the servicer delivers an officer’s certificate to the indenture trustee to the effect that the issuer has commenced, or will promptly commence and diligently pursue, all reasonable efforts to remedy such default and such default can be remedied in 90 days or less) after notice of the breach is given to the issuer by the indenture trustee or to the issuer and the indenture trustee by the holders of at least 25% of the outstanding principal amount of the notes in your series;

•	the issuer fails to correct a breach of a representation or warranty it made in the indenture, or in any certificate delivered in connection with the indenture, that was incorrect in a material respect at the time it was made, for 30 days (or for such longer period, not in excess of 90 days, as may be reasonably necessary to remedy such default if the servicer delivers an officer’s certificate to the indenture trustee to the effect that the issuer has commenced, or will promptly commence and diligently pursue, all reasonable efforts to remedy such default and such default can be remedied in 90 days or less) after notice of the breach is given to the issuer by the indenture trustee or to the issuer and the indenture trustee by the holders of at least 25% of the outstanding principal amount of the notes in your series; or

•	the issuer becomes bankrupt or insolvent or is liquidated.

      You should note, however, that until the maturity date for any class of notes, the amount of principal due to noteholders in your series generally will be limited to amounts available for that purpose. Also, if specified in the applicable prospectus supplement, the amount of interest due to noteholders of any class may be limited to amounts available for that purpose. Therefore, the failure to pay principal or, when applicable, interest on a class of notes generally will not result in the occurrence of an event of default until the maturity date for that class of notes.

      If an event of default with respect to the notes of any series occurs and is not remedied as provided in the applicable indenture, then the indenture trustee may, and at the direction of holders of a majority in principal amount of those notes or, if so specified in the applicable prospectus supplement, holders of a majority in principal amount of one or more particular classes of those notes shall be required to, declare the principal of the notes of that series to be immediately due and payable; provided that the indenture trustee shall, at the direction of holders of 66 2/3% of the outstanding principal balance of the notes, or if specified in your prospectus supplement, holders of 66 2/3% of the outstanding principal balance of one or more classes of those notes, be required to, exercise all rights, remedies, powers, privileges and claims of the issuer against the servicer or the transferor under or in connection with the servicing agreement and the purchase and sale agreement, including the right or power to terminate or to take any action to compel or secure performance or observance by the servicer or the transferor of each of their obligations to the issuer thereunder and to give any consent, request, notice, direction, approval, extension or waiver under the servicing agreement or the purchase and sale agreement, and any right of the issuer to take such action shall be suspended. Unless otherwise specified in the applicable prospectus supplement, the holders of a majority in principal amount of those notes may direct the time, method and place of conducting any proceedings for any remedy available to the indenture trustee or of exercising any power conferred on it. Unless otherwise specified in your prospectus supplement, that declaration may be rescinded by holders of a majority of the outstanding principal amount of the notes of that series, but only after payment of any past due amounts and cure or waiver of all other events of default. Noteholders’ voting rights may vary by class.

      If the notes of any series have been declared due and payable following an event of default, the indenture trustee for that series may institute proceedings to collect amounts due or foreclose on the issuer’s property, exercise remedies as a secured party, sell the related receivables or make demand upon the issuer by written notice that the issuer deliver the receivables files to it. Unless otherwise specified in the related prospectus supplement, however, the indenture trustee is prohibited from selling the related receivables following an event of default, other than a default in the payment of any principal of or a default in the payment of any interest on any note that continues for five days or more, unless (i) the holders of all the outstanding notes of that series consent to the sale, (ii) the proceeds of the sale are sufficient to pay in full the principal of and the accrued interest on those notes at the date of such sale or (iii) the indenture trustee for that series determines that the proceeds of receivables would not be sufficient on an ongoing basis to make all payments on those notes as those payments would have become due if those obligations had not been declared due and payable, and the indenture trustee obtains the consent of the holders of 66 2/3% of the outstanding principal amount of those notes.

      Each indenture will provide that, subject to the duty of the indenture trustee to act with the required standard of care if an event of default occurs, the indenture trustee is not required to exercise any of its rights or powers under the indenture at the request or direction of any of the noteholders, if the indenture trustee reasonably believes it will not be adequately indemnified against the costs, expenses and liabilities which might be incurred by it in complying with that request. Subject to the provision of adequate indemnification of the indenture trustee, the holders of a majority of the outstanding principal amount of the notes of a series (or of one or more classes of those notes, if so specified in the applicable prospectus supplement) will have the right to direct the time, method and place for any remedy available to the indenture trustee.

      Unless otherwise specified in the related prospectus supplement, no noteholder will have the right to take legal action under the related indenture, unless:

•	the noteholder gives the indenture trustee written notice of a continuing event of default;

•	the holders of at least 66 2/3% of the outstanding principal amount of notes of that series have requested in writing that the indenture trustee take legal action and offered reasonable indemnity to the indenture trustee;

•	the indenture trustee has not received a direction not to take legal action from the holders of at least 66 2/3% of the outstanding principal amount of the notes in that series; and

•	the indenture trustee has failed to take legal action within 60 days.

In addition, the noteholders, by accepting their notes, will covenant that they will not at any time institute any bankruptcy or insolvency proceeding against their issuer unless noteholders representing not less than 66 2/3% of the notes of each class of notes have consented thereto in writing.

      None of the owner trustee or managing member for any issuer, the related indenture trustee in its individual capacity, any holder of a certificate representing an ownership interest in an issuer or any of their respective owners, beneficiaries, agents, officers, directors, employees, affiliates, successors or assigns will be personally liable for the payment of the principal of or interest on the related notes or for the agreements of such issuer contained in the applicable indenture.

      Certain Covenants. In its indenture, each issuer will agree not to consolidate with or merge into any other issuer, unless:

•	the issuer formed by or surviving the consolidation or merger is organized under the laws of the United States or any state;

•	that issuer expressly assumes the issuer’s obligations relating to the notes;

•	immediately after the transaction, no event of default would have occurred and not have been remedied;

•	the issuer has been advised that the ratings of the notes or the certificates of the particular series then in effect would not be reduced or withdrawn by the applicable rating agencies as a result of the transaction; and

•	the issuer has received an opinion of counsel to the effect that the consolidation or merger would have no material adverse tax consequence to the issuer or to any related noteholder or certificateholder.

      Each issuer will also agree not to take the following actions:

•	sell or otherwise dispose of any of its assets, except as permitted by its transaction documents;

•	claim any credit on or make any deduction from the principal and interest payable in respect of its notes, other than amounts withheld under the Internal Revenue Code or applicable state law;

•	assert any claim against any present or former holder of those notes because of the payment of taxes levied or assessed upon the collateral;

•	engage in any business or activity other than in connection with, or relating to the financing, purchasing, owning, selling and managing ownership of, the receivables and the interests in the property constituting the collateral and, the issuance of the notes;

•	dissolve or liquidate or reorganize in whole or in part, except as contemplated by its transaction documents;

•	permit the validity or effectiveness of its indenture to be impaired or permit any person to be released from any obligations with respect to the notes under its indenture, except as may be expressly permitted by its indenture;

•	make any loan or advance to any affiliate of the issuer or to any other person;

•	make any expenditure (by long term or operating lease or otherwise) for capital assets (either realty or personalty);

•	permit any lien, claim or other encumbrance to affect its assets or any part of the issuer, any interest in its assets or the issuer or any related proceeds;

•	incur, assume or guarantee any indebtedness other than indebtedness incurred pursuant to its indenture and its other transaction documents;

•	remove the managing member or trustee, as applicable, without cause unless the rating agency condition shall have been satisfied in connection with such removal; or

•	(i) pay any dividend or make any distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any ownership or equity interest or security in or of the issuer, (ii) redeem, purchase, retire or otherwise acquire for value any such ownership or equity interest or security, (iii) set aside or otherwise segregate any amounts for any such purpose or (iv) make payments to or distributions from the collection account, in each case, except in accordance with the indenture.

      Each issuer may engage in only the activities described in the related prospectus supplement.

      Annual Compliance Statement. Each issuer will be required to file annually with the related indenture trustee a written statement as to the fulfillment of its obligations under its indenture.

      Indenture Trustee’s Annual Report. The indenture trustee for each issuer will be required to mail each year to all of the related noteholders a brief report relating to its eligibility and qualification to continue as indenture trustee, any amounts advanced by it under the indenture, information about indebtedness owing by the issuer to the indenture trustee in its individual capacity, any property and funds physically held by the indenture trustee as such and any action taken by it that materially affects the related notes and that has not been previously reported.

      Satisfaction and Discharge of Indenture. An indenture may be discharged with respect to the collateral securing the related notes upon the delivery to the related indenture trustee for cancellation of all of the related notes or upon deposit with the indenture trustee of funds sufficient for the payment in full of the notes.

DESCRIPTION OF THE CERTIFICATES

      Each issuer will issue one or more classes of certificates representing ownership interests in the issuer pursuant to a trust agreement or limited liability company agreement, as applicable. We have filed a form of the trust agreement or limited liability company agreement, as applicable, to be used as an exhibit to the registration statement of which this prospectus is a part. An issuer’s certificates may be offered by this prospectus or may be issued in transactions exempt from registration under the Securities Act or retained by us or our affiliates. We summarize the material terms of the certificates below. This summary does not include all of the terms of the certificates and is qualified by reference to the actual certificates.

      We will describe the timing and priority of distribution, seniority, redeemability, allocations of losses, and amount of or method of determining distributions on invested amounts or distributions of the invested amounts on each class of certificates of a series in the related prospectus supplement. Certificateholders’ rights to receive distributions on their certificates will be subordinate to the payment rights of noteholders in the same series to the extent described in the applicable prospectus supplement. In addition, the right of holders of any class of certificates to receive distributions of invested amounts or distributions on the invested amounts may be senior or subordinate to the rights of holders of any other class or classes of certificates of the same series.

ADMINISTRATIVE INFORMATION ABOUT THE SECURITIES

Denominations

      We will identify minimum denominations for purchase of securities in the related prospectus supplement. If we do not specify any denomination, then the securities will be available for purchase in minimum denominations of $250,000 and in greater $1,000 denominations.

Fixed Rate Securities

      Each class of securities may bear interest at a fixed rate per annum. We will identify the applicable interest rate for each class of fixed rate securities in the applicable prospectus supplement. Interest on each class of fixed rate securities will be computed on the basis of a 360-day year of twelve 30-day months, unless we specify a different computation basis in the applicable prospectus supplement.

Floating Rate Securities

      Each class of securities may bear interest for interest periods specified in the applicable prospectus supplement at a floating rate per annum equal to:

•	a specified base interest rate, which will be based upon the London interbank offered rate (commonly known as “LIBOR”), commercial paper rates, federal funds rates, U.S. Government treasury securities rates, negotiable certificates of deposit rates or another index rate we specify in the applicable prospectus supplement;

•	plus or minus a “spread” of a number of basis points (i.e., one-hundredths of a percentage point) we will specify in the applicable prospectus supplement;

•	or multiplied by a “spread multiplier,” which is a percentage that we will specify in the applicable prospectus supplement.

      In the prospectus supplement for any floating rate securities we may also specify either or both of the following for any class:

•	a maximum, or ceiling, on the rate at which interest may accrue during any interest period; and

•	a minimum, or floor, on the rate at which interest may accrue during any interest period.

In addition to any maximum interest rate specified in the applicable prospectus supplement, the interest rate applicable to any class of floating rate securities will in no event be higher than the maximum rate permitted by applicable law.

      Each issuer that issues floating rate securities will appoint a calculation agent to calculate interest rates on each class of its floating rate securities. The applicable prospectus supplement will identify the calculation agent for each class of floating rate securities in the offered series. Determinations of interest by a calculation agent will be binding on the holders of the related floating rate securities, in the absence of manifest error. All percentages resulting from any calculation of the rate of interest on a floating rate security will be rounded, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward, unless we specify a different rounding rule in the related prospectus supplement.

Indexed Securities

      We may also specify in any prospectus supplement that any class of securities of the related series will be “indexed securities.” In that case, the principal amount payable at the maturity date for that class would be determined by reference to an index related to:

•	the difference in the rate of exchange between United States dollars and a currency or composite currency specified in the prospectus supplement;

•	the difference in the price of a specified commodity on specified dates;

•	the difference in the level of a specified stock index, which may be based on U.S. or foreign stocks on specified dates; or

•	another objective price or economic measure described in the prospectus supplement.

      We will disclose the manner of determining the principal amount payable on any indexed security and historical and other information concerning the index used in that determination in the applicable prospectus supplement, together with information concerning tax consequences to the holders of the indexed securities. This may include alternate means to calculate an index if a third party that initially calculates or announces the index ceases to do so or changes the basis upon which the index is calculated.

      Unless we specify otherwise in the applicable prospectus supplement, interest on an indexed security will be payable based on the amount designated in the prospectus supplement as the “face amount” of the indexed security. We will also specify in the applicable prospectus supplement whether the principal amount of any indexed security that would be payable upon redemption or repayment prior to the applicable maturity date would be its face amount, its principal amount based on the applicable index at the time of redemption or repayment or some other amount.

Book-Entry Registration

      The Clearing Organizations. We will specify in the related prospectus supplement whether or not investors may hold their securities in book-entry form, directly or indirectly, through one of three major securities clearing organizations:

•	in the United States, The Depository Trust Company (commonly known as “DTC”); or

•	in Europe, either Clearstream Banking, société anonyme (commonly known as “Clearstream”) or Euroclear Bank S.A./ N.V., as operator (the “Euroclear Operator”) of the Euroclear system (“Euroclear”).

Each of these issuers holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in the participants’ accounts. This eliminates the need for physical movement of certificates representing the securities.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system is also available to others, such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

      Clearstream is a limited liability company organized under the laws of Luxembourg as a professional depository. It settles transactions in a number of currencies, including United States dollars. Clearstream provides its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depository, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream’s participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters of any series of securities. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly.

      Euroclear was created in 1968. It settles transactions in a number of currencies, including United States dollars. Euroclear includes various other services, including securities lending and borrowing. Euroclear interfaces with domestic markets in many countries generally similar to the arrangements for cross-market transfers with DTC described below. Euroclear is operated by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the cooperative. The board of the cooperative establishes policy for Euroclear. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters of any series of securities. Indirect access to Euroclear is also available to other firms that maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

      The Euroclear Operator was granted a banking license by the Belgian Banking and Finance Commission in 2000, authorizing it to carry out banking activities on a global basis. It took over operation of Euroclear from the Brussels, Belgium office of Morgan Guaranty Trust Company of New York on December 31, 2000.

      Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of Euroclear. These Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawal of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

      Book-Entry Clearance Mechanics. If book-entry arrangements are made, then a nominee for DTC will hold global certificates representing the securities. Clearstream and Euroclear will hold omnibus positions on behalf of their respective participants, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold positions in customers’ securities accounts in the depositaries’ names on the books of DTC.

      Transfers between DTC’s participants will occur in accordance with DTC rules. Transfers between Clearstream’s participants and Euroclear’s participants will occur in the ordinary way in accordance with their applicable rules and operating procedures.

      Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary. However, such cross-market transactions will require delivery of instructions to the relevant

European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to Clearstream’s and Euroclear’s depositaries.

      Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date. Credits or other transactions in securities settled during any processing will be reported to the relevant Clearstream participant or Euroclear participant on that business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

      Purchases of securities under the DTC system must be made by or through DTC participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual securityholder is in turn to be recorded on the DTC participants’ and indirect participants’ records.

      Securityholders will not receive written confirmation from DTC of their purchase, but securityholders are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the DTC participant or indirect participant through which the securityholder entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of DTC participants acting on behalf of securityholders. Securityholders will not receive certificates representing their ownership interest in securities, unless the book-entry system for the securities is discontinued. Because of this, unless and until definitive securities for such series are issued, securityholders will not be recognized by the applicable indenture trustee or trustee or managing member, as applicable, as “noteholders,” “certificateholders” or “securityholders,” as the case may be. Hence, unless and until definitive securities are issued, securityholders will only be able to exercise their rights as securityholders indirectly through DTC and its participating organizations.

      To facilitate subsequent transfers, all securities deposited by DTC participants with DTC are registered in the name of DTC’s nominee. The deposit of securities with DTC and their registration in the name of its nominee effects no change in beneficial ownership. DTC has no knowledge of the actual securityholders of the securities. Its records reflect only the issuer of the DTC participants to whose accounts such securities are credited, which may or may not be the securityholders. The DTC participants are responsible for keeping account of their holdings on behalf of their customers.

      Notices and other communications conveyed by DTC to DTC participants, by DTC participants to indirect participants, and by DTC participants and indirect participants to securityholders are governed by arrangements among them and any statutory or regulatory requirements that are in effect from time to time.

      Neither DTC nor its nominee will consent or vote with respect to securities. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date, which assigns its nominee’s consenting or voting rights to those DTC participants to whose accounts the securities are credited on the record date (identified in a listing attached thereto).

      Principal and interest payments on securities cleared through DTC will be made to DTC. DTC’s practice is to credit participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by DTC participants to securityholders will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of the DTC participant and not of DTC, the indenture trustee or the issuer, subject to any statutory or regulatory requirements that are in effect from time to time. Payment of principal and interest to DTC is the responsibility of the indenture trustee, disbursement of those payments to DTC participants is the responsibility of DTC, and disbursement of the payments to securityholders is the responsibility of DTC participants and indirect participants.

      Principal and interest payments on securities held through Clearstream or Euroclear will be credited to the cash accounts of Clearstream participants or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Those payments will be subject to tax reporting in accordance with relevant United States tax laws and regulations, as described below in “U.S. Federal Income Tax Consequences.” Clearstream or the Euroclear operator, as the case may be, will take any other action permitted to be taken by a securityholder under a related agreement on behalf of a Clearstream participant or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depositary’s ability to effect such actions on its behalf through DTC.

      Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

      We obtained the information in this section concerning DTC, Clearstream and Euroclear and their respective book-entry systems from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Definitive Securities

      Notes or certificates that are initially cleared through DTC will be issued in definitive, fully registered, certificated form to investors or their respective nominees, rather than to DTC or its nominee, only if:

•	the administrator for any issuer advises the related indenture trustee or the related trustee or managing member, as applicable, in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to such securities, and the administrator is unable to locate a qualified successor;

•	the administrator for any issuer, at its option, advises the indenture trustee in writing that it elects to terminate the book-entry system through DTC; or

•	after the occurrence of an event of default or a servicer default with respect to a series of securities, securityholders representing at least a majority of the outstanding principal amount of the notes or the certificates, as the case may be, in that series advise the applicable trustee or managing member, as applicable through DTC in writing that the continuation of a book-entry system through DTC (or a successor thereto) with respect to the notes or certificates is no longer in the best interest of their holders.

If any of these events occur, the applicable indenture trustee will be required to notify all holders of the securities in the affected series through clearing organization participants of the availability of definitive securities. Upon surrender by DTC of the definitive certificates representing the corresponding securities and receipt of instructions for re-registration, the applicable indenture trustee will reissue the securities to the securityholders as definitive securities.

      Principal and interest payments on all definitive securities will be made by the applicable indenture trustee in accordance with the procedures set forth in the related indenture or the related servicing agreement directly to holders of definitive securities in whose names the definitive securities were registered at the close of business on the applicable record date specified for the securities in the related prospectus supplement. Those payments will be made by check mailed to the address of each holder as it appears on the register maintained by the applicable indenture trustee. The final payment on any definitive security, however, will be made only upon presentation and surrender of the definitive security at the office or agency specified in the notice of final distribution to the applicable securityholders.

      Definitive securities will be transferable and exchangeable at the offices of the applicable indenture trustee or of a registrar named in a notice delivered to holders of definitive securities. No service charge will be imposed for any registration of transfer or exchange, but the applicable indenture trustee may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection with a transfer or exchange.

List of Securityholders

      Three or more holders of the notes of any series or one or more holders of notes evidencing at least 25% of the aggregate outstanding principal balance of the notes of a series may, by written request to the related indenture trustee, obtain access to the list of all noteholders maintained by the indenture trustee for the purpose of communicating with other noteholders with respect to their rights under the related indenture or the notes. The indenture trustee may elect not to afford the requesting noteholders access to the list of noteholders if it agrees to mail the desired communication or proxy, on behalf of and at the expense of the requesting noteholders, to all noteholders of their series.

      Three or more holders of the certificates of any series or one or more holders of certificates evidencing at least 25% of the aggregate outstanding balance of the certificates of a series may, by written request to the related indenture trustee, obtain access to the list of all certificateholders maintained by the indenture trustee for the purpose of communicating with other certificateholders with respect to their rights under the related trust agreement or limited liability company agreement or the certificates.

Reports to Securityholders

      On or prior to each payment date for the securities of an issuer, the issuer shall or shall cause the servicer to, prepare and provide to the issuer’s indenture trustee (with a copy to the rating agencies) a statement to be delivered to the related noteholders and provide to the trustee or managing member, as applicable, a statement to be delivered to the related certificateholders on the payment date. Each of these statements will include, to the extent applicable to the particular series or class of securities, the following information (and any other information specified in the related prospectus supplement) with respect to the payment date or the period since the previous payment date:

(1) the amount of any principal payment on each class of notes;

(2) the amount of any interest payment on each class of notes;

(3) the certificateholders’ distribution on invested amount on each class of certificates;

(4) the certificateholders’ distributable invested amount of each class of certificates;

(5) the pool balance as of the opening of business on the first day of the collection period in which such determination date occurs;

(6) the aggregate outstanding principal balance and the note pool factor for each class of notes after giving effect to all payments reported under clause (1) above, and the aggregate outstanding invested amount and the certificate pool factor for each class of such certificates, after giving effect to all distributions reported under clause (3) above;

(7) the amount of the servicing fee paid to the servicer for the prior calendar month;

(8) the aggregate realized losses, if any, for the prior calendar month;

(9) the amount of the administration fee paid to the administrator for the prior calendar month;

(10) the amount of outstanding servicer advances, if any, made by the servicer on such payment date, the amount of advances, if any, reimbursed on such payment date and the amount of advances, if any, which remain unreimbursed as of the end of such payment date;

(11) the amount of the net losses on receivables, if any, during the prior calendar month; and

(12) the aggregate purchase price paid for receivables, if any, that were purchased or repurchased by us or the servicer during the prior calendar month.

      Each amount described in subclauses (1), (2), (3), (4), (7) and (9) will be expressed as a dollar amount per $1,000 of the initial principal balance of the related notes or certificates.

      The note pool factor for each class of notes will be a seven-digit decimal indicating the remaining outstanding principal balance of such class of notes, as of each payment date (after giving effect to payments to be made on such payment date), as a percentage of the initial outstanding principal balance of such class of notes. Similarly, the certificate pool factor for each class of certificates will be a seven-digit decimal indicating the remaining invested amount of such class of certificates, as of each payment date (after giving effect to distributions to be made on such payment date), as a fraction of the initial outstanding balance of such class of certificates. Each note pool factor and each certificate pool factor will initially be 1.0000000 and will decline over time to reflect reductions in the outstanding balance of the applicable class of notes or the remaining invested amount of the applicable class of certificates.

      A noteholder’s portion of the aggregate outstanding principal balance of the related class of notes is the product of (i) the original denomination of the noteholder’s note and (ii) the applicable note pool factor. A certificateholder’s portion of the aggregate remaining invested amount of the related class of certificates is the product of (a) the original denomination of such certificateholder’s certificate and (b) the applicable certificate pool factor.

      Within the prescribed period of time for tax reporting purposes after the end of each calendar year during the term of each issuer, the applicable indenture trustee will mail to each person who at any time during such calendar year has been a noteholder with respect to such issuer and received any payment thereon, a statement containing certain information for the purposes of such noteholder’s preparation of Federal income tax returns and the applicable administrator will mail to each person who at any time during such calendar year has been a certificateholder with respect to such issuer, a statement containing certain information for the preparation of such certificateholder’s preparation of Federal income tax returns.

DESCRIPTION OF THE TRANSACTION AGREEMENTS

      We summarize below the material terms of the agreements under which the finance companies will, directly or indirectly, sell receivables to us, and we will transfer them to each issuer, and under which GE Capital or any other finance company will agree to service the issuer’s receivables and administer the issuer. We will disclose any additional material terms relating to a particular issuer’s agreements in the related prospectus supplement. We have filed forms of these agreements as exhibits to the registration statement of which this prospectus is a part. The following summary does not include all of the terms of the agreements and is qualified by reference to the actual agreements.

Regular Sales of Receivables

      We buy receivables without recourse to the finance company for defaults by the obligors. However, such finance company represents and warrants to us on each purchase date as to the receivables being sold on that date, among other things, that each of the receivables meets our eligibility requirements and the information such finance company has provided to us about the receivables is correct in all material respects. The receivables we buy under these purchase agreements are originated by the finance companies or may have been acquired by the finance company from an unaffiliated seller in a portfolio or other acquisition. The finance companies may also sell receivables to another one of their subsidiaries, and we may buy the receivables from that subsidiary on substantially the same terms as our purchases from the finance companies.

      We then sell receivables that we have acquired as described above to one of the issuers, pursuant to a sale agreement. These sales are also made without recourse. If the issuer will issue notes, it will pledge the receivables to secure the notes issued pursuant to the related indenture. The issuer will, concurrently with this sale, execute and deliver the related notes and certificates to us as consideration for the receivables sold by us to the issuer. We will apply the net proceeds received from the issuance of its notes and certificates to pay the finance companies for the related receivables, and, to the extent specified in the related prospectus supplement, to make a deposit in a pre-funding account and initial deposits in other trust accounts. If there is a pre-funding account, the finance companies will sell, directly or indirectly, additional receivables to us, and we will in turn sell them to the issuer from time to time during a pre-funding period, as described further in the related prospectus supplement.

      If we breach any of our representations or warranties made in a sale agreement, and our breach is not cured by the last day of the second (or, if we elect, the first) month following the discovery by or notice to the indenture trustee of the breach, as liquidated damages, upon request of the issuer, we will be obligated to repurchase any receivable materially and adversely affected by our breach as of such last day at a price equal to the loan value of the receivable, as specified in the related prospectus supplement. Upon our request, the applicable finance company will have a corresponding repurchase obligation with respect to its transfer to us, of the receivables.

      The obligors on the receivables are not notified that their receivables have been transferred by the finance companies to us or by us to the issuer. However, each finance company marks its accounting records to reflect these sales, and Uniform Commercial Code financing statements reflecting the sales are filed.

      We have an option to purchase all of the remaining receivables owned by the issuer after their aggregate loan values fall below 10% of the sum of the loan values of all of the issuer’s receivables, measured for each receivable at the time of its sale to the issuer.

Accounts

      The issuer will establish and maintain the following bank accounts:

•	a collection account, into which all payments made on or with respect to the related receivables will be deposited;

•	a note distribution account, into which amounts available for payment to the noteholders will be deposited and from which those payments will be made;

•	a certificate distribution account, into which amounts available for distribution to the certificateholders will be deposited and from which those distributions will be made; and

•	if so specified in the prospectus supplement, a pre-funding account.

      We will describe any other accounts to be established for an issuer in the related prospectus supplement.

      Funds held in an issuer’s bank accounts will be invested in the following types of investments (the “Permitted Investments”):

(a) obligations of, or guaranteed as to the full and timely payment of principal and interest by, the United States or obligations of any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States;

(b) repurchase agreements on obligations specified in clause (a); provided, that the short-term debt obligations of the party agreeing to repurchase are rated in the highest rating category by the applicable rating agency;

(c) federal funds, certificates of deposit, time deposits and bankers’ acceptances (which shall each have an original maturity of not more than 90 days or, in the case of bankers’ acceptances, shall in no event have an original maturity of more than 365 days) of any United States depository institution or trust company incorporated under the laws of the United States or any State thereof or of any United States branch or agency of a foreign commercial bank; provided that the short-term debt obligations of such depository institution or trust company are rated in the highest rating category by the applicable rating agency;

(d) commercial paper (having original maturities of not more than 30 days) which on the date of acquisition are rated in the highest rating category by the applicable rating agency;

(e) securities of money market funds rated in the highest rating category by the applicable rating agency; and

(f) any other investment permitted by each of the applicable rating agencies as set forth in writing delivered to the indenture trustee.

      Permitted Investments described in clauses (e) and (f) will be made only so long as making such investments will not require the issuer to register as an investment company, in accordance with the Investment Company Act of 1940. During any pre-funding period, no investments in money market funds will be made with funds in any account other than the collection account. Also, so long as they meet the criteria listed above, these investments may include securities issued by us or our affiliates. Except as described below with respect to spread accounts, the investments made in each issuer’s bank accounts are limited to obligations or securities that mature on or before the business day preceding the next payment date.

      In the event of defaults on investments made in an issuer’s bank accounts, investors in the securities could experience losses or payment delays. Earnings from these investments, net of losses and investment expenses, will be deposited in the applicable collection account on each payment date and treated as collections on the related receivables.

      Each issuer’s bank accounts will be maintained in one of the following forms:

•	a segregated deposit account maintained with a depository institution or trust company whose short-term unsecured debt obligations are rated in the highest rating category from each applicable rating agency;

•	a segregated account which may be an account maintained in the corporate trust department of the Indenture Trustee, which is maintained with a depository institution or trust company whose long term unsecured debt obligations have a credit rating from each applicable rating agency in one of its generic rating categories which signifies investment grade;

•	a segregated trust account or similar account maintained with a federally or state chartered depository institution whose long term unsecured debt obligations have a credit rating from each applicable rating agency in one of its generic rating categories which signifies investment grade’s subject to regulations regarding fiduciary funds on deposit substantially similar to 12 C.F.R. §9.10(b) in effect on the closing date; or

•	as any other segregated account the deposit of funds in which has been approved by the applicable rating agencies.

Servicing Procedures

      The servicer will agree to conduct the servicing, administration and collection and take, or cause to be taken, all actions that may be necessary or advisable to collect all payments on the receivables owned by each issuer, that it would take if the receivables were owned by it and that are consistent with the issuer’s credit and collection policies. The issuer has adopted the credit and collection policies of the servicer as such policies may be in effect from time to time. For purposes of servicing, administering and collecting the receivables, the issuer and the servicer have agreed that the issuer’s credit and collection policies will be the same as those of the servicer. These procedures may vary in some respects between receivables originated by finance companies other than GE Capital and other receivables. The servicer on behalf of the issuer may, in its discretion, arrange with the obligor on a receivable to extend or modify the payment schedule. However, no such arrangement will be permitted to extend the final payment date of any receivable beyond the maturity date specified for the related securities in the applicable prospectus supplement.

      If the servicer forecloses on the collateral for a receivable, the servicer, on behalf of the issuer, may sell the collateral at public or private sale, or take any other action permitted by applicable law.

Collections

      The issuer will deposit, or cause to be deposited by the servicer, all payments received on an issuer’s receivables during a calendar month into the related collection account within two business days after receipt. However, at any time when there exists no servicer default and each other condition to making deposits less frequently than daily as may be specified by the applicable rating agencies or set forth in the related prospectus supplement is satisfied, the issuer will not be required to deposit payments into the collection account until on or before the business day preceding the applicable payment date. Pending deposit into the collection account, the issuer may or may cause the servicer to, invest collections at such issuer’s, or servicer’s, own risk, as applicable, and for such issuer’s, or servicer’s, own benefit, as applicable, and the collections will not be segregated from such issuer’s, or servicer’s, own funds, as applicable. If the issuer or the servicer acting at the request of the issuer were unable to remit such funds, securityholders might incur a loss. To the extent described in the related prospectus supplement, the servicer may, in order to satisfy the requirements described above, obtain a letter of credit or other security for the benefit of the related issuer to secure timely remittances of collections on the related receivables.

      At any time when the issuer is permitted to remit collections once a month, the issuer will be permitted to make that deposit net of distributions to be made to the servicer with respect to the same calendar month.

Servicing Compensation

      With respect to each issuer, the servicer will be entitled to receive a servicing fee for each calendar month in an amount equal to a percentage per annum specified in the related prospectus supplement of the aggregate loan value of the issuer’s receivables as of the first day of the applicable calendar month. The servicing fee will be paid solely from the sources, and at the priority, specified in the related prospectus supplement including, but not limited to, late fees, prepayment charges, modification fees and other ancillary amounts. Any fees agreed to between the servicer, and the subservicer, shall be paid solely by the servicer.

Servicing Advances

      The servicer may, but shall have no obligation to, make a servicer advance in the manner and to the extent provided in the servicing agreement, but only to the extent the servicer, in its sole discretion, expects to be reimbursed for such advance. If the servicer elects to make a servicer advance, prior to the close of business on each determination date, the servicer will determine the amount of the advance that it has elected to make on the related transfer date. The servicer shall include information as to such determination in the servicer’s certificate furnished by it and will transfer to the collection account on the transfer date in next day funds the amounts applicable to such determinations appearing in such servicer’s certificate. The servicer shall be reimbursed for outstanding servicer advances as provided in your prospectus supplement and interest will accrue on such advance as provided in your prospectus supplement.

Evidence as to Compliance

      Each servicing agreement will require that a firm of independent public accountants furnish to the issuer and indenture trustee annually a statement as to compliance by the servicer during the preceding twelve months (or in the case of the first such certificate, from the applicable closing date) with specified standards relating to the servicing of the applicable receivables, the servicer’s accounting records and computer files and certain other matters.

      Each servicing agreement will also require that an officer of the servicer deliver to the related issuer, substantially simultaneously with the delivery of the accountants’ statement, a certificate stating that the servicer has fulfilled its obligations under the servicing agreement throughout the preceding twelve months (or, in the case of the first such certificate, from the closing date) or, if there has been a default in the fulfillment of any such obligation, describing each such default. The indenture will require the issuer to deliver a copy of such accountant’s statement to the indenture trustee.

      Securityholders may obtain copies of such statements and certificates by written request addressed to the owner trustee or managing member, as applicable.

Appointment of Subservicers

      The servicer may at any time appoint a subservicer to perform all or any portion of its obligations as servicer. The servicer shall remain obligated and be liable to the issuer for the servicing of the receivables in accordance with the applicable servicing agreement without diminution of those obligations and liabilities by virtue of the appointment of any subservicer and to the same extent and under the same terms and conditions as if the servicer itself were servicing and administering the receivables. The fees and expenses of each subservicer shall be as agreed between the servicer and its subservicer from time to time and the issuer shall not have any responsibility therefor.

Resignation, Liability and Successors of the Servicer

      The servicer will not be permitted to resign from its obligations and duties as servicer for any issuer, except as provided under the relevant servicing agreement. No resignation will become effective until a successor servicer has assumed such servicer’s servicing obligations and duties.

      Neither the servicer nor any of its directors, officers, employees and agents will be under any liability to any issuer for taking any action or for refraining from taking any action under the applicable servicing agreement or for errors in judgment. However, the servicer will not be protected against any liability that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of the servicer’s duties thereunder or by reason of reckless disregard of its obligations and duties thereunder. In addition, the servicer will not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to the servicer’s servicing responsibilities under the related servicing agreement and that, in its opinion, may cause it to incur any expense or liability.

      Upon compliance with procedural requirements specified in the related servicing agreement, any of the following will be the successor of the servicer under that servicing agreement:

•	any entity into which the servicer may be merged or consolidated, or any entity resulting from any merger or consolidation to which the servicer is a party,

•	any entity succeeding to the business of the servicer, or

•	any corporation 50% or more of the voting stock of which is owned, directly or indirectly, by General Electric Capital Services, Inc., which assumes the obligations of the servicer.

Servicer Default

      The following events will constitute “servicer defaults” under each servicing agreement unless otherwise provided in your prospectus supplement:

•	the servicer fails to make required deposits or to direct the indenture trustee to make required distributions, subject to a three business day cure period after discovery or notice;

•	the servicer breaches its obligations under the servicing agreement, subject to materiality limitations and a 60 day cure period after notice; and

•	bankruptcy or insolvency of the servicer.

Rights Upon Servicer Default

      If a default under a servicing agreement occurs and remains unremedied with respect to a servicer default, the indenture provides that the related issuer will promptly exercise its rights to terminate the servicer with respect to certain servicer defaults set forth in your prospectus supplement and if any other servicer default occurs under the servicing agreement, prior to terminating the servicer, the indenture requires the issuer to obtain the consent of holders of notes of the related series evidencing at least 50% in outstanding principal amount of such notes (or of one or more particular classes of such notes, if specified in the related prospectus supplement). In that event, a successor servicer appointed by the issuer will succeed to all the responsibilities, duties and liabilities of the servicer under the servicing agreement and will be entitled to similar compensation arrangements.

      If a successor servicer has not been appointed and accepted its appointment at the time when the servicer ceases to act as servicer, the indenture trustee will automatically be appointed as the successor servicer. If the indenture trustee is unwilling or unable to act as successor servicer, it may resign, after which the issuer will appoint a successor with a net worth of at least $50,000,000 and whose regular business includes the servicing of equipment receivables.

Waiver of Past Defaults

      With respect to each issuer, unless otherwise provided in the related prospectus supplement, such issuer may, upon obtaining the consent of the holders of notes of such series evidencing at least 50% in outstanding principal amount of such notes, waive any default by the servicer in the performance of its obligations under the related servicing agreement and its consequences, except a default in making any required deposits to or payments from any of the trust accounts. Therefore, the issuer, with the consent of the requisite noteholders, has the ability to waive defaults by the servicer which could materially adversely affect the certificateholders. None of these waivers will impair the issuer’s rights with respect to subsequent defaults.

Amendment

      Unless otherwise provided in the related prospectus supplement, each of an issuer’s transaction agreements may be amended by the parties to the agreement, without the consent of the related noteholders or certificateholders, upon prior written notice to the rating agencies. In addition, unless otherwise provided in the related prospectus supplement, each of an issuer’s transaction agreements may be amended by the parties to the agreement, without the consent of the related noteholders or certificateholders, to substitute or add credit enhancement for any class of securities, so long as the applicable rating agencies confirm in writing that such substitution or addition will not result in a reduction or withdrawal of the rating of any class of securities in the related series.

      Unless otherwise specified in the related prospectus supplement, each of an issuer’s transaction agreements may be amended by the parties to the agreement, with the consent of the indenture trustee, the holders of notes evidencing at least a majority in principal amount of then outstanding notes of the related series and the holders of certificates of such series evidencing at least a majority of the invested amount of the certificates. However, no such amendment may (a) increase or reduce in any manner the amount of, or accelerate or delay the timing of, collections of payments on the related receivables or distributions that are required to be made for the benefit of such noteholders or certificateholders or (b) reduce the required percentage of the notes or certificates that are required to consent to any such amendment, without the consent of the holders of all the outstanding notes or certificates, as the case may be, of such series.

Termination

      With respect to each issuer, our obligations and the obligations of the servicer, the related owner trustee or managing member, as applicable, and the related indenture trustee pursuant to the issuer’s transaction agreements will terminate upon (a) the maturity or other liquidation of the last related receivables and the disposition of any amounts received upon liquidation of any such remaining receivables and (b) the payment to noteholders and certificateholders of the related series of all amounts required to be paid to them pursuant to the transaction agreements. The servicer will provide notice of any termination of such obligations to the owner trustee or managing member, as applicable. Following receipt of notice from the servicer, the owner trustee or managing member, as applicable, will mail notice of such termination to the certificateholders. The issuer will mail notice of any such termination to the indenture trustee and the noteholders.

Administration Agreement

      GE Capital or any other finance company will enter into an administration agreement with each issuer under which such finance company will act as administrator for the issuer. The administrator will perform, on behalf of the issuer, administrative obligations required by the related indenture.

Swap Agreements

      If specified in your prospectus supplement, the related issuer will, on or prior to closing date, enter into one or more swap agreements with one or more swap counterparties for purposes of managing the issuer’s interest rate risk exposure relating to differences in the basis upon which interest accrues on the Equipment Loans and the basis upon which interest accrues on the notes and distributions on the invested amount which are made on any certificates.

CREDIT AND CASH FLOW ENHANCEMENT

      We will describe the amounts and types of credit enhancement arrangements and the provider of the credit enhancements, if applicable, with respect to each class of securities of a given series in the related prospectus supplement. Credit enhancement may be in the form of subordination of one or more classes of securities, spread accounts, over-collateralization, demand notes, letters of credit, credit or liquidity facilities, surety bonds, guaranteed investment contracts, swaps or other interest rate protection agreements, repurchase obligations, other agreements with respect to third party payments or other support, cash deposits or such other arrangements as may be described in the related prospectus supplement or any combination of two or more of the foregoing. Credit enhancement for a class of securities may cover one or more other classes of securities of the same series, and credit enhancement for a series of securities may cover one or more other series of securities. Any credit enhancement that constitutes a guarantee of the applicable securities will be separately registered under the Securities Act unless exempt from such registration.

      The presence of a spread account and other forms of credit enhancement for the benefit of any class or series of securities is intended to enhance the likelihood of receipt by the securityholders of the full amount of payments on the notes or distributions in respect of certificates and to decrease the likelihood that the securityholders will experience losses. The credit enhancement for a class or series of securities generally will not provide protection against all risks of loss and will not guarantee repayment of the entire principal balance, with interest on the notes, or all distributions on certificate invested amounts and distributions of certificate invested amounts. If losses occur which exceed the amount covered by any credit enhancement or which are not covered by any credit enhancement, securityholders of any class or series will bear their allocable share of deficiencies, as described in the related prospectus supplement. In addition, if a form of credit enhancement covers more than one class or series of securities, securityholders of any one class or series will be subject to the risk that the credit enhancement will be exhausted by the claims of securityholders of other classes or series.

      The issuer may replace the credit enhancement for any class of securities with another form of credit enhancement without the consent of securityholders, if the applicable rating agencies confirm in writing that the substitution will not result in the reduction or withdrawal of their rating of any class of securities of the related series.

      Spread Account. If so provided in the related prospectus supplement, the issuer will establish for a series or class of securities a spread account. The issuer may initially fund any spread account by a deposit on the applicable closing date in an amount set forth in the related prospectus supplement. As further described in the related prospectus supplement, the amount on deposit in the spread account may be increased on each payment date up to a balance specified in the related prospectus supplement by the deposit of collections on the related receivables remaining after all higher priority payments on that payment date. We will describe in the related prospectus supplement the circumstances and manner under which distributions may be made out of the spread account to holders of securities, to the issuer or to any of the issuer’s transferees or assignees.

      To the extent permitted by the applicable rating agencies, funds in an issuer spread account may be invested in securities that will not mature prior to the next payment date. As a result, the amount of cash in a spread account at any time may be less than the balance of the spread account. If the amount required to be withdrawn from any spread account to cover shortfalls in collections on the related receivables (as provided in the related prospectus supplement) exceeds the amount of cash in the spread account, a temporary shortfall in the amounts paid or distributed to the related noteholders or certificateholders could result, which could, in turn, increase the average life of the related securities.

      The issuer may at any time, without consent of the securityholders, sell or otherwise transfer its rights to any spread account, if (a) the applicable rating agencies confirm in writing that doing so will not result in a reduction or withdrawal of the rating of any class of securities, (b) the issuer provides to the owner trustee or managing member, as applicable, and the indenture trustee a written opinion from independent counsel to the effect that the transfer will not cause the issuer to be treated as an association or publicly traded partnership taxable as a corporation for Federal income tax purposes and (c) the transferee or assignee agrees in writing to take positions for tax purposes consistent with the tax positions agreed to be taken by the issuer.

LEGAL ASPECTS OF THE RECEIVABLES

Bankruptcy Considerations Relating to the Finance Companies

      We and the finance companies will take steps in structuring the transactions described in this prospectus that are intended to ensure that the voluntary or involuntary application for relief by any of the finance companies under the United States Bankruptcy Code or other insolvency laws will not result in consolidation of our assets and liabilities or the assets and liabilities of the issuer with those of GE Capital or any other finance company. These steps include the creation of the issuer as a separate, limited-purpose subsidiary pursuant to an operating agreement or trust agreement containing restrictions on the nature of the issuer’s business. Our operating agreement also contains such restrictions as well as a restriction on our ability to commence a voluntary case or proceeding under any insolvency law without the unanimous affirmative vote of all our directors. However, there can be no assurance that our activities would not result in a court concluding that our assets and liabilities or the issuer’s assets and liabilities should be consolidated with those of GE Capital or any other finance company in a proceeding under any insolvency law.

      Each finance company that sells receivables to us will warrant that each sale of receivables by it to us is a valid sale. If a finance company were to become a debtor in a bankruptcy case, and a creditor or trustee-in-bankruptcy or the debtor itself were to take the position that either or both of the transfers of receivables should instead be treated as a pledge of receivables to secure a borrowing, then delays in payments of collections of receivables to the issuer (and in payments on the notes and distributions on the certificates) could occur. If the court ruled in favor of the creditor, owner trustee or managing member, as applicable, or a finance company, reductions in the amount of such payments could result.

      If any transfer of receivables referred to above, or any of our transfers of receivables to the issuer, were treated as a pledge instead of a sale, a tax or government lien on the property of the transferor arising before the sale of the receivable may have priority over the issuer’s interest in the receivable. If those transfers are treated as sales, the receivables would not be part of the transferor’s bankruptcy estate and would not be available to the transferor’s creditors, except under limited circumstances. In addition, cash collections on the receivables may, under some circumstances, be commingled with the funds of the servicer and, in the event of the bankruptcy of the servicer, an issuer may not have a perfected interest in those collections.

Perfection and Priority with Respect to Receivables

      A purchaser of Equipment Loans who gives new value and takes possession of the chattel paper or obtains control of the chattel paper that evidences the Equipment Loans in good faith, in the ordinary course of the purchaser’s business and without knowledge that the purchase violates the rights of an issuer as secured party, may have priority over the interest of the related issuer in the Equipment Loans. Any sale by a finance company of Equipment Loans that had been sold to an issuer would be a violation of the finance companies’ contractual obligations.

Security Interests in Financed Equipment

      In some states, receivables like the ones that may be included in your issuer, evidence the credit sale of maritime assets, transportation equipment, industrial equipment, construction equipment, technology and telecommunications equipment, furniture and fixtures, medical and dental equipment and other equipment. In those states, the receivables also constitute personal property security agreements and include grants of security interests in the equipment under the applicable Uniform Commercial Code. Perfection of security interests in the equipment (including, with respect to maritime assets that are either inland barges or are less than 5 net tons (determined in a manner prescribed by 46 CFR Part 69) (the “UCC Vessels”)) is generally governed by the Uniform Commercial Code. However, under the laws of some other states, perfection of security interests in certain transportation equipment would be governed by certificate of title registration laws of the state in which the equipment is located and perfection of security interests in maritime assets other than UCC Vessels (“Documentable Vessels”) would be governed by Title 46 of the United States Code (46 U.S.C. §§ 31301 et. seq).

      Each of the finance companies takes appropriate action under the laws of each state in which the obligor is located to perfect its security interest in the equipment with respect to the equipment that may be perfected by the filing of financing statements under the applicable Uniform Commercial Code. Under Title 46 of the United States Code, in the absence of an assignment of record of a first preferred ship mortgage, the assignment of the related Equipment Loan by itself will not convey a first preferred ship mortgage on the Documentable Vessel and the issuer will not have a perfected security interest in the Documentable Vessel. Accordingly, each of the finance companies will make the appropriate filings with the United States Coast Guard in the case of Documentable Vessels. In addition, each of the finance companies will retain physical possession of the receivables and certificates of title in the case of certain transportation equipment.

      As liquidated damages, upon request of the issuer, we are required to purchase from each issuer any Equipment Loan as to which necessary perfection actions have not been taken prior to the time of sale to the issuer, if the failure to take those actions will materially adversely affect the interest of the issuer in the receivable and the failure is not cured within a specified grace period. Similarly, upon our request, each finance company that sells receivables to us is required to purchase any such receivable if the failure occurred prior to its transfer of the receivable to us. In addition, the servicer is required to take appropriate steps to maintain perfection of security interests in the financed equipment.

      Due to administrative burden and expense, except as noted above, no action will be taken to record the transfer of security interests from the finance companies to us or from a finance company to one of its subsidiaries and ultimately to us or, in any case, from us to the issuer. In most states, an assignment of a security interest in equipment owned under a certificate of title like the transfers referred to above is effective to convey a security interest, without any action to record the transfer of record. In those states, the proper initial filing of the financing statement relating to the equipment, or, if applicable, the notation of the applicable finance company’s lien on the certificates of title, will be sufficient to protect the related issuer against the rights of subsequent purchasers of financed equipment or subsequent lenders who take a security interest in financed equipment. However, by not identifying an issuer as the secured party on the financing statement or certificate of title, the security interest of the issuer in financed equipment could be defeated through fraud or negligence.

      Priority of security interests in Documentable Vessels is determined by federal law. Under Title 46 of the United States Code, a first preferred ship mortgage supersedes all claims against the vessel, including a perfected state law security interest, a state or federally created lien or forfeiture rights (so long as the secured party is innocent of wrongdoing) other than preferred maritime liens, which are maritime liens arising before the mortgage is filed with the United States Coast Guard, maritime liens arising from maritime tort, including personal injury and pollution claims, maritime liens for wages of a stevedore employed by or on behalf of the vessel, for wages of the vessel’s crew, for general average and for salvage, including contract salvage. In addition, under the laws of most states, liens for repairs performed on non-maritime assets and equipment and liens for unpaid taxes take priority over even a perfected security interest in equipment.

      We will represent to each issuer that, as of the date the related receivable is sold to such issuer, each security interest in financed equipment is or will be prior to all other present liens on and security interests in the financed equipment. However, liens for repairs or taxes or preferred maritime liens could arise at any time during the term of a receivable. Also, error, fraud or forgery by the equipment owner or the servicer or administrative error by state or local agencies could impair an issuer’s security interest. Neither we nor the servicer must repurchase a receivable if any of the occurrences described above, other than any action by the servicer, result in the issuer’s losing the priority of its security interest or its security interest in the financed equipment after the date the security interest was assigned to the issuer.

      With respect to any equipment that is subject to a certificate of title under the laws of the state in which it is located, a majority of states generally require a surrender of a certificate of title to re-register the equipment. Accordingly, a secured party must surrender possession if it holds the certificate of title to the equipment, or, in the case of equipment registered in a state providing for the notation of a lien on the certificate of title but not possession by the secured party, the secured party would receive notice of surrender if the security interest is noted on the certificate of title. Thus, the secured party would have the opportunity to re-perfect its security interest in the equipment in the state of relocation. In states that do not require a certificate of title for registration of equipment, re-registration could defeat perfection.

Security Interests in Leased Equipment

      When we sell leases to an issuer, we also assign to the issuer any security or ownership interest that we hold in the leased equipment. Each lease will be a lease intended for security (often referred to as a “finance lease”) rather than a “true lease”.

“true lease” = the lessor (i.e., the originating dealer and its assigns) is deemed to be the beneficial owner of the leased equipment.

“finance lease” (not a true lease) = the lessee is deemed to be the beneficial owner, and the lessor (or its assignee) is deemed to hold a security interest in the leased equipment.

      All leases that will be transferred to an issuer will have either bargain purchase options or be conditional sale contracts, which under applicable state law standards should be deemed to be finance leases. Each of the finance companies will obtain a first priority perfected security interest in the leased equipment. In the case of leases of transportation equipment, the finance companies require the lessees to be named as the owner on the certificates of title and to have the applicable finance company named as holder of a security interest. As a result of these actions, for the finance leases, the applicable finance company and its assigns will have a very similar position to the one described above with respect to loans, and the same repurchase obligations apply if there is no first priority perfected security interest.

      In the event that a finance company were to become a debtor in a bankruptcy case, a bankruptcy trustee might attempt to characterize the finance leases as true leases and if successful, would have the ability to reject such leases, resulting in cancellation of the remaining scheduled payments under the leases.

      State laws differ as to whether anyone suffering injury to person or property involving leased maritime assets, transportation equipment, industrial equipment, construction equipment, technology and telecommunications, furniture and fixtures, medical and dental equipment or other equipment may bring an action upon which relief may be granted against the owner of the equipment by virtue of that ownership. To the extent the leases are deemed to be true leases and the issuer is deemed to be the owner of such equipment, the applicable state law may permit such an action and if such action is successful, the related issuer and its assets may be subject to liability to the injured party. If vicarious liability were imposed on an issuer as owner of leased equipment, and the coverage provided by any available insurance is insufficient to cover the loss, you could incur a loss on your investment.

Repossession

      Upon a default by an equipment purchaser, the holder of an Equipment Loan that is treated as a personal property security interest, has all the remedies of a secured party under the Uniform Commercial Code, except where specifically limited by other state laws. Under those remedies, the secured party may perform self-help repossession unless it would constitute a breach of the peace. Self-help is accomplished simply by retaking possession of the financed or leased equipment. Some jurisdictions require that the obligor be notified of the default and be given time to cure the default prior to repossession. Generally, the right of reinstatement may be exercised on a limited number of occasions in any one-year period. In cases where the obligor objects or raises a defense to repossession, or if otherwise required by applicable state law, a court order must be obtained from the appropriate state court, and the equipment must then be repossessed in accordance with that order. Although self help is an available remedy it is rarely used. In most cases, a notice of default is sent to the obligor and legal counsel is instructed to commence legal proceedings to recover the equipment.

Notice of Sale; Redemption Rights

      The Uniform Commercial Code and other state laws require a secured party to provide an obligor with reasonable notice of the date, time and place of any public sale and/or the date after which any private sale of collateral may be held. The obligor has the right to redeem the collateral prior to actual sale by paying the secured party the unpaid principal balance of the obligation plus reasonable expenses for repossessing, holding and preparing the collateral for disposition and arranging for its sale, plus, in some jurisdictions, reasonable attorneys’ fees, or, in some states, by payment of delinquent installments or the unpaid balance.

Uniform Commercial Code Considerations

      Many states have adopted a version of Article 2A of the Uniform Commercial Code that purports to codify many provisions of existing common law. Although there is little precedent regarding how Article 2A will be interpreted, it may, among other things, limit the enforceability of any “unconscionable” lease or “unconscionable” provision in a lease, provide a lessee with remedies, including the right to cancel the lease, for certain lessor breaches or defaults and leases where the lessee is a “merchant lessee.” However, each finance company that sells a lease will represent that, to the best of their knowledge, each lessee has accepted the equipment leased to it and, after reasonable opportunity to inspect and test, has not notified the applicable finance company of any defects. Article 2A does, however, recognize typical commercial lease “hell or high water” rental payment clauses and validates reasonable liquidated damages provisions in the event of lessor or lessee defaults. Article 2A also recognizes the concept of freedom of contract and permits the parties in a commercial context a wide degree of latitude to vary provisions of the law.

Deficiency Judgments and Excess Proceeds; Other Limitations

      The proceeds of resale of equipment generally will be applied first to the expenses of resale and repossession and then to the satisfaction of the indebtedness. Some states impose prohibitions or limitations on deficiency judgments if the net proceeds from resale do not cover the full amount of the indebtedness. In other states, a deficiency judgment against the debtor can be sought for the shortfall. However, because a defaulting obligor may have very little capital or sources of income available following repossession, in many cases it may not be useful to seek a deficiency judgment. If one is obtained, it may be uncollectible or settled at a significant discount.

      Occasionally, after resale of the equipment and payment of all expenses and all indebtedness, there is a surplus of funds. In that case, the Uniform Commercial Code requires the creditor to remit the surplus to any holder of a lien on the equipment or, if no such lienholder exists, to the former owner of the equipment.

      Courts have applied general equitable principles to secured parties pursuing repossession and litigation involving deficiency balances. These equitable principles may have the effect of relieving an obligor from some or all of the legal consequences of a default.

      In several cases, obligors have asserted that the self-help remedies of secured parties under the Uniform Commercial Code and related laws violate the due process protections provided under the 14th Amendment to the Constitution of the United States. Courts have generally upheld the notice provisions of the Uniform Commercial Code and related laws as reasonable or have found that the repossession and resale by the creditor do not involve sufficient state action to afford constitutional protection to borrowers. As to leases, some jurisdictions require that a lessee be notified of a default and given a time period within which to cure the default prior to repossession of leased equipment.

      In addition to the laws limiting or prohibiting deficiency judgments, numerous other statutory provisions, including federal bankruptcy laws and related state laws, may interfere with or affect the ability of a secured party to realize upon collateral or to enforce a deficiency judgment. For example, in a Chapter 11, 12 or 13 proceeding under the federal bankruptcy law, a court may prevent a creditor from repossessing equipment, and, as part of the rehabilitation plan, reduce the amount of the secured indebtedness to the market value of the equipment at the time of bankruptcy (as determined by the court), leaving the creditor as a general unsecured creditor for the remainder of the indebtedness. A bankruptcy court may also reduce the monthly payments due under a contract or change the rate of interest and time of repayment of the indebtedness.

U.S. FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of the material U.S. Federal income tax consequences of the purchase, ownership and disposition of the notes and certificates. This summary is based upon current provisions of the Internal Revenue Code of 1986, called the “Code”, proposed, temporary and final Treasury regulations thereunder, and published rulings and court decisions currently in effect. The current tax laws and the current regulations, rulings and court decisions may be changed, possibly retroactively. The portions of this summary which relate to matters of law or legal conclusions represent the opinion of Mayer, Brown, Rowe & Maw LLP, special Federal tax counsel for each issuer, as qualified in this summary. Mayer, Brown, Rowe & Maw LLP have prepared or reviewed the statements in this prospectus under the heading “U.S. Federal Income Tax Consequences,” and are of the opinion that they are correct in all material respects.

      The following summary does not furnish information in the level of detail or with the attention to an investor’s specific tax circumstances that would be provided by an investor’s own tax advisor. For example, it does not discuss the tax consequences of the purchase, ownership and disposition of the notes and certificates by investors that are subject to special treatment under the Federal income tax laws, including banks and thrifts, insurance companies, regulated investment companies, dealers in securities, holders that will hold the notes or certificates as a position in a “straddle” for tax purposes or as a part of a “synthetic security” or “conversion transaction” or other integrated investment comprised of the notes or certificates and one or more other investments, trusts and estates and pass-through issuers, the equity holders of which are any of these specified investors. In addition, the discussion regarding the notes and certificates is limited to the Federal income tax consequences of the initial investors and not a purchaser in the secondary market and to investors who have purchased notes and who hold those notes as capital assets within the meaning of Section 1221 of the Code.

      Each issuer will be provided with an opinion of Mayer, Brown, Rowe & Maw LLP regarding certain Federal income tax matters discussed below. An opinion of Mayer, Brown, Rowe & Maw LLP, however, is not binding on the Internal Revenue Service, called the “IRS,” or the courts. Moreover, there are no cases or IRS rulings on similar transactions involving both debt and equity interests issued by an issuer with terms similar to those of the notes and the certificates. As a result, the IRS may disagree with all or a part of the discussion below. No ruling on any of the issues discussed below will be sought from the IRS. For purposes of the following summary, references to the issuer, the notes, the certificates and related terms, parties and documents refer, unless otherwise specified, to each issuer and the notes, certificates and related terms, parties and documents applicable to that issuer.

Tax Characterization of the Issuer

      Mayer, Brown, Rowe & Maw LLP is of the opinion that the issuer will not be an association (or publicly traded partnership) taxable as a corporation for Federal income tax purposes. This opinion is based on the assumption of compliance by all parties with the terms of the issuer agreement and related documents.

      If the issuer were taxable as a corporation for Federal income tax purposes, the issuer would be subject to corporate income tax on its taxable income. The issuer’s taxable income would include all its income on the receivables, possibly reduced by its interest expense on the notes. Any corporate income tax imposed on the issuer could materially reduce cash available to make payments on the notes and distributions on the certificates, and certificateholders could be liable for any tax that is unpaid by the issuer.

Tax Consequences to Holders of the Notes

      Treatment of the Notes as Indebtedness. The issuer will agree, and if you purchase notes, you will agree by your purchase of the notes, to treat the notes as debt for Federal, state and local income and franchise tax purposes. Mayer, Brown, Rowe & Maw LLP is of the opinion that the notes will be classified as debt for Federal income tax purposes. The discussion below assumes the notes are classified as debt for Federal income tax purposes.

      OID, Indexed Securities, etc. The discussion below assumes that all payments on the notes are denominated in U.S. dollars, and that the notes are not indexed securities or strip notes. Additionally, the discussion assumes that the interest formula for the notes meets the requirements for “qualified stated interest” under Treasury regulations, called the “OID Regulations,” relating to original issue discount, or “OID.” This discussion assumes that any OID on the notes is a de minimis amount, within the meaning of the OID Regulations. Under the OID Regulations, the notes will have OID to the extent the principal amount of the notes exceeds their issue price. Further, if the notes have any OID, it will be de minimis if it is less than 1/4% of the principal amount of the notes multiplied by the number of full years included in their term. If these conditions are not satisfied for any given series of notes and as a result the notes are treated as issued with OID, additional tax considerations for these notes will be disclosed in the applicable prospectus supplement.

      Interest Income on the Notes. Based on the above assumptions, except as discussed below, the notes will not be considered issued with OID. If you buy notes, you will be required to report as ordinary interest income the stated interest on the notes when received or accrued in accordance with your method of tax accounting. Under the OID Regulations, if you hold a note issued with a de minimis amount of OID, you must include this OID in income, on a pro rata basis, as principal payments are made on the note. If you purchase a note in the secondary market for more or less than its principal amount, you will generally be subject, respectively, to the premium amortization or market discount rules of the Code.

      If you have purchased a note that has a fixed maturity date of not more than one year from the issue date of the note, called a “Short-Term Note”, you may be subject to special rules. Under the OID Regulations, all stated interest on a Short-Term Note will be treated as OID. If you are an accrual basis holder of a Short-Term Note or a cash basis holder specified in Section 1281 of the Code, including regulated investment companies, you will generally be required to report interest income as OID accrues on a straight-line basis over the term of each interest period. If you are a cash basis holder of a Short-Term Note other than those specified in Section 1281, you will, in general, be required to report interest income as interest is paid, or, if earlier, upon the taxable disposition of the Short-Term Note. However, if you are a cash basis holder of a Short-Term Note reporting interest income as it is paid, you may be required to defer a portion of any interest expense otherwise deductible on indebtedness incurred to purchase or carry the Short-Term Note. This interest expense would be deferred until the taxable disposition of the Short-Term Note. If you are a cash basis taxpayer, you may elect under Section 1281 of the Code to accrue interest income on all nongovernment debt obligations with a term of one year or less. If you have so elected, you would include OID on the Short-Term Note in income as it accrues, but you would not be subject to the interest expense deferral rule. Special rules not discussed in this summary apply to a Short-Term Note purchased for more or less than its principal amount.

      Sale or Other Disposition. If you sell a note, you will recognize gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in the note. The adjusted tax basis of a note will equal your cost for the note, increased by any market discount, OID and gain previously included in your income with respect to the note and decreased by the amount of premium, if any, previously amortized and by the amount of principal payments you have previously received on the note. Any gain or loss will be capital gain or loss, except for gain representing accrued interest and accrued market discount not previously included in income. Capital losses generally may be used by a corporate taxpayer only to offset capital gains, and by an individual taxpayer only to the extent of capital gains plus $3,000 of other income. In the case of an individual taxpayer, any capital gain on the sale of a note will be taxed at the taxpayer’s ordinary income tax rate if the note is held for not more than 12 months and at a maximum rate of 20% if the note is held for more than 12 months.

      Foreign Holders. If you are a nonresident alien, foreign corporation or other non-United States person, called a “foreign person”, any interest paid to or accrued by you (including OID) generally will be considered “portfolio interest” and generally will not be subject to U.S. Federal income tax and withholding tax provided that: the income is effectively connected with your conduct of a trade or business carried on in the United States and:

(i) you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of us (or of a profits or capital interest in the issuer if characterized as a partnership);

(ii) you are not a controlled foreign corporation that is related to us (or the issuer if treated as a partnership) through stock ownership;

(iii) you are not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

(iv) the interest is not contingent interest described in Section 871(h)(4) of the Code.

      To qualify for this exemption from taxation, you, or a financial institution holding the note on your behalf, must provide, in accordance with specified procedures, a paying agent of the issuer with a statement to the effect that you are not a U.S. person. Currently these requirements will be met if you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN), or if a financial institution holding the note on your behalf certifies, under penalties of perjury, that the required statement has been received by it and furnishes a paying agent with a copy of the statement.

      If you are a foreign person and interest paid or accrued to you is not “portfolio interest,” then it will be subject to a 30% withholding tax unless you provide the issuer or its paying agent, as the case may be, with a properly executed:

•	IRS Form W-8BEN, claiming an exemption from withholding tax or a reduction in withholding tax under the benefit of a tax treaty, or

•	IRS Form W-8ECI, stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

      If you are a foreign person engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of the trade or business, although you will be exempt from the withholding tax discussed above, you will be subject to United States Federal income tax on your interest on a net income basis in the same manner as if you were a United States person. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30%, or lower treaty rate, of your effectively connected earnings and profits for the taxable year, subject to adjustments.

      If you are a foreign person, any capital gain realized by you on the sale, redemption, retirement or other taxable disposition of a note by you will be exempt from United States Federal income and withholding tax; provided that:

•	the gain is not effectively connected with the conduct of a trade or business in the United States by you, and

•	if you are an individual foreign person, you have not been present in the United States for 183 days or more in the taxable year.

      Backup Withholding. If you are not an exempt holder, including a corporation, tax-exempt organization, qualified pension and profit-sharing issuer, individual retirement account or nonresident alien who provides certification as to status as a nonresident, you will be required to provide, under penalties of perjury, a certificate containing your name, address, correct federal taxpayer identification number and a statement that you are not subject to backup withholding. If you are not an exempt holder and you fail to provide the required certification, the issuer will be required to withhold a percentage of the amount otherwise payable to you, and remit the withheld amount to the IRS as a credit against your Federal income tax liability. A backup withholding rate of 28% is in effect for the taxable years 2004 and thereafter. Under current law, the backup withholding rate will be increased to 31% for payments made after the taxable year 2010. Information returns will be sent annually to the IRS and to each note holder setting forth the amount of interest paid on the notes owned by that note holder and the amount of tax withheld on those payments.

      Possible Alternative Treatments of the Notes. If, contrary to the opinion of Mayer, Brown, Rowe & Maw LLP, the IRS successfully asserted that one or more of the notes did not represent debt for Federal income tax purposes, the notes might be treated as equity interests in the issuer. In this case, the issuer would be treated as a partnership. This partnership would not, however, be treated as a publicly traded partnership taxable as a corporation because it would meet certain qualifying income tests. Nonetheless, treatment of the notes as equity interests in a partnership could have adverse tax consequences to you. For example, if you are a foreign person, income to you might be subject to U.S. tax and U.S. tax return filing and withholding requirements, and if you are an individual holder, you might be subject to certain limitations on your ability to deduct your share of issuer expenses.

Tax Consequences to Holders of the Certificates

      The following discussion applies only to the extent certificates are offered in a related prospectus supplement. Until that time, because the certificates will be held solely by us or one of our affiliates, under current Treasury regulations, an issuer of certificates will be disregarded as an entity separate from us or one of our affiliates, for Federal income tax purposes.

      Treatment of the Issuer as a Partnership. We will agree, and you will agree by your purchase of certificates, to treat the issuer as a partnership for purposes of Federal and state income tax, franchise tax and any other tax measured in whole or in part by income. The assets of the partnership will be the assets held by the issuer, the partners of the partnership will be the certificateholders, including us in our capacity as recipient of distributions from any account specified in the related prospectus supplement in which we have an interest, and the notes will be debt of the partnership. However, the proper characterization of the arrangement involving the issuer, the certificates, the notes and us is not clear because there is no authority on transactions closely comparable to this arrangement.

      A variety of alternative characterizations are possible. For example, because the certificates have certain features characteristic of debt, the certificates might be considered our debt or debt of the issuer. This characterization should not result in materially adverse tax consequences to certificateholders compared to the consequences from treatment of the certificates as equity in a partnership, described below. The following discussion assumes that the certificates represent equity interests in a partnership.

      Indexed Securities, etc. The following discussion assumes that all payments on the certificates are denominated in U.S. dollars, none of the certificates are indexed securities or strip certificates and a series of securities includes a single class of certificates. If these conditions are not satisfied with respect to any given series of certificates, additional tax considerations for those certificates will be disclosed in the applicable prospectus supplement.

      Partnership Taxation. As a partnership, the issuer will not be subject to Federal income tax. Rather, you will be required to separately take into account your accruals of guaranteed payments from the issuer and your allocated share of other income, gains, losses, deductions and credits of the issuer. The issuer’s income will consist primarily of interest and finance charges earned on the receivables, including appropriate adjustments as necessary for market discount, OID and premium, and any gain upon collection or disposition of receivables. The issuer’s deductions will consist primarily of interest accruing on the notes, guaranteed payments on the certificates, servicing and other fees, and losses or deductions upon collection or disposition of receivables.

      Under the trust agreement or limited liability company agreement, as applicable, interest payments on the certificates, including interest on amounts previously due on the certificates but not yet distributed, will be treated as “guaranteed payments” under Section 707(c) of the Code. Guaranteed payments are payments to partners for the use of their capital and, in the present circumstances, are treated as deductible to the issuer and as ordinary income to you. The issuer will have a calendar year tax year and will deduct the guaranteed payments under the accrual method of accounting. If you use a calendar year tax year, you will be required to include the accruals of guaranteed payments in income in your taxable year that corresponds to the year in which the issuer deducts the payments. If you use a taxable year other than a calendar year, you will be required to include the payments in income in your taxable year that includes the December 31 of the calendar year in which the issuer deducts the payments. It is possible that guaranteed payments will not be treated as interest for all purposes of the Code.

      In addition, the trust agreement or limited liability company agreement, as applicable, will provide, in general, that you will be allocated taxable income of the issuer for each calendar month equal to the sum of:

•	any issuer income attributable to discount on the receivables that corresponds to any excess of the principal amount of the certificates over their initial issue price;

•	prepayment premium, if any, payable to you for such month; and

•	any other amounts of income payable to you for the month.

      This allocation will be reduced by any amortization by the issuer of premium on receivables corresponding to any excess of the issue price of certificates over their principal amount. All remaining items of income, gain, loss and deduction of the issuer will be allocated to us.

      Based upon the economic arrangement of the parties, this approach for accruing guaranteed payments and allocating issuer income should be permissible under applicable Treasury regulations. However, no assurance can be given that the IRS would not require a greater amount of income to be allocated to you. Moreover, even under the method of allocation described above, you may be subject to tax on income equal to the interest rate on the certificates plus the other items described above even though the issuer might not have sufficient cash to make current cash distributions of this amount. Thus, if you are a cash basis taxpayer, you will in effect be required to report income from the certificates on the accrual basis and you may become liable for taxes on issuer income even if you have not received cash from the issuer to pay those taxes. In addition, because tax allocations and tax reporting will be done on a uniform basis for all certificateholders but certificateholders may be purchasing certificates at different times and at different prices, you may be required to report on your tax returns taxable income that is greater or less than the amount reported to you by the issuer.

      Most of the guaranteed payments and taxable income allocated to a certificateholder that is a pension, profit-sharing or employee benefit plan or other tax-exempt issuer, including an individual retirement account, will constitute “unrelated debt-financed income” generally taxable to the holder under the Code.

      Your share of expenses of the issuer, including fees to the servicer but not interest expense, would be miscellaneous itemized deductions. These deductions might be disallowed to you in whole or in part and, as a result, you might be taxed on an amount of income that exceeds the amount of cash actually distributed to you over the life of the issuer. It is not clear if these rules would apply to a certificateholder who accrues guaranteed payments.

      The issuer intends to make all tax calculations for income and allocations to certificateholders on an aggregate basis. If the IRS were to require that these calculations be made separately for each receivable, the issuer might be required to incur additional expense, but it is believed that there would not be a material adverse effect to you.

      Discount and Premium. The purchase price paid by the issuer for the receivables may be greater or less than the remaining principal balance of the receivables at the time of purchase. If so, the receivables will have been acquired at a premium or discount, respectively. As indicated above, the issuer will make this calculation on an aggregate basis, but might be required to recompute it on a receivable-by-receivable basis.

      If the issuer acquires the receivables at a market discount or premium, the issuer will elect to include any discount in income currently as it accrues over the life of the receivables or to offset any premium against interest income on the receivables. As indicated above, a portion of any market discount income or premium deduction may be allocated to you.

      Section 708 Termination. Under Section 708 of the Code, the issuer will be deemed to terminate for Federal income tax purposes if 50% or more of the capital and profits interests in the issuer are sold or exchanged within a 12-month period. Under current Treasury regulations, if a termination occurs, the issuer will be considered to have contributed the assets of the issuer, constituting the old partnership, to a new partnership in exchange for interests in the new partnership. Such interest would be deemed distributed to the partners of the old partnership in liquidation thereof. The issuer will not comply with certain technical requirements that might apply if a constructive termination occurs. As a result, the issuer may be subject to certain tax penalties and may incur additional expenses if it is required to comply with those requirements. Furthermore, the issuer might not be able to comply due to lack of data.

      Disposition of Certificates. Generally, you will recognize capital gain or loss on a sale of certificates in an amount equal to the difference between the amount realized and your tax basis in the certificates sold. Your tax basis in a certificate will generally equal your cost for the certificate increased by your share of issuer income and accruals of guaranteed payments (includible in income) and decreased by any distributions received by you with respect to the certificate. In addition, both the tax basis in the certificates and the amount realized on a sale of a certificate would include your share of the notes and other liabilities of the issuer. If you acquire certificates at different prices, you may be required to maintain a single aggregate adjusted tax basis in the certificates, and, upon sale or other disposition of some of the certificates, allocate a pro rata portion of the aggregate tax basis to the certificates sold rather than maintaining a separate tax basis in each certificate for purposes of computing gain or loss on a sale of that certificate.

      Any gain on the sale of a certificate attributable to your share of unrecognized accrued market discount on the receivables would generally be treated as ordinary income to you and would give rise to special tax reporting requirements. The issuer does not expect to have any other assets that would give rise to these special reporting requirements. Thus, to avoid those special reporting requirements, the issuer will elect to include market discount in income as it accrues.

      If you are required to recognize an aggregate amount of income, not including income attributable to disallowed itemized deductions described above, over the life of the certificates that exceeds the aggregate cash distributions paid to you on the certificates, this excess will generally give rise to a capital loss upon the retirement of the certificates.

      Allocations Between Transferors and Transferees. In general, the issuer’s taxable income and losses will be determined monthly and the tax items and accruals of guaranteed payments for a particular calendar month will be apportioned among the certificateholders in proportion to the principal amount of certificates owned by them as of the close of the last day of the month. As a result, you may be allocated tax items and accruals of guaranteed payments, which will affect your tax liability and tax basis, attributable to periods before you purchased your certificates.

      The use of a monthly convention may not be permitted by existing regulations. If a monthly convention is not allowed, or only applies to transfers of less than all of the partner’s interest, taxable income or losses and accruals of guaranteed payments of the issuer might be reallocated among the certificateholders. We are authorized to revise the issuer’s method of allocation between transferors and transferees to conform to a method permitted by future Treasury regulations.

      Section 754 Election. If a certificateholder sells its certificates at a profit (loss), the purchasing certificateholder will have a higher (lower) basis in the certificates than the selling certificateholder had. The tax basis of the issuer’s assets will not be adjusted to reflect that higher (or lower) basis unless the issuer were to file an election under Section 754 of the Code. In order to avoid the administrative complexities that would be involved in keeping accurate accounting records, as well as potentially onerous information reporting requirements, the issuer will not make this election. As a result, you might be allocated a greater or lesser amount of issuer income than would be appropriate based upon your own purchase price for certificates.

      Administrative Matters. The trustee or managing member, as applicable, is required to keep or have kept complete and accurate books of the issuer. These books will be maintained for financial reporting and tax purposes on an accrual basis and the fiscal year of the issuer will be the calendar year. The trustee or managing member, as applicable, will file a partnership information return on IRS Form 1065 with the IRS for each taxable year of the issuer and will report each certificateholder’s accruals of guaranteed payments and allocable share of items of issuer income and expense to certificateholders and the IRS on Schedule K-1. The issuer will provide the Schedule K-1 information to nominees that fail to provide the issuer with the information statement described below and these nominees will be required to forward such information to the beneficial owners of the certificates. Generally, you must file tax returns that are consistent with the information return filed by the issuer or be subject to penalties unless you notify the IRS of all inconsistencies.

      Under Section 6031 of the Code, any person that holds certificates as a nominee at any time during a calendar year is required to furnish the issuer with a statement containing certain information on the nominee, the beneficial owners and the certificates so held. This information includes the name, address and taxpayer identification number of the nominee, and, as to each beneficial owner:

•	the name, address and taxpayer identification number of that person,

•	whether that person is a United States person, a tax-exempt entity or a foreign government, an international organization, or any wholly-owned agency or instrumentality of a foreign government or an international organization, and

•	certain information on certificates that were held, bought or sold on behalf of that person throughout the year.

      In addition, brokers and financial institutions that hold certificates through a nominee are required to furnish directly to the issuer information regarding themselves and their ownership of certificates. A clearing agency registered under Section 17A of the Securities Exchange Act is not required to furnish this information statement to the issuer. The information referred to above for any calendar year must be furnished to the issuer on or before the following January 31. Nominees, brokers and financial institutions that fail to provide the issuer with the information described above may be subject to penalties.

      We will be designated as the tax matters partner in the trust agreement or limited liability company agreement, as applicable, and, therefore, will be responsible for representing you in any dispute with the IRS. The Code provides for administrative examination of a partnership as if the partnership were a separate and distinct taxpayer. Generally, the statute of limitations for partnership items does not expire before three years after the date on which the partnership information return is filed. Any adverse determination following an audit of the return of the issuer by the appropriate taxing authorities could result in an adjustment of your tax returns, and, under certain circumstances, you may be precluded from separately litigating a proposed adjustment to the items of the issuer. An adjustment could also result in an audit of your tax returns and adjustments of items not related to the income and losses of the issuer.

      Tax Consequences to Foreign Certificateholders. It is not clear whether the issuer would be considered to be engaged in a trade or business in the United States for purposes of Federal withholding taxes on non-U.S. persons because there is no clear authority dealing with this issue under facts substantially similar to ours. Although it is not expected that the issuer would be engaged in a trade or business in the United States for these purposes, the issuer will withhold as if it were so engaged in order to protect the issuer from possible adverse consequences of a failure to withhold. The issuer expects to withhold pursuant to Section 1446 of the Code, on the portion of its taxable income allocable to foreign certificateholders as if this income were effectively connected to a U.S. trade or business, at the taxpayer’s ordinary income tax rate. Subsequent adoption of Treasury regulations or the issuance of other administrative pronouncements may require the issuer to change its withholding procedures. In determining a certificateholder’s nonforeign status, the issuer may rely on IRS Form W-8BEN, IRS Form W-9 or the certificateholder’s certification of nonforeign status signed under penalties of perjury.

      Each foreign certificateholder might be required to file a U.S. individual or corporate income tax return and pay U.S. income tax on the amount computed therein, including, in the case of a corporation, the branch profits tax, on its share of accruals of guaranteed payments and the issuer’s income. Each foreign certificateholder must obtain a taxpayer identification number from the IRS and submit that number to the issuer on Form W-8BEN in order to assure appropriate crediting of the taxes withheld. A foreign certificateholder generally would be entitled to file with the IRS a claim for refund for taxes withheld by the issuer, taking the position that no taxes were due because the issuer was not engaged in a U.S. trade or business. However, the IRS may assert that additional taxes are due, and no assurance can be given as to the appropriate amount of tax liability.

      Backup Withholding. Distributions made on the certificates and proceeds from the sale of the certificates will be subject to a backup withholding tax at a current rate of 28% if, as discussed above in connection with the notes, you fail to comply with certain identification procedures, unless you are an exempt recipient under applicable provisions of the Code. See “Tax Consequences to Holders of the Notes — Backup Withholding.”

STATE TAX CONSEQUENCES

      The above discussion does not address the tax consequences of the purchase, ownership or disposition of the notes or certificates under any state or local tax law. We suggest that you consult your own tax advisors regarding the state and local tax consequences of the purchase, ownership and disposition of the notes and certificates.

ERISA CONSIDERATIONS

      Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 4975 of the Code prohibit a pension, profit-sharing or other employee benefit plan, as well as individual retirement accounts and specified types of Keogh Plans and collective investment funds or insurance company general or separate accounts in which these plans and accounts are invested (we refer to each of these as a “Benefit Plan”) from engaging in specified transactions with persons that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to that Benefit Plan. A violation of these “prohibited transaction” rules may result in an excise tax or other penalties and liabilities under ERISA and the Code for these persons. The acquisition or holding of securities by a Benefit Plan could be considered to give rise to a prohibited transaction if the issuer, the seller, the originator, the servicer, the sub-servicer, the underwriters, the trustee, the managing member or the indenture trustee or any of their respective affiliates is or becomes a party in interest or a disqualified person with respect to that Benefit Plan.

      In addition, transactions involving the issuer might be deemed to constitute prohibited transactions under ERISA and the Code with respect to a Benefit Plan that purchased securities if assets of the issuer were deemed to be assets of the Benefit Plan. Under a regulation issued by the U.S. Department of Labor, the assets of the issuer would be treated as plan assets of a Benefit Plan for the purposes of ERISA and the Code only if the Benefit Plan acquired an “equity interest” in the issuer and none of the exceptions contained in the plan assets regulation applied. An equity interest is defined under the plan assets regulation as an interest other than an instrument that is treated as indebtedness under applicable local law and that has no substantial equity features. It is likely that the certificates will be treated as an equity interest for these purposes. For additional information regarding the equity or debt treatment of notes, see “ERISA Considerations” in the prospectus supplement.

      Without regard to whether the notes are treated as an equity interest for these purposes, the acquisition or holding of notes by or on behalf of a Benefit Plan could be considered to give rise to a prohibited transaction if the servicer, the seller, the issuer, the subservicer, the underwriters, the owner trustee, or the managing member, as applicable, the transferor, the indenture trustee or any of their respective affiliates is or becomes a party in interest or a disqualified person with respect to that Benefit Plan. Exemptions from the prohibited transaction rules could apply to the purchase and holding of the notes by a Benefit Plan depending on the type and circumstances of the plan fiduciary making the decision to acquire the notes. These exemptions include: Prohibited Transaction Class Exemption (“PTCE”) 96-23, regarding transactions effected by “in-house asset managers”; PTCE 95-60, regarding investments by insurance company general accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 90-1, regarding investments by insurance company pooled separate accounts; and PTCE 84-14, regarding transactions effected by “qualified professional asset managers”. Each purchaser of debt securities will be deemed to represent that either (a) it is not acquiring the securities with the assets of a Benefit Plan or (b) the acquisition and holding of the securities will not give rise to a nonexempt prohibited transaction under Section 406(a) of ERISA or Section 4975 of the Code.

      Employee Benefit Plans that are governmental plans as defined in Section 3(32) of ERISA and specified church plans as defined in Section 3(33) of ERISA are not subject to the ERISA requirements discussed above, however, governmental plans may be subject to comparable state law restrictions.

      We suggest that a fiduciary considering the purchase of securities on behalf of a Benefit Plan consult with its ERISA advisors and refer to the prospectus supplement regarding whether the assets of the issuer would be considered plan assets, the possibility of exemptive relief from the prohibited transaction rules and other issues and their potential consequences.

PLAN OF DISTRIBUTION

      We will enter into one or more underwriting agreements with respect to the notes of each series and an underwriting agreement with respect to the certificates of a given series, if offered under this prospectus. In each underwriting agreement, we will agree to cause the related issuer to sell to the underwriters, and each of the underwriters will severally agree to purchase, the principal amount of each class of notes and certificates, as the case may be, of the related series set forth in the underwriting agreement and in the related prospectus supplement. In each of the underwriting agreements with respect to any given series of securities, the several underwriters will agree, subject to the terms and conditions set forth therein, to purchase all the notes and certificates, as the case may be, described therein which are offered hereby and by the related prospectus supplement if any of such notes and certificates, as the case may be, are purchased.

      Each prospectus supplement will either set forth the price at which each class of notes and certificates, as the case may be, being offered thereby will be offered to the public and any concessions that may be offered to certain dealers participating in that offering, or specify that the related notes and certificates are to be resold by the underwriters in negotiated transactions at varying prices to be determined at the time of such sale. After the initial public offering of any notes and certificates the public offering prices and concessions may be changed.

      Each underwriting agreement will provide that we and GE Capital will indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments the several underwriters may be required to make in respect thereof.

      Each issuer may, from time to time, invest the funds in its issuer accounts in eligible investments acquired from underwriters.

      Pursuant to each of the underwriting agreements with respect to a given series of securities, the closing of the issuance of each class of securities subject to any of those agreements will be conditioned on the closing of the sale of all other classes subject to any of those agreements. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the related prospectus supplement.

LEGAL OPINIONS

      Certain legal matters relating to the securities of any series will be passed upon for the related trust, us and the servicer by Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois and New York, New York. Certain legal matters relating to the securities of any series will be passed upon for the underwriters by McKee Nelson LLP. Certain federal income tax and other matters will be passed upon for each issuer by Mayer, Brown, Rowe & Maw LLP.

WHERE YOU CAN FIND MORE INFORMATION

      We filed a registration statement relating to the securities with the Securities and Exchange Commission. This prospectus is part of the registration statement, but the registration statement includes additional information.

      We will file with the SEC all required annual, monthly and special SEC reports and other information about any issuer we originate.

      You may read and copy any reports, statements or other information we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site (http://www.sec.gov.).

      The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. Any information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update the information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the accompanying prospectus supplement. We incorporate by reference any future annual, monthly and special SEC reports and proxy materials filed by or on behalf of any issuer until we terminate offering the securities.

      We have not been, nor are we currently, required to file reports pursuant to Section 13(a) or 15(d) of the Securities Exchange Act, except for the filing of Current Reports on Form 8-K in connection with the issuers we originate. These Current Reports are also incorporated into this prospectus by reference and made a part hereof.

      As a recipient of this prospectus, you may request a copy of any document we incorporate by reference, except exhibits to the documents (unless the exhibits are specifically incorporated by reference), at no cost, by writing or calling:

GE Commercial Finance Capital Markets Group
3001 Summer Street
Stamford, CT 06927
Norwalk, CT 06851
Attention: Manager, Investment Relations
Telephone: (203) 357-4328

INDEX OF TERMS

      Set forth below is a list of the defined terms used in this prospectus and the pages on which the definitions of such terms may be found herein.

Benefit Plan	49
CEF	15
Clearstream	27
Code	42
Documentable Vessels	39
DTC	27
Equipment Loans	12
ERISA	49
Euroclear	27
Euroclear Operator	27
foreign person	44
GE Capital	19
IRS	43
LIBOR	25
OID	43
OID Regulations	43
Permitted Investments	33
PTCE	50
Short-Term Note	43
UCC Vessels	39

GE Commercial Equipment Financing LLC, Series 2005-1

Issuer

CEF Equipment Holding, L.L.C.

Seller

General Electric Capital Corporation

Originator and Servicer

$140,000,000 Class A-1 Asset Backed Notes
$130,000,000 Class A-2 Asset Backed Notes
$105,000,000 Class A-3a Asset Backed Notes
$105,000,000 Class A-3b Asset Backed Notes
$131,548,000 Class A-4 Asset Backed Notes
$ 24,527,000 Class B Asset Backed Notes
$ 17,987,000 Class C Asset Backed Notes

PROSPECTUS SUPPLEMENT

Joint Bookrunners

Morgan Stanley
Lehman Brothers

Co-Manager

Deutsche Bank Securities

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with other or different information.

We are not offering the notes in any jurisdiction where the offer is not permitted.

Until                     , 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and regarding their unsold allotments or subscriptions.